Filed Pursuant to Rule 424(b)(3)
Registration No. 333-203257

National Western Life Insurance Company

PROXY STATEMENT/PROSPECTUS
A REORGANIZATION IS PROPOSED-YOUR VOTE IS VERY IMPORTANT
April 30, 2015
To Our Shareholders:
We cordially invite you to attend the 2015 Annual Meeting of Shareholders of National Western Life Insurance Company (“we,” “us,” “our” or “NWLIC”) to be held on June 19, 2015 at 9 a.m., local time, at the Moody Gardens Hotel at Seven Hope Boulevard, Galveston, Texas 77554.
At the annual meeting, in addition to electing directors and ratifying the appointment of our independent registered public accounting firm, you will be asked to consider and vote on a proposal to reorganize our company into a holding company pursuant to which our present company will become a subsidiary of a newly formed Delaware corporation named National Western Life Group, Inc., which we refer to in this proxy statement/prospectus as “Newco,” and you will become a shareholder of Newco. We refer to this proposal in the proxy statement/prospectus as the “Reorganization Proposal.” You will also be asked to approve two additional proposals. The first is to elect 10 members to our board of directors. The second is to ratify the appointment of BKD, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.
Upon completion of the reorganization described above, Newco will, in effect, replace NWLIC as the publicly held corporation. Newco and its subsidiaries will conduct all of the operations we currently conduct. Implementing the holding company structure will provide us with strategic, operational and financing flexibility, and incorporating the new holding company in Delaware will allow us to take advantage of the flexibility, predictability and responsiveness that Delaware corporate law provides.
In the reorganization, your existing shares of our Class A and Class B common stock will be converted automatically into shares of Newco Class A and Class B common stock, respectively. You will own the same number of shares of Newco Class A and Class B common stock as you now own of our common stock, and your shares will represent the same ownership percentage of Newco as you have of us. In addition, the reorganization generally will be tax-free for our shareholders. Your rights as a shareholder of Newco will be substantially the same as your rights as a shareholder of NWLIC, subject to certain differences described herein.
We expect the shares of Newco Class A common stock to trade under the ticker symbol “NWLI” on the NASDAQ Stock Market (“NASDAQ”), the same ticker symbol currently used for the trading of NWLIC’s Class A common stock on NASDAQ. On April 2, 2015, the last trading day before the announcement of the Reorganization Proposal, the closing price per share of NWLIC’s Class A common stock was $256.10. On April 22, 2015, the most recent trading day for which prices were available, the closing price per share of NWLIC’s Class A common stock was $246.80. There is no established public trading market for the NWLIC’s Class B common stock, and we do not expect there to be an established trading market for Newco’s Class B common stock.
In order to implement the Reorganization Proposal, we need shareholders to adopt and approve the related Agreement and Plan of Merger (the “Reorganization Agreement”). Our Board of Directors has carefully considered the Reorganization Agreement, which provides for the merger of NWLIC and a subsidiary of Newco called NWLIC MergerCo, Inc., and the related transactions described in this proxy statement/prospectus, and the Board of Directors believes that they are advisable, fair to, and in the best interest of our shareholders, and recommends that you vote “FOR” the Reorganization Proposal and “FOR” the other proposals described in this proxy statement/prospectus. Because adoption of the Reorganization Proposal requires the affirmative vote of holders of at least two-thirds of the outstanding shares of each of the Class A Stock and Class B Stock at the annual meeting, your vote is important, no matter how many or how few shares you may own. Whether or not you plan to attend the annual meeting, please take the time to vote by completing, signing and mailing the enclosed proxy card in the postage-paid envelope provided or by voting by telephone or over the Internet.
Our Board of Directors and management look forward to greeting those of you who are able to attend the annual meeting. For additional information about NWLIC, please see the enclosed annual report on Form 10-K for the fiscal year ended December 31, 2014. The accompanying notice of meeting and this proxy statement/prospectus provide specific information about the annual meeting and explain the various proposals. Please read these materials carefully. In particular, you should consider the discussion of risk factors beginning on page 8 before voting on the Reorganization Proposal.
Thank you for your continued support of and interest in our company.

Sincerely,

/S/ Robert L. Moody
Robert L. Moody
Chairman of the Board
and Chief Executive Officer

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated April 30, 2015 and is being first sent to NWLIC shareholders on or about May 4, 2015.

National Western Life Insurance Company
850 East Anderson Lane
Austin, Texas 78752-1602
(512) 836-1010

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of National Western Life Insurance Company:

The 2015 Annual Meeting of Shareholders (“Annual Meeting”) of National Western Life Insurance Company (the “Company” or “NWLIC”) will be held on Friday, June 19, 2015 at the Moody Gardens Hotel at Seven Hope Boulevard, Galveston, Texas 77554 at 9:00 a.m. local time for the following purposes:

1.To consider and vote upon a proposal, which we refer to as the “Reorganization Proposal,” approving the Agreement and Plan of Merger, dated as of April 6, 2015, by and among National Western Life Insurance Company, National Western Life Group, Inc. and NWLIC MergerCo, Inc., which agreement is included in the accompanying proxy statement/prospectus as Annex I;

2.    To elect four designees of holders of Class A Stock and six designees of holders of Class B Stock, for a total of 10 members to the board of directors of NWLIC, who shall hold office until the next annual shareholders’ meeting or until their respective successors have been elected or appointed;

3.    To ratify the appointment of the firm of BKD, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

4.    To transact other business that may properly come before the Annual Meeting, or any adjournment or adjournments thereof.

These items are fully described in the proxy statement, which is part of this notice. The Company has not received notice of other matters that may be properly presented at the Annual Meeting.

Pursuant to the rules of the Securities and Exchange Commission, NWLIC has elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, beginning on or about May 4, 2015, a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners as of the record date of April 20, 2015. All shareholders and beneficial owners will have the ability to access all of the proxy materials on a website referenced in the Notice of Internet Availability of Proxy Materials as of the date of mailing of the Notice of Internet Availability of Proxy Materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS: Copies of the proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2014, are available at http://www.cstproxy.com/nationalwesternlife/2015.

The Board of Directors of the Company has fixed the close of business on April 20, 2015 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.  A complete list of shareholders will be open to examination by any shareholder for any purpose germane to the Annual Meeting between the hours of 9:00 a.m. and 5:00 p.m., local time, at the offices of the Company at 850 East Anderson Lane, Austin, Texas 78752-1602 for ten days prior to the Annual Meeting.  If you would like to view the shareholder list, please call the Company Secretary at (512) 836-1010 to schedule an appointment.  The list will also be available at the Annual Meeting and may be inspected by any shareholder who is present.

Regardless of the number of shares of National Western Life Insurance Company common stock you hold, as a shareholder your vote is important and the Board of Directors of the Company strongly encourages you to exercise your right to vote.  To ensure your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting.

By Order of the Board of Directors

April 30, 2015	/S/ Rey Perez
Rey Perez
Senior Vice President - Chief Legal Officer and Secretary

IMPORTANT

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON ARE URGED TO VOTE VIA THE INTERNET OR BY PHONE, OR REQUEST PAPER COPIES OF THE PROXY MATERIALS AND COMPLETE, SIGN, DATE, AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE TO ENSURE ITS ARRIVAL IN TIME FOR THE ANNUAL MEETING.

ADDITIONAL INFORMATION

National Western Life Group, Inc. (“Newco”) has filed a registration statement on Form S-4 to register with the SEC the shares of Class A and Class B common stock of Newco into which each outstanding share of Class A and Class B common stock, respectively, of NWLIC will be converted automatically in the reorganization described herein. This proxy statement/prospectus is part of that registration statement and constitutes a prospectus of Newco in addition to being a proxy statement of NWLIC for the annual meeting.
The SEC allows us to “incorporate by reference” information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately by NWLIC with the SEC. This proxy statement/prospectus incorporates important business and financial information about NWLIC from its annual report on Form 10-K for the year ended December 31, 2014 and from other documents that are not included in or being delivered with this proxy statement/prospectus. The information incorporated by reference is deemed to be part of this proxy statement/prospectus except for any information superseded by information in this proxy statement/prospectus or in any document subsequently filed with the SEC that is also incorporated by reference. See “Documents Incorporated by Reference” under “Where You Can Find More Information.”
The incorporated information that is not included in or being delivered with this proxy statement/ prospectus is available to you without charge upon your written or oral request. You can obtain any document that is incorporated by reference in this proxy statement/prospectus, excluding all exhibits that have not been specifically incorporated by reference, by requesting it in writing or by telephone from us at the following address or telephone number:
National Western Life Insurance Company
850 East Anderson Lane
Austin, Texas 78752-1602
(512) 836-1010
or by visiting our website at www.nationalwesternlife.com. Information on NWLIC’s website is not incorporated by reference into this proxy statement/prospectus or made a part hereof for any purpose.
You may read and copy any of the information on file with the SEC at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. NWLIC’s SEC filings are also available on the SEC’s website located at http://www.sec.gov.
You should rely only on the information contained in this proxy statement/prospectus or that to which we have referred you. We have not authorized anyone to provide you with any additional information. This proxy statement/prospectus is dated as of the date listed on the cover page. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date and neither the mailing of this proxy statement/prospectus to shareholders, nor the issuance of shares of Newco Class A and Class B common stock in the reorganization, shall create any implication to the contrary.

TABLE OF CONTENTS

PURPOSES OF THE ANNUAL MEETING    1
QUORUM AND VOTING    1
REVOCABILITY OF PROXY    3
SOLICITATION    3
QUESTIONS AND ANSWERS ABOUT THE HOLDING COMPANY REORGANIZATION    4
What is the Reorganization Proposal?    4
Why are you forming a holding company?    4
What will happen to my stock?    4
How will being a Newco stockholder be different from being a NWLIC shareholder?    4
Will the management or the business of the company change as a result of the Reorganization?    4
What will the name of the public company be following the Reorganization?    4
Will the company’s CUSIP number change as a result of the Reorganization?    4
Will I have to turn in my stock certificates?    5
What are the material U.S. federal income tax consequences as a result of the Reorganization?    5
How will the Reorganization be treated for accounting purposes?    5
If the shareholders approve the Reorganization, when will it occur?    5
Do I have dissenters’ (or appraisal) rights?    5
What is the authorized capital of NWLIC and Newco?    5
Whom do I contact if I have questions about the Reorganization Proposal?    5
SUMMARY OF THE REORGANIZATION PROPOSAL    6
The Principal Parties    6
What You Will Receive in the Reorganization (Page 12)    6
Conditions to Completion of the Reorganization (Page 13)    7
Termination of the Reorganization Agreement (Page 14)    7
Board of Directors and Executive Officers of Newco Following the Reorganization (Page 16)    7
Markets and Market Prices    7
Certain Financial Information    7
RISK FACTORS    8
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS    10
PROPOSAL 1: REORGANIZATION    11
Reasons for the Reorganization; Recommendation of our Board of Directors    11
Reorganization Procedure    12
What NWLIC Shareholders Will Receive in the Reorganization    12
NWLIC Stock Options and Other Rights to Receive NWLIC Stock    13
Corporate Name Following the Reorganization    13
No Exchange of Stock Certificates    13
Conditions to Reorganization    13
Effectiveness of Reorganization    13
Amendment of Reorganization Agreement    14
Material U.S. Federal Income Tax Consequences    14
No Compensation Related to the Reorganization    15
Anticipated Accounting Treatment    15
Authorized Capital Stock    15
Listing of Newco Class A Common Stock on the NASDAQ Global Market; De-listing
and De-registration of NWLIC Class A Stock    15
Board of Directors and Executive Officers of Newco Following the Reorganization    16
Independent Registered Public Accounting Firm of Newco    16
Issuances of Newco Class A Common Stock Under the NWLIC Plans    16
Newco Restated Certificate of Incorporation    16
Restrictions on the Sale of Newco Shares    16

Description of Newco Capital Stock	16
General    16
Class A Common Stock    17
Class B Common Stock    17
Anti-Takeover Effects of Certain Provisions of Newco’s Certificate of Incorporation, Bylaws

and Delaware Law    17
Authorized but Unissued Shares of Common Stock and Preferred Stock    18
Advance Notice Requirements for Stockholders Proposals and Director Nominations    18
Amendment to the Restated Certificate of Incorporation and Bylaws    18
Limitation of Director Liability and Indemnification    19
Description of NWLIC Capital Stock    19
General    20
Class A Common Stock    20
Class B Common Stock    20
Limitation of Director Liability and Indemnification    21
PROPOSAL 2: ELECTION OF DIRECTORS    31
Nominees for the Board of Directors    31
EXECUTIVE OFFICERS    34
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS    35
Relationships among Directors and Executive Officers    35
Transactions with Related Persons, Promoters, and Certain Control Persons    36
Review, Approval, and Ratification of Transactions with Related Persons    37
INFORMATION RELATING TO OUR BOARD OF DIRECTORS    37
The Board of Directors    37
Meetings of the Board of Directors    37
Attendance at Annual Meetings of Shareholders    37
Board Leadership / Affirmative Determinations Regarding Director Independence    37
Risk Management    38
Committees of the Board of Directors    38
DIRECTOR NOMINATIONS    39
DIRECTOR QUALIFICATIONS    39
NWLIC Director Nominees    39
COMMUNICATIONS WITH THE BOARD OF DIRECTORS    40
CODE OF ETHICS    40
COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION    40
COMPENSATION DISCUSSION AND ANALYSIS    41
Compensation Committee Report    49
Summary Compensation Table    50
All Other Compensation    51
Grants of Plan-Based Awards    52
Outstanding Equity Awards at December 31, 2014    54
Option Exercises and Stock Vested    56
Pension Benefits    57
Non-Qualified Deferred Compensation    59
Potential Payments Upon Termination or Change in Control    60
Director Compensation    61
PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED    62
Audit Fees    62
AUDIT COMMITTEE REPORT    64
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT    65
Owners of More Than 5% of Our Common Stock    65
Directors and Executive Officers    65
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE    67
OTHER INFORMATION    67
Annual Report to Shareholders    67
Deadlines for Submitting Shareholder Nominations and Proposals    67
VALIDITY OF SHARES    68
EXPERTS    68
WHERE YOU CAN FIND MORE INFORMATION    68
Registration Statement    68
Other SEC Filings    68
Documents Incorporated by Reference    68
Documents Available Without Charge    69
ANNEX I - AGREEMENT AND PLAN OF MERGER

ANNEX II - RESTATED CERTIFICATION OF INCORPORATION
ANNEX III - BYLAWS

National Western Life Insurance Company
850 East Anderson Lane
Austin, Texas 78752-1602
(512) 836-1010

PROXY STATEMENT/PROSPECTUS
2015 ANNUAL MEETING OF SHAREHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS: Copies of this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2014 are available at http://www.cstproxy.com/nationalwesternlife/2015.

This proxy statement/prospectus and the accompanying proxy are being made available to shareholders on or about May 4, 2015 in connection with the solicitation by the Board of Directors (the “Board of Directors”) of National Western Life Insurance Company of proxies to be used at the 2015 Annual Meeting of Shareholders (the “Annual Meeting”) of National Western Life Insurance Company to be held on Friday, June 19, 2015 at the Moody Gardens Hotel at Seven Hope Boulevard, Galveston, Texas 77554 at 9:00 a.m. local time.  Our principal executive offices are located at 850 East Anderson Lane, Austin, Texas 78752-1602.  Unless the context requires otherwise, references in this proxy statement/prospectus to “NWLIC,” “the Company,” “we,” “us,” or “our” refer to National Western Life Insurance Company.

PURPOSES OF THE ANNUAL MEETING
The purposes of the annual meeting are to:

1.
Consider and vote upon a proposal, which we refer to as the “Reorganization Proposal,” approving the Agreement and Plan of Merger, dated as of April 6, 2015, among National Western Life Insurance Company, National Western Life Group, Inc. and NWLIC MergerCo, Inc., which agreement is attached to this proxy statement/prospectus as Annex I (Proposal 1);

2.
Elect four designees of holders of Class A Stock and six designees of holders of Class B Stock, for a total of 10 members to the board of directors of NWLIC, who shall hold office until the next annual shareholders’ meeting or until their respective successors have been elected or appointed (Proposal 2);

3.	Ratify the appointment of the firm of BKD, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 3); and

4.	Transact such other business as may properly come before the meeting or any adjournment thereof.

QUORUM AND VOTING

Holders of record of our Class A common stock, par value $1.00 per share (the “Class A Stock”), and our Class B common stock, par value $1.00 per share (the “Class B Stock” and, together with the Class A Stock, the “Common Stock”), at the close of business on April 20, 2015, will be entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.  As of April 20, 2015, there were 3,436,166 shares of Class A Stock outstanding, held by 3,525 holders of record and 200,000 shares of Class B Stock outstanding, held by two holders of record.  The number of holders of record does not include any beneficial owners for whom shares of Common Stock may be held in “nominee” or “street” name.

Shareholders of record at the close of business on April 20, 2015 will be entitled to vote at the Annual Meeting.  Each shareholder is entitled to one vote per share held by such holder on all matters coming before the Annual Meeting, except as otherwise described below.

The presence, in person or by proxy, of the holders of one-half (1/2) of the total of each of the Class A Stock and the Class B Stock will constitute a quorum at the Annual Meeting.  If a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote thereat, present in person or represented by proxy, have the power to adjourn the Annual Meeting from time to time without further notice, other than announcement at the Annual Meeting, until a quorum is present.  At such reconvened Annual Meeting at which a quorum is present, any business may be transacted as originally noticed.  Abstentions and broker non-votes

(shares held by a broker or nominee that does not have the authority to vote on a matter, and has not received instructions from the beneficial owner) are counted as present in determining whether the quorum requirement is met.

Approval of the Reorganization Proposal. The adoption of the Reorganization Proposal requires the affirmative vote of holders of at least two-thirds of the outstanding shares of each of the Class A Stock and Class B Stock at the annual meeting. Abstentions and broker-non votes will have the same effect as a vote against the Reorganization Proposal.
Election of Directors. Article 4 of our restated articles of incorporation, as amended (as so amended, the "restated articles of incorporation"), provides that the Class A shareholders have the exclusive right to elect one-third (1/3) of the members of our Board of Directors, plus one director for any remaining fraction, and that the Class B shareholders have the exclusive right to elect the remaining members of our Board of Directors. Our Bylaws provide that directors are elected by a plurality vote of each class of stock voting separately. Abstentions and broker non-votes will not have any impact on the result of the vote on this item.
In view of Robert L. Moody’s ("Mr. Moody") ownership, as of April 20, 2015, of more than 99% of the Class B Stock outstanding, as well as Mr. Moody’s ownership of 33.9% of the Class A Stock outstanding (see Stock Ownership table below), Mr. Moody holds the voting power to elect a majority of our Board of Directors. We are considered to be a controlled company, and Mr. Moody is the controlling shareholder.
Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares of the Class A and Class B Common Stock, voting together as the same class, cast at the annual meeting, in person or by proxy, is required to ratify the appointment of BKD, LLP to serve as our independent registered public accounting firm. Abstentions will not have any impact on the result of the vote on this item.
The Inspector of Elections for the Annual Meeting will be Rey Perez, our Senior Vice President - Chief Legal Officer and Secretary, and he will tabulate the votes.  We will announce preliminary voting results at the Annual Meeting.  The final official voting results from the Annual Meeting will be disclosed in a Current Report on Form 8-K to be filed within four business days after the Annual Meeting.
You may vote your proxy by Internet, telephone, or mail, as explained below.  Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Daylight Time, on June 18, 2015.  Voting your proxy does not limit your right to vote in person should you decide to attend the Annual Meeting.  The law of Colorado, under which NWLIC is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the Inspector of Elections of the Annual Meeting can determine that such electronically transmitted proxy was authorized by the shareholder.  If your shares are held in the name of a broker, bank, or other holder of record, you will be provided voting instructions from the holder of record. If you vote by Internet or telephone, please do not mail in a proxy card as it will revoke your Internet or telephone proxy.

•
Internet.  Access the Internet voting site at http://www.cstproxy.com/nationalwesternlife/2015.  Follow the on-screen instructions and be sure to have the control number listed on your proxy card available when you access the Internet voting site.  Please note that shareholders that vote through the Internet must bear all costs associated with electronic access, including Internet access fees.

•	Telephone. Dial the toll free number found on your proxy card. Follow the voice prompts and be sure to have the control number listed on your proxy card available when you call.

•
Mail. If you requested printed copies of the proxy materials, you may vote by mail by simply marking, signing, dating, and returning the proxy card in the postage-prepaid envelope provided for your convenience.

If a shareholder properly uses the Internet voting procedures described on the proxy card, or calls the toll-free telephone number, or completes, signs, dates, and returns the proxy card, by 7:00 p.m., Eastern Daylight Time, on June 18, 2015, his, her, or its shares will be voted at the Annual Meeting in accordance with his, her, or its instructions.  If a shareholder returns a proxy card unsigned or undated, his, her, or its vote cannot be counted.  If a shareholder signs and dates a proxy card, but does not fill out the voting instructions on the proxy card, the shares represented by the proxy will be voted in accordance with the Board of Directors’ recommendations, as follows:

•	FOR the Reorganization Proposal;

•	FOR the election of each of the nominees to the Board of Directors to hold office until the next annual shareholders’ meeting or until their respective successors have been elected or appointed;

•	FOR the ratification of the appointment of the firm of BKD, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

•
In addition, if any other matters properly come before the Annual Meeting, Ross R. Moody, our President and Chief Operating Officer, and Rey Perez, our Senior Vice President - Chief Legal Officer and Secretary, the named proxies, have discretionary authority to vote on those matters in accordance with their best judgment.  The Board of Directors is not currently aware of any other matters that may come before the Annual Meeting.

REVOCABILITY OF PROXY

The proxy is for use at the Annual Meeting if a shareholder will be unable to attend in person.  The proxy (whether submitted by mail, telephone, or Internet) may be revoked by a shareholder at any time before it is exercised on the date of the Annual Meeting by:

•	executing and delivering a written notice of revocation to the Secretary of NWLIC at our principal executive offices;

•	submitting a later-dated proxy by Internet in the manner specified above, by telephone in the manner specified above, or in writing to the Secretary of NWLIC at our principal executive offices; or

•	attending and voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not revoke a proxy unless a shareholder provides written notice of revocation to the Secretary of NWLIC before the proxy is exercised or unless the shareholder votes his or her shares in person at the Annual Meeting.  Street name holders that vote by proxy may revoke their voting instructions in accordance with their broker's, bank's, or other nominee's procedures.

SOLICITATION

This solicitation is made on behalf of our Board of Directors. The cost of preparing, assembling, printing, and mailing the Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting of Shareholders, this proxy statement/prospectus, the proxy card, and any additional materials, as well as the cost of soliciting the proxies will be borne by us, including reimbursement paid to brokerage firms and other custodians, nominees, and fiduciaries for reasonable costs incurred in forwarding the proxy materials to, and solicitation of proxies from, the beneficial owners of shares held by such persons. In addition, our officers, directors and other regular employees, without additional compensation, may solicit proxies by mail, email, personal interview, telephone or other electronic transmission.

QUESTIONS AND ANSWERS
ABOUT THE HOLDING COMPANY REORGANIZATION
What is the Reorganization Proposal?
We are asking you to approve an Agreement and Plan of Merger (the “Reorganization Agreement”) that would result in our reorganization into a Delaware holding company. Prior to entering into the Reorganization Agreement, National Western Life Group, Inc. (“Newco”) was incorporated in the State of Delaware as a wholly-owned subsidiary of National Western Life Insurance Company, a Colorado corporation (“NWLIC”), and NWLIC MergerCo, Inc. was incorporated in the State of Colorado as a wholly-owned subsidiary of Newco. Under the Reorganization Agreement, NWLIC will merge with NWLIC MergerCo, Inc., with NWLIC surviving the merger as a wholly-owned subsidiary of Newco (the “Reorganization”).
Upon completion of the Reorganization, Newco will, in effect, replace NWLIC as the publicly held corporation. Newco and its subsidiaries will conduct all of the operations we currently conduct. As a result of the Reorganization, the current shareholders of NWLIC will become stockholders of Newco with the same number and percentage of shares of Newco as they held of NWLIC prior to the Reorganization. The Reorganization Agreement, which sets forth the plan of merger and is the primary legal document that governs the Reorganization, is attached as Annex I to this proxy statement/prospectus. You are encouraged to read the Reorganization Agreement carefully.
Why are you forming a holding company?
We are forming a holding company in Delaware to:
•better align our corporate structure with our business operations;

•
provide us with greater strategic, business and administrative flexibility, which may allow us to acquire or form other businesses, if and when appropriate and feasible, that may be owned and operated by us, but which could be separate from our current businesses; and

•take advantage of the benefits of Delaware corporate law.

What will happen to my stock?
In the Reorganization, your shares of NWLIC Class A common stock ("Class A Stock") will automatically be converted into the same number of shares of Newco Class A common stock and your shares of NWLIC Class B common stock ("Class B Stock") will automatically be converted into the same number of shares of Newco Class B common stock. As a result, you will become a stockholder of Newco and will own the same number and percentage of shares of Newco common stock that you now own of NWLIC common stock. We expect that Newco Class A common stock will be listed on the NASDAQ under the symbol “NWLI”, the same ticker symbol currently used by NWLIC. There is no established public trading market for the NWLIC’s Class B common stock and we do not expect there to be an established trading market for Newco’s Class B common stock.
How will being a Newco stockholder be different from being a NWLIC shareholder?
After the Reorganization, you will own the same number and percentage of the same class of shares of Newco common stock that you owned of such class of NWLIC common stock immediately prior to the Reorganization. You will own shares of a Delaware holding company that owns our operating businesses. In addition, as a stockholder of Newco, your rights will be governed by Delaware corporate law and the certificate of incorporation and bylaws of the Delaware corporation. Your rights as a stockholder of Newco will be substantially the same as your rights as a shareholder of NWLIC.
Will the management or the business of the company change as a result of the Reorganization?
No. The management and business of our company will remain the same after the Reorganization.
What will the name of the public company be following the Reorganization?
The name of the public company following the Reorganization will be “National Western Life Group, Inc.”
Will the company’s CUSIP number change as a result of the Reorganization?
Yes. Following the Reorganization, the CUSIP number for the Newco common stock will be 638517102.

Will I have to turn in my stock certificates?
No. Do not turn in your stock certificates. We will not require you to exchange your stock certificates as a result of the Reorganization. After the Reorganization, your NWLIC common stock certificates will represent the same number of the same class of shares of Newco common stock.
What are the material U.S. federal income tax consequences as a result of the Reorganization?
The proposed Reorganization is intended to be a tax-free transaction under U.S. federal income tax laws. We expect that you will not recognize any gain or loss for U.S. federal income tax purposes upon your receipt of Newco common stock in exchange for your shares of NWLIC common stock in the Reorganization; however, the tax consequences to you will depend on your own situation. You should consult your own tax advisors concerning the specific tax consequences of the Reorganization to you, including any state, local or foreign tax consequences of the Reorganization.
How will the Reorganization be treated for accounting purposes?
For accounting purposes, the Reorganization into a holding company structure will be treated as a merger of entities under common control. The accounting treatment for such events is similar to the former “pooling of interests method.” Accordingly, the consolidated financial position and results of operations of NWLIC will be included in the consolidated financial statements of Newco on the same basis as currently presented.
What vote is required to approve the Reorganization Proposal?
The required vote is the affirmative vote of holders of at least two-thirds of the outstanding shares of each of the Class A Stock and Class B Stock at the annual meeting.
What percentage of the outstanding shares do directors and executive officers hold?
As of April 20, 2015, directors, executive officers, and their affiliates beneficially owned approximately 34.9% of our outstanding shares of Class A Stock and 99.8% of our outstanding shares of Class B Stock.
If the shareholders approve the Reorganization, when will it occur?
Unless the Board of Directors determines otherwise, we expect to complete the Reorganization in the latter part of 2015, provided that our shareholders approve the Reorganization and all other conditions to completion of the Reorganization are satisfied.
Do I have dissenters’ (or appraisal) rights?
No. Holders of NWLIC common stock do not have dissenters’ or appraisal rights under Colorado law as a result of the Reorganization.
What is the authorized capital of NWLIC and Newco?
NWLIC’s restated articles of incorporation currently authorize the issuance of 7,500,000 shares of Class A Stock and 200,000 shares of Class B Stock. Newco’s restated certificate of incorporation, which will govern the rights of our stockholders after the Reorganization, currently authorizes the issuance of 7,500,000 shares of Class A common stock and 200,000 shares of Class B common stock. Upon completion of the Reorganization, the number of shares of Newco Class A and Class B common stock that will be outstanding will be equal to the number of shares of NWLIC Class A Stock and Class B Stock outstanding immediately prior to the Reorganization.
Whom do I contact if I have questions about the Reorganization Proposal?
You may contact us at:
National Western Life Insurance Company
Attn: Rey Perez
850 East Anderson Lane
Austin, Texas 78752-1602
(512) 836-1010

SUMMARY OF THE REORGANIZATION PROPOSAL
This section highlights key aspects of the Reorganization Proposal, including the Reorganization Agreement, that are described in greater detail elsewhere in this proxy statement/prospectus. It does not contain all of the information that may be important to you. To better understand the Reorganization Proposal, and for a more complete description of the legal terms of the Reorganization Agreement, you should read this entire document carefully, including the Annexes, and the additional documents to which we refer you. You can find information with respect to these additional documents in “Where You Can Find More Information.”
The Principal Parties
National Western Life Insurance Company (Colorado corporation)
850 East Anderson Lane
Austin, Texas 78752-1602
(512) 836-1010
National Western Life Insurance Company, a Colorado corporation (“NWLIC”) is a stock life insurance company, chartered in the State of Colorado in 1956, and doing business in forty-nine states, the District of Columbia, and four U.S. territories or possessions.
In connection with the Reorganization, NWLIC will merge with NWLIC MergerCo, Inc., a wholly-owned subsidiary of Newco, with NWLIC surviving the merger as a wholly-owned subsidiary of Newco. After the Reorganization, NWLIC will continue to engage in the business currently conducted by NWLIC, and all of NWLIC’s contractual, employment and other business relationships will generally continue unaffected by the Reorganization, except that immediately following the merger, most of NWLIC’s executive management team and certain corporate-level employees will become employees of Newco.
NWLIC’s headquarters is located at 850 East Anderson Lane, Austin, Texas 78752-1602, and the telephone number at this location is (512) 836-1010. Information about NWLIC is available on its website at www.nationalwesternlife.com. The information on NWLIC’s website is not incorporated by reference herein and is not deemed to be part of this proxy statement/prospectus.
National Western Life Group, Inc. (Delaware corporation)
850 East Anderson Lane
Austin, Texas 78752-1602
(512) 836-1010
National Western Life Group, Inc., a Delaware corporation (“Newco”), was formed as a wholly-owned subsidiary of NWLIC in order to effect the Reorganization. Prior to the Reorganization, Newco will have no assets or operations other than those incident to its formation.
NWLIC MergerCo, Inc.
850 East Anderson Lane
Austin, Texas 78752-1602
(512) 836-1010
NWLIC MergerCo, Inc. (“MergerCo”) is a Colorado corporation and was formed as a wholly-owned subsidiary of Newco in order to effect the Reorganization. Prior to the Reorganization, MergerCo will have no assets or operations other than those incident to its formation.
What You Will Receive in the Reorganization (Page 12)
In the Reorganization, each outstanding share of NWLIC’s Class A Stock will be converted automatically into one share of Newco Class A common stock and each share of NWLIC’s Class B Stock will be converted automatically into one share of Newco Class B common stock. In addition, each outstanding option to purchase shares of NWLIC Class A Stock, if not exercised before the completion of the Reorganization, will become an option to acquire, at the same exercise price, an identical number of shares of Newco Class A common stock. Each outstanding stock appreciation right ("SAR") relating to NWLIC's Class A Stock will be converted automatically into a SAR representing one share of Newco Class A common stock.
On the Record Date, there were outstanding 3,436,166 and 200,000 shares of NWLIC Class A Stock and Class B Stock, as well as options representing an aggregate of 21,768 shares of NWLIC Class A Stock, and 99,411 SARs.

Conditions to Completion of the Reorganization (Page 13)
The completion of the Reorganization depends on the satisfaction or waiver of a number of conditions, including, but not limited to, the following:

•
absence of any stop order suspending the effectiveness of the registration statement, of which this proxy statement/prospectus forms a part, relating to the shares of Newco Class A and Class B common stock to be issued in the Reorganization;

•	receipt by NWLIC of permits, authorizations, consents, approvals, or terminations or expirations of waiting periods as are required under applicable corporate and insurance laws;
•approval and adoption of the Reorganization Agreement by NWLIC’s shareholders;
•receipt of approval for listing on the NASDAQ of shares of Newco Class A common stock to be issued in the Reorganization;
•absence of any order or proceeding that would prohibit or make illegal completion of the Reorganization; and

•	receipt by NWLIC and Newco of a legal opinion of Sutherland Asbill & Brennan LLP with respect to the material U.S. federal income tax consequences of the Reorganization.

Termination of the Reorganization Agreement (Page 14)
We may terminate the Reorganization Agreement, even after adoption by our shareholders, if our Board of Directors determines that for any reason the completion of the Reorganization is inadvisable or not in the best interest of NWLIC or its shareholders.
Board of Directors and Executive Officers of Newco Following the Reorganization (Page 16)
The Board of Directors of Newco presently consists of the same persons comprising the Board of Directors of NWLIC and it is expected that the Newco Board of Directors will remain the same following the Reorganization. Newco expects that its senior management following the Reorganization will be substantially the same as that of NWLIC immediately prior to the Reorganization.
Markets and Market Prices
Newco Class A common stock is not currently traded on any stock exchange. NWLIC Class A Stock is traded under the symbol “NWLI” on the NASDAQ, and we expect Newco Class A common stock to also trade on the NASDAQ under the symbol “NWLI” following the Reorganization. On April 2, 2015, the last trading day before the announcement of the Reorganization Proposal, the closing price per share of NWLIC Class A Stock as quoted on the NASDAQ was $256.10. On April 22, 2015, the most recent trading day for which prices were available, the closing price per share of NWLIC Class A Stock as quoted on the NASDAQ was $246.80. There is no established public trading market for the NWLIC’s Class B common stock and we do not expect there to be an established trading market for Newco’s Class B common stock.
Certain Financial Information
We have not included pro forma financial comparative per share information concerning NWLIC that gives effect to the Reorganization because, immediately after the completion of the Reorganization, the consolidated financial statements of Newco will be the same as NWLIC’s consolidated financial statements immediately prior to the Reorganization, and the Reorganization will result in the conversion of each share of NWLIC Class A Stock and Class B Stock into one share of Newco Class A and Class B common stock, respectively. In addition, we have not provided financial statements of Newco because, prior to the Reorganization, it will have no assets, liabilities, or operations other than incident to its formation.

RISK FACTORS
In considering whether to vote in favor of the Reorganization Proposal, you should consider all of the information we have included in this proxy statement/prospectus, including its Annexes, and all of the information included in the documents we have incorporated by reference, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the risk factors described in the other documents incorporated by reference. In addition, you should pay particular attention to the risks described below.
Our Board of Directors may choose to defer or abandon the Reorganization.
Completion of the Reorganization may be deferred or abandoned, at any time, by action of our Board of Directors, whether before or after the annual meeting. While we currently expect the Reorganization to take place in the latter part of 2015, assuming that the proposal to approve and adopt the Reorganization Agreement is approved at the annual meeting, our Board of Directors may defer completion or may abandon the Reorganization because of any determination by our Board of Directors that the Reorganization would be inadvisable or not in the best interest of NWLIC or its shareholders.
We may not obtain the expected benefits of our Reorganization into a holding company.
We believe our reorganization into a holding company will provide us with benefits in the future. These expected benefits may not be obtained if market conditions or other circumstances prevent us from taking advantage of the strategic, business, and financing flexibility that it affords us. As a result, we may incur the costs of creating the holding company without realizing the possible benefits.
As a holding company, Newco will depend in large part on dividends from its operating subsidiaries to satisfy its obligations. The amount of dividends that Newco can receive from its life insurance subsidiary, NWLIC, is limited by law.
After the completion of the Reorganization, Newco will be a holding company with no business operations of its own. Its only significant assets will be the outstanding capital stock of its subsidiaries, which will include NWLIC. As a result, it will rely on funds from its current subsidiaries and any subsidiaries that it may form or acquire in the future to meet its obligations.
The amount of dividends that Newco’s life insurance company subsidiary, NWLIC, can pay is restricted under applicable insurance law and regulations. These restrictions are based, in part, on the prior year’s statutory income and surplus. In general, dividends up to specified levels are considered ordinary and may be paid without prior regulatory approval. Dividends in larger amounts, or extraordinary dividends, are subject to approval by the insurance commissioner of the relevant state of domicile. Under Colorado insurance law, an extraordinary dividend or distribution is defined as a dividend or distribution that, together with other dividends and distributions made within the preceding twelve months, exceeds the lesser of (1) 10% of the insurer’s policyholder surplus as of the preceding December 31 or (2) the insurer’s net gain from operations for the twelve-month period ended the preceding December 31, in each case determined in accordance with statutory accounting principles.

From time to time, the National Association of Insurance Commissioners, a national association of state insurance regulators that sets guidelines for statutory policies, procedures and reporting for insurers, have considered, and may in the future consider, proposals to further limit dividend payments that an insurance company may make without regulatory approval. No assurance is given that more stringent restrictions will not be adopted from time to time by the State of Colorado, which is the state in which NWLIC is domiciled, and such restrictions could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable to Newco by NWLIC without prior approval by regulatory authorities.

The market for Newco shares may differ from the market for NWLIC shares.
Although it is anticipated that the Newco Class A common stock will be authorized for listing on the NASDAQ, the market prices, trading volume, and volatility of the Newco Class A common stock could be different from those of the NWLIC Class A Stock.
The proposed reorganization into a holding company may result in substantial direct and indirect costs whether or not completed.
The Reorganization may result in substantial direct costs. These costs and expenses are expected to consist primarily of attorneys’ fees, accountants’ fees, filing fees, and financial printing expenses and will be substantially incurred prior to the vote of our shareholders. The Reorganization may also result in certain indirect costs by diverting the attention of our management and employees from our business and by increasing our administrative costs and expenses. These administrative costs and expenses will include keeping separate records and in some cases making separate regulatory filings for each of Newco and each of its subsidiaries. The Reorganization may also result in certain state sales taxes and other transfer taxes.

Anti-takeover provisions in Newco’s restated certificate of incorporation and bylaws and under Delaware law may delay or prevent a third party acquisition of Newco, which could decrease the value of Newco’s Class A and Class B common stock.

The restated certificate of incorporation and bylaws of Newco, as well as Delaware law, contain provisions that could make it more difficult for a third party to acquire it without the consent of its Board of Directors. For example:

•
Newco’s bylaws limit the business at special meetings of the stockholders to the purpose stated in the notice of the meeting; provided that Newco’s board of directors has the authority to submit additional matters to the stockholders and to cause other business to be transacted;

•
Newco’s bylaws establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting, including requirements as to the content and timely provision of such a notice;

•
Newco’s bylaws limit the ability of Newco’s stockholders to request a special meeting of the stockholders, requiring a requesting stockholder to be a record holder of at least 25% of the outstanding shares of common stock of Newco, to have held such required percentage continuously for two years prior to the date of delivery of such notice, and to have complied in full with additional requirements in Newco’s bylaws;

•
Newco’s restated certificate of incorporation grants the holders of Class A common stock the exclusive right to elect one-third (1/3) of the members of our board of directors (plus one director for any remaining fraction) and the holders of Class B common stock the exclusive right to elect the remaining members of Newco’s board of directors;

•
Newco’s restated certificate of incorporation and bylaws limit the removal of any director elected by the holders of the Class A common stock or the Class B common stock voting as a separate class or otherwise designated as a Class A or Class B director to removal, with or without cause, solely by the affirmative vote of a majority of the holders of the Class A common stock or Class B common stock, as applicable, voting as a separate class and then entitled to vote at an election of such designated directors;

•
Newco’s restated certificate of incorporation and bylaws limit the filling of director vacancies to the vote of the majority of the remaining directors, even if less than a quorum, who were elected or designated by the same class of stockholders who elected or designated the director whose position is being filled, even if less than a quorum, or, if there are no such remaining directors, then by the holders of the same class of stock who elected the director whose position is being filled;

•
Newco’s restated certificate of incorporation requires that any action taken by stockholders only be taken at an annual or special meeting of the stockholders and prohibits any stockholder action from being taken by written consent without a meeting; and

•
Section 203 of the General Corporation Law of the State of Delaware ("DGCL") prohibits Newco from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless certain approvals are obtained by the board of directors and/or stockholders, as applicable, or certain other requirements are satisfied, as provided in Section 203 of the DGCL.

Although we believe all of these provisions will make a higher third-party bid more likely by requiring potential acquirers to negotiate with the board of directors, these provisions will apply even if an initial offer may be considered beneficial by some stockholders and therefore could delay and/or prevent a deemed beneficial offer from being considered.

As a stockholder of a Delaware corporation, and based on Newco’s restated certificate of incorporation and bylaws, your rights after the Reorganization will be different from, and may be less favorable than, your current rights as a shareholder of a Colorado corporation and based on NWLIC’s restated articles of incorporation and bylaws.

After the completion of the Reorganization, you will become a stockholder of a public company incorporated in Delaware instead of Colorado and will be subject to the terms of Newco’s restated certificate of incorporation and bylaws instead of NWLIC’s restated articles of incorporation and bylaws. As a result, your rights as a stockholder will be governed by Delaware corporate law as opposed to Colorado corporate law, and by the terms of the organizational documents of Newco as opposed to the organizational documents of NWLIC. Because they are separate bodies of law and separate organizational documents, Delaware corporate law will be different from Colorado corporate law and Newco’s organizational documents will be different from NWLIC’s organizational documents. Although many of these differences will not have a significant impact on the rights of stockholders, some of these differences may be less favorable to stockholders. Some of the differences between Delaware and Colorado corporate law, and Newco’s and NWLIC’s organizational documents, that may be less favorable to stockholders after the completion of the Reorganization are the following:

•
under Newco’s bylaws, only record holders of at least 25% of the outstanding shares of common stock of Newco who have held such required percentage continuously for two years prior to the date of delivery of a written request for such a meeting and who have complied in full with additional requirements in Newco’s bylaws will have the right to request a special meeting of the stockholders, as opposed to Colorado corporate law, which gives holders of 10% of the voting shares the right to call a special meeting;

•
under Newco’s bylaws, advance notice is required for stockholders to submit nominations for election to the board of directors and to propose matters that can be acted upon by stockholders at a meeting, including requirements as to the content and timely provision of such a notice, as opposed to Colorado corporate law and NWLIC’s organizational documents, which do not impose such advance notice requirements on stockholders;

•
under Newco’s restated certificate of incorporation, any action taken by stockholders must be taken at an annual or special meeting of the stockholders and may not be taken by stockholders by written consent without a meeting, as opposed to Colorado corporate law and NWLIC’s organizational documents, which, taken together, permit stockholders of NWLIC to take action by written consent in lieu of a meeting so long as consent to such action is unanimous;

•
under Newco’s bylaws, a vote of the holders of at least 66 2/3% of the shares of Newco’s capital stock is required to amend, alter, or repeal the bylaws, as opposed to NWLIC’s bylaws, which permit stockholders of NWLIC to amend, alter, or repeal the bylaws by the affirmative vote of the holders of a majority of the shares present or represented at a meeting and entitled to vote; and

•	under Delaware corporate law, fewer corporate transactions give rise to dissenters’ rights than under Colorado corporate law.

These differences may limit the significance of your rights as a stockholder in these contexts. For a discussion of these and other differences between Delaware and Colorado corporate law, and certain provisions of the organizational documents of Newco and NWLIC, see “Description of Newco Capital Stock,” “Description of NWLIC Capital Stock” and “Comparative Rights of Holders of Newco Capital Stock and NWLIC Capital Stock” below.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements in this proxy statement/prospectus and in documents incorporated by reference in this proxy statement/prospectus contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which represent our management’s beliefs and assumptions concerning future events. When used in this proxy statement/prospectus and in documents incorporated herein by reference, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and our expectations, beliefs, intentions or future strategies that are signified by the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “predicts,” “potential,” “may,” “will,” “should” or the negative of these terms or other comparable terminology. These forward-looking statements are subject to risks, uncertainties, and assumptions that could cause our actual results and the timing of certain events to differ materially from those expressed in the forward-looking statements.
You should understand that many important factors, in addition to those discussed or incorporated by reference in this proxy statement/prospectus, could cause our results to differ materially from those expressed in the forward-looking statements. Potential factors that could affect our results include those described in this proxy statement/prospectus under “Risk Factors” above, and those identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in the other documents incorporated by reference. In light of these risks and uncertainties, the forward-looking results discussed or incorporated by reference in this proxy statement/prospectus might not occur. Except as required by law, we are not obligated to release publicly any revisions to these forward-looking statements that might reflect events or circumstances occurring after the date of this proxy statement/prospectus or those that might reflect the occurrence of unanticipated events.

PROPOSAL 1: REORGANIZATION
This section of the proxy statement/prospectus describes the Reorganization Proposal. Although we believe that the description in this section covers the material terms of the Reorganization Proposal, this summary may not contain all of the information that is important to you. The summary of the material provisions of the Reorganization Agreement provided below is qualified in its entirety by reference to the Reorganization Agreement, which we have attached as Annex I to this proxy statement/prospectus and which we incorporate by reference into this proxy statement/prospectus. You should carefully read the entire proxy statement/prospectus and the Reorganization Agreement for a more complete understanding of the Reorganization Proposal. Your approval of the Reorganization Proposal will constitute your approval and adoption of the Reorganization Agreement, the Reorganization, the restated certificate of incorporation of National Western Life Group, Inc., and the bylaws of National Western Life Group, Inc.
Reasons for the Reorganization; Recommendation of our Board of Directors
Our Board of Directors concluded that the Reorganization is advisable, determined that the terms of the Reorganization Agreement are fair to and in the best interest of NWLIC and its shareholders, and adopted and approved the Reorganization Agreement.
During the course of its deliberations, our Board of Directors consulted with management and outside legal counsel and considered a number of positive factors, including the following:

•
Possible Future Strategic and Business Flexibility of the Holding Company Structure. We believe the holding company structure could facilitate future expansion of our business by providing a more flexible structure for acquiring other businesses or entering into joint ventures while continuing to keep the operations and risks of our other businesses separate. Although we have no present plans or any arrangements, understandings, or agreements to make any acquisitions or enter into any joint ventures, we may do so in the future. Furthermore, implementing the holding company structure may reduce the risk that liabilities of our core businesses and other businesses, if any, that may be operated in the future by separate subsidiaries would be attributed to each other.

•
Possible Future Financing Flexibility of the Holding Company Structure. We believe that a holding company structure may be beneficial to shareholders in the future because it would permit the use of financing techniques that are not available to NWLIC because NWLIC is a life insurance company.

•
Possible Future Flexibility because Newco is not an Insurance Company. Because Newco would not be an insurance company, it will not be subject to the insurance laws, rules, and regulations of the various states in which we now operate.

•
Predictability, Flexibility, and Responsiveness of Delaware Law to Corporate Needs. For many years, Delaware has followed a policy of encouraging incorporation in that state and has adopted comprehensive, modern, and flexible corporate laws, which are updated regularly to meet changing business needs. As a result of this deliberate policy to provide a hospitable climate for corporate development, many major public corporations have chosen Delaware for their domicile. In addition, the Delaware courts have developed considerable expertise in dealing with corporate issues relating to public companies. Thus, a substantial body of case law has developed construing Delaware corporate law and establishing legal principles and policies regarding publicly held Delaware corporations. We believe that, for these reasons, Delaware law will provide greater legal predictability with respect to our corporate legal matters than we have under Colorado law. We further believe that Delaware law will provide greater efficiency, predictability, and flexibility in our public legal affairs than is presently available under Colorado law.

•
Attractiveness of Delaware Law to Directors and Officers. We believe that organizing under Delaware law will enhance our ability to attract and retain qualified directors and officers. The corporate law of Delaware, including its extensive body of case law, offers directors and officers of public companies more certainty and stability. Under Delaware law, the parameters of director and officer liability are more clearly defined and better understood than under Colorado law. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. We therefore believe that providing the benefits afforded directors by Delaware law will enable us to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. At the same time, we believe that Delaware law regarding corporate fiduciary duties provides appropriate protection for our stockholders from possible abuses by directors and officers. In addition, under Delaware law, directors’ personal liability cannot be eliminated for:

◦any breach of the director’s duty of loyalty to the corporation or its stockholders,
◦acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
◦unlawful payment of dividends or unlawful repurchases or redemptions of stock, or

◦any transactions from which the director derived an improper personal benefit.

In addition to the positive factors described above, our Board of Directors also considered the following potential negative factor associated with the Reorganization Proposal:

•
Increased Costs and Expenses Associated with Implementing the Reorganization Proposal and Administering a Holding Company Structure. The Reorganization may result in substantial direct costs. These costs and expenses are expected to consist primarily of attorneys’ fees, accountants’ fees, filing fees, and financial printing expenses and will be substantially incurred prior to the vote of our shareholders. The Reorganization may also result in certain indirect costs by diverting the attention of our management and employees from our business and increasing our administrative costs and expenses. These administrative costs and expenses will include keeping separate records and in some cases making separate regulatory filings for each of Newco and its current and future subsidiaries. The Reorganization may also result in certain state sales taxes and other transfer taxes.

After careful consideration, our Board of Directors has determined that creation of a holding company offers a net benefit to our shareholders. Our Board of Directors has approved the Reorganization Proposal, determined that the terms of the Reorganization Agreement and the Reorganization are advisable and in the best interest of our shareholders, and has adopted and approved the Reorganization Agreement. Our Board Directors recommends that our shareholders vote “FOR” adoption and approval of the Reorganization Agreement at the annual meeting.
Reorganization Procedure
NWLIC currently owns all of the issued and outstanding common stock of Newco, Newco currently owns all of the issued and outstanding common stock of MergerCo, the subsidiary formed for purposes of completing the proposed Reorganization, and NWLIC owns all of the issued and outstanding equity interests of The Westcap Corporation (of Delaware), NWL Investments, Inc., NWL Financial, Inc., NWL Services, Inc., NWLSM, Inc., and Regent Care San Marcos Holdings, LLC. Following the approval of the Reorganization Agreement by the NWLIC shareholders and the satisfaction or waiver of the other conditions specified in the Reorganization Agreement (which are described below), NWLIC will merge with MergerCo, the subsidiary of Newco. As a result of this merger:

•	NWLIC will be the surviving corporation and the separate corporate existence of MergerCo will cease.

•
Each outstanding share of NWLIC Class A Stock and Class B Stock will automatically convert into one share of Newco Class A or Class B common stock, as described below, and the current shareholders of NWLIC will become the stockholders of Newco.

•	Newco will own all of NWLIC’s common stock and each share of Newco common stock now held by NWLIC will be canceled.

The result of the Reorganization will be that your current company, NWLIC, will be merged with MergerCo and NWLIC will become a subsidiary of Newco. Newco’s restated certificate of incorporation is included as Annex II to this proxy statement/prospectus and a copy of Newco’s bylaws is included as Annex III to this proxy statement/prospectus. For more information regarding your rights as a shareholder before and after the Reorganization, see “Description of Newco Capital Stock,” “Description of NWLIC Capital Stock,” and “Comparative Rights of Newco Capital Stock and NWLIC Capital Stock.”
Immediately following the merger, as part of the Reorganization, NWLIC will distribute the stock of its subsidiaries, NWL Investments, Inc. and NWL Services, Inc. to Newco. As a result, NWLIC, NWL Investments, Inc., and NWL Services, Inc., will all be direct subsidiaries of Newco.
In all other respects, your company will remain the same. The current directors of NWLIC will continue as directors of Newco, and senior management will be substantially similar. In addition, our current business and operations will remain the same.
What NWLIC Shareholders Will Receive in the Reorganization
Each share of NWLIC Class A Stock and Class B Stock will convert into one share of Newco Class A or Class B common stock, as appropriate. After the completion of the Reorganization, you will own the same type, number, and percentage of shares of Newco capital stock as you currently own of NWLIC capital stock.

NWLIC Stock Options and Other Rights to Receive NWLIC Stock
Each of the outstanding options to acquire, or SARs relating to, shares of NWLIC Class A Stock in the aggregate will become options to acquire, or SARs relating to, on the same terms and conditions as before the Reorganization, an identical number of shares of Newco Class A common stock. On the Record Date, there were outstanding options representing the right to purchase an aggregate of 21,768 shares of NWLIC Class A Stock and SARs relating to 99,411 shares of NWLIC Class A Stock under NWLIC’s existing stock-based compensation plans, which include the NWLIC 1995 Stock and Incentive Plan and the NWLIC 2008 Incentive Plan (collectively the “NWLIC Plans”). Following the Reorganization, NWLIC plan participants will be entitled to receive shares of Newco Class A common stock rather than shares of NWLIC Class A Stock, on the same terms and conditions otherwise provided for in the respective plans.
Corporate Name Following the Reorganization
The name of the public company following the Reorganization will be “National Western Life Group, Inc.”
No Exchange of Stock Certificates
In the Reorganization, your shares of NWLIC Class A Stock and Class B Stock will be converted automatically into shares of Newco Class A or Class B common stock, respectively. Your certificates of NWLIC capital stock, if any, will represent, from and after the Reorganization, an equal number of shares of Newco capital stock, and no action with regard to stock certificates will be required on your part. We expect to send you a notice after the Reorganization is completed specifying this and other relevant information.
Conditions to Reorganization
We will complete the Reorganization only if each of the following conditions is satisfied or waived:

•
The registration statement of Newco shall have been deemed or declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the registration statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or, to the knowledge of Newco or NWLIC, threatened by the SEC and not concluded or withdrawn. No similar proceeding with respect to the proxy statement shall have been initiated or, to the knowledge of Newco or NWLIC, threatened by the SEC and not concluded or withdrawn.

•
The Reorganization Agreement shall have been approved by the requisite vote of the shareholders of NWLIC in accordance with the Colorado Business Corporation Act (“CBCA”) and the restated articles of incorporation of NWLIC.

•	The Newco Class A common stock to be issued pursuant to the Reorganization shall have been approved for listing on the NASDAQ by The NASDAQ Stock Market, LLC.

•
NWLIC shall have made such filings and obtained such permits, authorizations, consents, approvals or terminations or expirations of waiting periods as are required by the corporate and insurance laws and regulations of all applicable jurisdictions.

•
No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits or makes illegal the consummation of the Reorganization or the transactions contemplated by the Reorganization Agreement.

•
The Boards of Directors of NWLIC and Newco shall have received the legal opinion of Sutherland Asbill & Brennan LLP in form and substance reasonably satisfactory to them indicating that holders of Newco capital stock will not recognize gain or loss for United States federal income tax purposes as a result of the transactions contemplated by the Reorganization Agreement.

Effectiveness of Reorganization
The Reorganization will become effective on the date we file a statement of merger with the Secretary of State of the State of Colorado or a later date that we specify therein. We will file the statement when the conditions to the Reorganization described above have been satisfied or waived. We expect that we will specify in the statement that the Reorganization will be effective in the latter part of 2015.

Termination of Reorganization Agreement
The Reorganization Agreement may be terminated at any time prior to the completion of the reorganization (even after adoption by our shareholders) by action of our Board of Directors if it determines that for any reason the completion of the transactions provided for therein would be inadvisable or not in the best interest of our company or our shareholders.
Amendment of Reorganization Agreement
The Reorganization Agreement may, to the extent permitted by the CBCA, be supplemented, amended, or modified at any time prior to the completion of the Reorganization (even after adoption by our shareholders) by the mutual consent of the parties thereto.
Material U.S. Federal Income Tax Consequences
The following discussion summarizes the material U.S. federal income tax consequences of the Reorganization to U.S. holders of NWLIC capital stock. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current and proposed Treasury regulations and judicial and administrative decisions and rulings as of the date of this proxy statement/prospectus, all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretation. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to persons subject to special treatment under U.S. federal income tax laws. In particular, this discussion deals only with shareholders that hold NWLIC capital stock as capital assets within the meaning of the Code. In addition, this discussion does not address the tax treatment of special classes of shareholders, such as banks, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons holding NWLIC capital stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction, U.S. expatriates, persons subject to the alternative minimum tax and persons who acquired NWLIC capital stock in compensatory transactions. If you are not a U.S. holder (as defined below), this discussion does not apply to you.
As used in this summary, a “U.S. holder” is:

•	an individual U.S. citizen or resident alien;

•	a corporation, partnership, or other entity created or organized under U.S. law (federal or state);

•	an estate whose worldwide income is subject to U.S. federal income tax; or

•
a trust if a court within the United States of America is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or certain trusts formed prior to August 20, 1996, if such trust has a valid election in effect to be treated as a domestic trust for U.S. federal income tax purposes.

If a partnership (including, for this purpose, any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of NWLIC capital stock, the U.S. federal income tax consequences to a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of NWLIC capital stock that is a partnership, and the partners in such partnership, should consult their own tax advisors regarding the U.S. federal income tax consequences of the reorganization.
ALL HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE REORGANIZATION TO THEIR PARTICULAR SITUATION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN, AND OTHER TAX LAWS.
The obligation of NWLIC to complete the Reorganization is conditioned upon, among other things, NWLIC and Newco having received a legal opinion from Sutherland Asbill & Brennan LLP, dated as of the completion of the Reorganization, that the merger will constitute an exchange of NWLIC capital stock for Newco capital stock governed by Section 351 of the Code, as well as a Reorganization within the meaning of Section 368(a) of the Code, and, therefore, no gain or loss will be recognized by the shareholders of NWLIC upon the receipt of Newco capital stock pursuant to the merger. Additionally, NWLIC and Newco will receive a legal opinion from Sutherland Asbill & Brennan LLP that the distribution of NWL Investments, Inc. and NWL Services, Inc., stock from NWLIC to Newco is a transaction described in Section 355 of the Code. The opinions of counsel will be based on then-existing law and based in part upon representations, made as of the effective time of the reorganization transactions, by Newco, NWLIC, and MergerCo, which counsel will assume to be true, correct, and complete. If the representations are inaccurate, the opinions of counsel could be adversely affected. Neither Newco nor NWLIC has requested nor will request a private letter ruling from the Internal Revenue Service as to the tax consequences of the reorganization transactions. The opinions of counsel will not be binding upon the Internal Revenue Service or any other taxing authority. Assuming the transactions are treated as described in this paragraph, the material U.S. federal income tax consequences of the transactions will be as follows:

•	No gain or loss will be recognized by Newco or NWLIC as a result of the merger;

•	No gain or loss will be recognized by you upon your receipt of Newco capital stock solely in exchange for your NWLIC capital stock;

•
The aggregate tax basis of the shares of Newco capital stock that you receive in exchange for your NWLIC capital stock in the merger will be the same as the aggregate tax basis of your NWLIC capital stock exchanged;

•	The holding period for shares of Newco capital stock that you receive in the merger will include the holding period of your NWLIC capital stock exchanged;

•	No gain or loss will be recognized by NWLIC or Newco as a result of the distribution of any NWLIC subsidiary stock to Newco by NWLIC; and

•	The distribution of any NWLIC subsidiary stock to Newco by NWLIC will have no material U.S. federal income tax consequences to you as a NWLIC stockholder.

The foregoing discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences or any other consequences of the Reorganization. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address state, local, foreign or non-income tax consequences or tax return reporting requirements. Accordingly, you are strongly urged to consult with your own tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences to you of the Reorganization.
No Compensation Related to the Reorganization
There are no agreements or understandings, whether written or unwritten, between any executive officer and NWLIC, Newco, or MergerCo concerning any type of compensation, whether present, deferred, or contingent, that is based on or otherwise relates to the Reorganization.
Anticipated Accounting Treatment
For accounting purposes, our reorganization into a holding company structure will be treated as a merger of entities under common control. The accounting treatment for such events is similar to the former “pooling of interests method.” Accordingly, the financial position and results of operations of NWLIC will be included in the consolidated financial statements of Newco on the same basis as currently presented.
Authorized Capital Stock
NWLIC’s restated articles of incorporation currently authorize the issuance of 7,500,000 shares of Class A Stock and 200,000 shares of Class B Stock. Newco’s restated certificate of incorporation, which will govern the rights of our stockholders after the Reorganization, currently authorizes the issuance of 7,500,000 shares of Class A common stock and 200,000 shares of Class B common stock. Upon completion of the Reorganization, the number of shares of Newco Class A and Class B common stock that will be outstanding will be equal to the number of shares of NWLIC Class A Stock and Class B Stock outstanding immediately prior to the Reorganization.
Listing of Newco Class A Common Stock on the NASDAQ Global Market; De-listing and De-registration of NWLIC Class A Stock
The completion of the Reorganization is conditioned on the approval for listing of the shares of Newco Class A Stock issuable in the Reorganization (and any other shares to be reserved for issuance in connection with the Reorganization) on the NASDAQ. We expect that the Newco Class A common stock will trade under the ticker symbol “NWLI.” In addition, Newco will become a reporting company under the Exchange Act.
Following the Reorganization, NWLIC’s Class A Stock will no longer be quoted on the NASDAQ and will no longer be registered under the Exchange Act. In addition, NWLIC will cease to be a reporting company under the Exchange Act.

Board of Directors and Executive Officers of Newco Following the Reorganization
Presently, the Newco board of directors and the NWLIC board of directors are comprised of the same persons. We expect that immediately following the Reorganization the Newco board of directors board will be comprised of Stephen E. Glasgow, E. Douglas McLeod, Louis E. Pauls, Jr., E. J. Pederson, Robert L. Moody, Ross R. Moody, Ann M. Moody, Charles D. Milos, Frances A. Moody-Dahlberg, and Russell S. Moody, if all are elected as directors of NWLIC at the annual meeting.
We expect that the senior management of NWLIC following the Reorganization will be the same as that of NWLIC immediately prior to the Reorganization.
For information concerning persons expected to become directors of Newco, see “Proposal Two-Election of Directors.”
Independent Registered Public Accounting Firm of Newco
The adoption by the holders of NWLIC capital stock of the Reorganization Agreement will also constitute ratification of BKD, LLP as described under the caption “Proposal Three-Ratification of the Engagement of the Independent Registered Public Accounting Firm” as the independent registered public accounting firm of Newco for the fiscal year ending December 31, 2015.
Issuances of Newco Class A Common Stock Under the NWLIC Plans
The adoption by the holders of NWLIC capital stock of the Reorganization Agreement will also constitute approval of the assumption by Newco of the NWLIC Plans and, where appropriate, the future issuance of shares of Newco Class A common stock in lieu of shares of NWLIC Class A Stock under the NWLIC Plans in connection with the Reorganization without further shareowner action.
Newco Restated Certificate of Incorporation
The adoption by the holders of NWLIC capital stock of the Reorganization Agreement will also constitute approval of the terms of the Newco restated certificate of incorporation in the form attached to this proxy statement/prospectus as Annex II.
Restrictions on the Sale of Newco Shares
The shares of Newco Class A and Class B common stock to be issued in the Reorganization will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, subject to existing restrictions on certain affiliates of Newco.

DESCRIPTION OF NEWCO CAPITAL STOCK
Newco is incorporated in the State of Delaware. The rights of stockholders of Newco will generally be governed by Delaware law and Newco’s restated certificate of incorporation and bylaws. The following is a summary of the material provisions of Newco’s restated certificate of incorporation and bylaws. This summary is not complete and is qualified by reference to Delaware statutory and common law and the full texts of Newco’s restated certificate of incorporation and bylaws, which are attached as Annexes II and III to this proxy statement/prospectus.
General
Upon the completion of the Reorganization, the authorized capital stock of Newco will be 7,700,000 shares, consisting of 7,500,000 shares of Class A common stock, par value $0.01 per share, and 200,000 shares of Class B common stock, par value $0.01 per share. All of the shares issued and outstanding upon completion of the Reorganization will be fully paid and nonassessable.
Upon completion of the Reorganization, the number of shares of Class A and Class B common stock, respectively, that will be outstanding will be equal to the number of shares issued and outstanding of NWLIC capital stock outstanding immediately prior to the Reorganization.

Class A Common Stock
Dividends and Distributions. The holders of outstanding shares of Newco’s Class A common stock will be entitled to receive dividends and other distributions out of assets legally available at times and in amounts as the board of directors of Newco may determine from time to time. All shares of Class A common stock are entitled to participate ratably with respect to dividends or other distributions paid to holders of our Class A common stock.

Liquidation Rights. If Newco is liquidated, dissolved or wound up, voluntarily or involuntarily, then, after payment of any debts and liabilities of Newco, holders of Newco’s Class A common stock are entitled to receive the par value of their shares. The holders of Class B common stock are then entitled to receive the par value of their shares, and thereafter the holders of the Class A common stock will share ratably in all assets of Newco available for distribution to the Class A and Class B stockholders.

Voting Rights. Each share of Class A common stock is entitled to one vote per share on all matters to be voted upon by the holders of the Class A common stock. There are no cumulative voting rights. Stockholders may vote by proxy.

The Class A stockholders will have the exclusive right to elect one-third (1/3) of the members of our board of directors, plus one director for any remaining fraction, and the Class B stockholders will have the exclusive right to elect the remaining members of our board of directors. Directors will be elected by a plurality of the votes of the shares of the class of stock present in person or represented by proxy at a meeting and entitled to vote on the election of such director or directors. The affirmative vote of a majority of the shares of Newco’s Class A and Class B common stock voting together as one class present in person or represented by proxy and entitled to vote on the matter shall be required to approve all other matters presented to stockholders at an annual or special meeting except as otherwise required by applicable law, Newco's restated certificate of incorporation or bylaws, or the rules and regulations of any stock exchange applicable to Newco.

Other. There are no preemption, redemption, sinking fund, or conversion rights applicable to Newco’s Class A common stock.
Class B Common Stock
Dividends and Distributions. The holders of outstanding shares of Newco’s Class B common stock will be entitled to receive dividends and other distributions out of assets legally available at times and in amounts as the board of directors of Newco may determine from time to time; provided, however, that, under Newco’s restated certificate of incorporation, any dividends or distributions on each share of Class B common stock per annum will be only one-half (1/2) of the dividends and distributions paid on each share of Class A common stock. All shares of Class B common stock are entitled to participate ratably with respect to dividends or other distributions paid to holders of our Class B common stock.

Liquidation Rights. If Newco is liquidated, dissolved or wound up, voluntarily or involuntarily, then, after payment of any debts and liabilities of Newco and after the Class A common stockholders receive the par value of their shares, the holders of Newco’s Class B common stock are entitled to receive the par value of their shares and thereafter will share ratably in all assets of Newco available for distribution to the Class A and Class B stockholders.

Voting Rights. Each share of Class B common stock is entitled to one vote per share on all matters to be voted upon by the holders of the Class B common stock. There are no cumulative voting rights. Stockholders may vote by proxy.

The Class A stockholders will have the exclusive right to elect one-third (1/3) of the members of our board of directors, plus one director for any remaining fraction, and the Class B stockholders will have the exclusive right to elect the remaining members of Newco’s board of directors. Directors will be elected by a plurality of the votes of the shares of the class of stock present in person or represented by proxy at a meeting and entitled to vote on the election of such director or directors. The affirmative vote of a majority of the shares of Newco’s Class A and Class B common stock voting together as one class present in person or represented by proxy and entitled to vote on the matter shall be required to approve all other matters presented to stockholders at an annual or special meeting except as otherwise required by applicable law, Newco’s restated certificate of incorporation or bylaws, or the rules and regulations of any stock exchange applicable to Newco.

Other. There are no preemption, redemption, sinking fund, or conversion rights applicable to Newco’s Class B common stock.

Anti-Takeover Effects of Certain Provisions of Newco’s Certificate of Incorporation, Bylaws, and Delaware Law
Provisions of Newco’s restated certificate of incorporation, its bylaws, and Delaware law could have the effect of delaying or preventing a third party from acquiring the company, even if the acquisition would benefit Newco’s stockholders. These provisions may delay, defer or prevent a tender offer or takeover attempt of the company that a stockholder might consider in the stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by its stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to reduce Newco’s vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of Newco’s outstanding shares, or an unsolicited proposal for our restructuring or sale of all or part of its business.
Authorized but Unissued Shares of Common Stock
Newco’s authorized but unissued shares of Class A common stock are available for its board of directors to issue without stockholder approval. Newco may use the additional authorized shares of Class A common stock for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of Newco’s authorized but unissued shares of Class A common stock could render more difficult or discourage an attempt to obtain control of the company by means of a proxy contest, tender offer, merger, or other transaction.
Stockholder Action; Special Meetings of Stockholders
The restated certificate of incorporation of Newco provides that any action required or permitted to be taken by stockholders at an annual meeting or special meeting of the stockholders may only be taken at an annual or special meeting before which it is properly brought, and not by written consent without a meeting. The bylaws also provide that special meetings of stockholders may be called by (i) the board of directors, (ii) the chairman of the board of directors, (iii) the President, (iv) the Chief Executive Officer, or (v) the Secretary upon the written request of the record holder(s) of at least 25% of the outstanding shares of Newco’s common stock, provided that such holder(s) has continuously held such shares for a period of two years prior to the delivery of such written request for a special meeting and has complied in full with additional requirements set forth in Newco's bylaws.
Advance Notice Requirements for Stockholders Proposals and Director Nominations
The bylaws provide that stockholders seeking to bring business before a meeting of stockholders, or to nominate candidates for election as directors at a meeting of stockholders, must provide Newco with timely written notice of their proposal. The bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before a meeting of stockholders or from making nominations for directors at a meeting of stockholders.
Amendment to the Restated Certificate of Incorporation and Bylaws
The restated certificate of incorporation may generally be amended (after the board of directors adopts a resolution declaring the advisability of such an amendment) by a majority of its stockholders, except with respect to provisions regarding the board of directors, limitations on director liability and indemnification and advancement of expenses to directors and officers, stockholder meetings, and amendments to the restated certificate of incorporation and bylaws, which provisions of the restated certificate of incorporation may only be amended upon approval of holders of at least 66-2/3% of Newco’s outstanding voting stock. The restated certificate of incorporation separately requires the approval of at least 75% of the voting power of all outstanding Class A common stock to amend certain provisions of the restated certificate of incorporation relating to the dividend and liquidation preferences of the Class A common stock. The bylaws may generally be amended by the board of directors or by stockholders upon approval of holders of at least 66-2/3% of Newco’s outstanding voting stock.
Delaware Anti-Takeover Statute
Newco is subject to the provisions of Section 203 of the DGCL, an anti-takeover law. Subject to exceptions, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding, those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•
on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder, with an “interested stockholder” being defined as a person who, together with affiliates and associates, owns (or who is an affiliate or associate of the corporation and did own within three years prior to the date of determination whether the person is an "interested stockholder") 15% or more of the corporation’s voting stock.
Newco's Board of Directors approved the acquisition of shares of its Class A common stock and Class B common stock by Robert L. Moody in connection with the Reorganization Proposal and the related reorganization described herein under Section 203 of the DGCL. As a result, he will not be deemed to be an "interested stockholder" thereunder and any "business combination" between Mr. Moody and Newco will not be subject to the prohibitions in Section 203 of the DGCL.
Limitation of Director Liability and Indemnification of Directors and Officers
Newco’s restated certificate of incorporation provides, to the fullest extent permitted by Delaware law, that directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law currently provides that such a provision may not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (governing distributions to stockholders); or

•	for any transaction from which the director derived any improper personal benefit.

However, in the event the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
The bylaws of Newco further provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law and may indemnify other persons as authorized by the DGCL. In particular, Newco’s bylaws provide that Newco will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, but not limited to, serving as a witness without being named a defendant or respondent, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of Newco or, while a director or officer of Newco, is or was serving at the request of Newco as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability and loss suffered (including, but not limited to, judgments, penalties, fines, excise taxes, and amounts paid in settlement) and expenses (including attorneys’ fees) reasonably incurred by such covered person. In the case of a proceeding commenced by a covered person, Newco will only be required to indemnify the covered person if commencement of the proceeding (or part thereof) by the covered person was authorized in the specific case by the board of directors.

Any such indemnification under Newco’s bylaws (unless ordered by a court) may be made by Newco only as authorized in the specific case upon a determination that indemnification of the covered person is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 145 of the DGCL. This determination must be made, with respect to the covered person: (i) by a majority vote of the directors who are not parties to such proceeding, though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders of Newco.

DESCRIPTION OF NWLIC CAPITAL STOCK
NWLIC is incorporated in the State of Colorado. The rights of shareholders of NWLIC are generally governed by Colorado law and NWLIC’s restated articles of incorporation and bylaws. The following is a summary of the material provisions of NWLIC’s restated articles of incorporation and bylaws. This summary is not complete and is qualified by reference to Colorado statutory and common law and the full texts of NWLIC’s restated articles of incorporation and bylaws. A copy of NWLIC’s restated articles of incorporation, including amendments thereto, are attached as Exhibit 3(a), 3(b), 3(c), 3(d) and 3(e) to the NWLIC’s Form 10-

K for the year ended December 31, 1995. A copy of NWLIC’s bylaws is attached as Exhibit 3ii(i) to NWLIC’s current report on Form 8-K filed on March 20, 2015.
General
NWLIC is authorized to issue 7,500,000 shares of Class A Stock, $1.00 par value per share, and 200,000 shares of Class B Stock, $1.00 par value per share. As of April 20, 2015, NWLIC had 3,436,166 shares of Class A Stock outstanding, held by 3,525 holders of record and 200,000 shares of Class B Stock outstanding, held by two holders of record. The outstanding shares of NWLIC’s stock are fully paid and nonassessable.
Class A Common Stock
Dividends and Distributions. The holders of outstanding shares of NWLIC’s Class A Stock are entitled to receive dividends and other distributions out of assets legally available at times and in amounts as the board of directors of NWLIC may determine from time to time. All shares of Class A Stock are entitled to participate ratably with respect to dividends or other distributions paid to holders of the Class A Stock.
Liquidation Rights. If NWLIC is dissolved or wound up, voluntarily or involuntarily, holders of NWLIC’s Class A Stock are entitled to receive the par value of their shares. The holders of Class B Stock are then entitled to receive the par value of their shares, and thereafter the holders of the Class A Stock will share ratably in all assets of NWLIC available for distribution to the holders of the Class A Stock and the Class B Stock.

Voting Rights. Each share of Class A Stock is entitled to one vote per share on all matters to be voted upon by the holders of the Class A Stock. There are no cumulative voting rights. Shareholders may vote by proxy.
The Class A Stock has the exclusive right to elect one-third (1/3) of the members of our board of directors, plus one director for any remaining fraction, and the Class B Stock has the exclusive right to elect the remaining members of our board of directors.  Directors are elected by a plurality of the votes of the shares of the class of stock present in person or represented by proxy at a meeting and entitled to vote on the election of such director or directors. The affirmative vote of a majority of the shares of NWLIC's Class A Stock and Class B Stock voting together as one class present in person or represented by proxy at a meeting and entitled to vote on the matter shall be required to approve all other matters voted upon by shareholders other than those matters set forth in the CBCA.
Other. There are no preemption, redemption, sinking fund, or conversion rights applicable to the Class A Stock.
Class B Common Stock
Dividends and Distributions. The holders of outstanding shares of Class B Stock are entitled to receive dividends and other distributions out of assets legally available at times and in amounts as the board of directors of NWLIC may determine from time to time; provided, however, that any dividends or distributions on each share of Class B Stock per annum will be only one-half (1/2) of the dividends and distributions paid on each share of Class A Stock. All shares of Class B Stock are entitled to participate ratably with respect to dividends or other distributions paid to holders of Class B Stock.
Liquidation Rights. If NWLIC is dissolved or wound up, voluntarily or involuntarily, then, after the holders of NWLIC’s Class A Stock receive the par value of their shares, the holders of NWLIC’s Class B Stock are entitled to receive the par value of their shares and thereafter will share ratably in all assets of NWLIC available for distribution to the Class A Stock and Class B Stock.

Voting Rights. Each share of Class B Stock is entitled to one vote per share on all matters to be voted upon by the holders of the Class B Stock. There are no cumulative voting rights. Shareholders may vote by proxy.
The Class A Stock has the exclusive right to elect one-third (1/3) of the members of our board of directors, plus one director for any remaining fraction, and the Class B Stock has the exclusive right to elect the remaining members of our board of directors.  Directors are elected by a plurality of the votes of the shares of the class of stock present in person or represented by proxy at a meeting and entitled to vote on the election of such director or directors. The affirmative vote of a majority of the shares of NWLIC's Class A Stock and Class B Stock voting together as one class present in person or represented by proxy at a meeting and entitled to vote on the matter shall be required to approve all other matters voted upon by shareholders other than those matters set forth in the CBCA.
Other. There are no preemption, redemption, sinking fund, or conversion rights applicable to the Class B Stock.

Limitation of Director Liability and Indemnification of Directors and Officers
NWLIC's restated articles of incorporation does not include a provision eliminating or limiting the personal liability of a director to NWLIC or to its shareholders for monetary damages for breach of fiduciary duty as a director.

NWLIC’s bylaws provide that NWLIC will indemnify its officers and directors against judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement, and reasonable expenses actually incurred by them while serving in such capacity if they (i) conducted themselves in good faith, (ii) reasonably believed, in the case of conduct in their official capacity, that their conduct was in NWLIC’s best interests and, in all other cases, that their conduct was at least not opposed to NWLIC’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that their conduct was unlawful; provided, the indemnification in connection with a proceeding brought by or on behalf of NWLIC is limited under the bylaws to the reasonable expenses (including court costs and attorney's fees) actually incurred by the officer or director in connection with the proceeding.  No indemnification, however, shall be made in connection with proceedings in which the officer or director is (a) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in his official capacity, or (b) found liable to NWLIC.

NWLIC may provide further indemnification for officers as permitted by Section 7-109-107 of the CBCA.
Comparative Rights of Holders of NWLIC Capital Stock and Newco Capital Stock
At the effective time of the merger, NWLIC Class A Stock and Class B Stock will be converted on a one-for-one basis into Newco Class A and Class B common stock, as appropriate. As a result, Newco’s restated certificate of incorporation and bylaws and the applicable provisions of the DGCL will govern the rights of the former holders of NWLIC capital stock who receive shares of Newco capital stock pursuant to the merger. The rights of NWLIC shareholders are currently governed by the CBCA and common law, NWLIC’s restated articles of incorporation and NWLIC’s bylaws. The rights of Newco stockholders after the completion of the Reorganization will be governed by the DGCL and common law, Newco’s restated certificate of incorporation, and Newco’s bylaws. The following summary compares the material rights that NWLIC shareholders currently have and the rights that they will have as stockholders of Newco following the Reorganization. This summary is qualified in its entirety by reference to the full text of the aforementioned authorities. For detailed descriptions of the capital stock of NWLIC and Newco, see “Description of NWLIC Capital Stock” and “Description of Newco Capital Stock” in this proxy statement/prospectus.

	Rights of Holders of NWLIC Common Stock	Rights of Holders of Newco Common Stock
Capitalization:
NWLIC’s restated articles of incorporation authorize NWLIC to issue 7,500,000 shares of Class A common stock, par value $1.00 per share, and 200,000 shares of Class B common stock, par value $1.00 per share.

Newco’s restated certificate of incorporation authorizes Newco to issue 7,500,000 shares of Class A common stock, par value $0.01 per share, and 200,000 shares of Class B common stock, par value $0.01 per share.

Voting Rights:
Each share of Class A Stock and Class B Stock is entitled to one vote per share on all matters to be voted upon by the holders of the Class A Stock and Class B Stock. There are no cumulative voting rights. Shareholders may vote by proxy.
The Class A Stock has the exclusive right to elect one-third (1/3) of the members of NWLIC’s board of directors, plus one director for any remaining fraction, and the Class B Stock has the exclusive right to elect the remaining members of NWLIC’s board of directors.  The affirmative vote of a majority of the shares of the Class A Stock and Class B Stock voting together as one class present in person or represented by proxy at a meeting and entitled to vote on the matter shall be required to approve all matters voted upon by shareholders other than the election of directors and those matters set forth in the CBCA.

Each share of Class A and Class B common stock will be entitled to one vote per share on all matters to be voted upon by the holders of the Class A and Class B common stock. There will be no cumulative voting rights. Stockholders will be permitted to vote by proxy.
The Class A common stock will have the exclusive right to elect one-third (1/3) of the members of Newco’s board of directors, plus one director for any remaining fraction, and the Class B stockholders will have the exclusive right to elect the remaining members of Newco’s board of directors. The affirmative vote of a majority of the shares of Newco’s Class A common stock and Class B common stock voting together as one class present in person or represented by proxy and entitled to vote on the matter shall be required to approve all matters presented to stockholders at an annual or special meeting other than the election of directors and except as otherwise required by applicable law, Newco’s restated certificate of incorporation or bylaws, or the rules and regulations of any stock exchange applicable to Newco.

Dividend Rights:	Any dividends or distributions on shares of Class B Stock may only be one-half (1/2) of the dividends and distributions paid on shares of Class A Stock.	Any dividends or distributions on shares of Class B common stock may only be one-half (1/2) of the dividends or distributions paid on shares of Class A common stock.
Quorum:
One-half (1/2) of the Class A Stock and Class B Stock voting together as a single class constitutes a quorum at a meeting of NWLIC’s shareholders. In the election of directors, a quorum will consist of one half (1/2) of the shares of Class A Stock entitled to vote thereat and one half (1/2) of the shares of Class B Stock entitled to vote thereat.

The holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for the transaction of business at a meeting of Newco’s stockholders; provided that, where a separate vote by a class or series of Newco’s stock is required for any matter, including with respect to the election of directors, a quorum shall consist of the holders of a majority of the outstanding shares of such class or series entitled to vote with respect to such matter, present in person or represented by proxy.

Number of Directors:	NWLIC’s restated articles of incorporation and bylaws provide that the number of members of the board of directors shall not be fewer than seven nor more than twenty-seven persons.	Newco's restated certificate of incorporation and bylaws provide that the number of members of the board of directors shall be determined from time to time by the board of directors.

Voting Required For Election of Directors:	NWLIC’s bylaws provide that the vote of a plurality of the shares entitled to vote for directors is required in order to elect a director.
Newco’s bylaws provide that directors shall be elected by a plurality of the votes of the shares of stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors; provided that, with respect to the election of any directors entitled to be elected by a particular class or series of Newco’s stock, such directors shall be elected by a plurality of the votes of the shares of such class or series of stock present in person or represented by proxy at the meeting and entitled to vote on the election of such director or directors.

Removal of Directors:
NWLIC’s bylaws provide that members of the board of directors may be removed, either for or without cause, at any special meeting of shareholders by the affirmative vote of a majority in number of the shares of Class A Stock and Class B Stock present in person or by proxy at such meeting and entitled to vote for the election of such director.

Newco’s restated certificate of incorporation provides that any director elected by the holders of the Class A common stock or the Class B common stock voting as a separate class or otherwise designated as a Class A or Class B director may be removed from office at any time, with or without cause, solely by the affirmative vote of a majority of the holders of the Class A common stock or Class B common stock, as applicable, voting as a separate class and then entitled to vote at an election of such designated directors.

Classification of Board of Directors:	NWLIC’s restated articles of incorporation do not provide for a classified board of directors.	Newco’s restated certificate of incorporation does not provide for a classified board of directors. Accordingly, under the DGCL, all directors of Newco will be elected annually.
Filling Vacancies on the Board of Directors:
Under the restated articles of incorporation, in the event of a vacancy on the Board of Directors, such vacancy shall be filled by a vote of the majority of the remaining directors elected by the class who elected the directors whose position is being filled.  In the event that there is no majority of such directors, then such vacancy shall be filled at a special meeting of the shareholders who elected the director whose position is being filled.

Under Newco’s bylaws, in the event of a vacancy on the board of directors, such vacancy shall be filled by a vote of the majority of the remaining directors, even if less than a quorum, elected or designated by the class of stockholders who elected or designated the director whose position is being filled. In the event that there are no such designated directors remaining, then such vacancy shall be filled at a meeting by the stockholders who elected the director whose position is being filled. In the event of any vacancy in the board of directors resulting from an increase in the number of directors, the board of directors shall designate the class of stock entitled to vote for such directorship, and such vacancy shall then be filled by the remaining directors elected by such class, even if less than a quorum, or by the stockholders of such class.

Record Date:
Under the Bylaws, the Board of Directors may fix in advance a record date for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such record date to be not less than ten nor more than seventy days prior to such meeting.

Under Newco’s bylaws, the board of directors may fix a record date to determine the stockholders entitled to notice of a meeting, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors and shall not be more than 60 nor less than 10 days before the date of such meeting. If the board of directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

Notice of Meetings:
Each shareholder entitled to vote must be given written notice (unless waived) of each annual or special meeting, stating the place, date, time, and, in the case of a special meeting, purpose(s) of the meeting, not less than 10 nor more than 60 days before the date of the meeting; except that, if the number of authorized shares is to be increased, at least 30 days' notice shall be given.

Each stockholder entitled to notice must be given written notice (unless waived) of each annual or special meeting not less than 10 days nor more than 60 days before the date of the meeting. The notice shall state the place, if any, date and time of such meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining stockholders entitled to vote at the meeting or any adjournment thereof (if such record date is different from the record date for determining the stockholders entitled to notice of the meeting), and, in the case of a special meeting, the purpose or purposes for which such meeting is to be held.

Advance Notice By Stockholders for Director Nominations and Other Business:
Neither NWLIC’s restated articles of incorporation nor its bylaws have any provisions requiring advance notice by stockholders, or the provision of specified information in such a notice, to properly bring any director nominations or other business before an annual or special meeting of the stockholders.

Newco’s bylaws require that, for any nominations of directors or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary and any such proposed business (other than the nominations of persons for election to the board of directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to the secretary at the principal executive offices of Newco not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Newco). In the event Newco calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, the stockholder must deliver such notice to the secretary at the principal executive offices of Newco not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

In addition, under Newco’s bylaws, the notice delivered by the stockholder must set forth certain information, including information regarding (a) the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made; (b) each person whom the stockholder proposes to nominate for election as a director; and (c) any other business that the stockholder proposes to bring before the meeting.

Amendments to Charter:
The CBCA provides that amendments to a corporation’s articles of incorporation (other than certain ministerial amendments that may be made by the board of directors, without shareholder action) may be proposed by the board of directors or by the holders of shares representing at least 10% of all of the votes entitled to be cast on the amendment. The board of directors must recommend the amendment to the shareholders, unless the amendment is being proposed by the shareholders, or unless the board of directors determines that because of a conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders. The adoption of the amendment requires the affirmative vote of holders of at least two-thirds of the outstanding shares of each of the Class A Stock and Class B stock entitled to vote. In addition, NWLIC's restated articles of incorporation requires the approval of at least 75% of the voting power of all outstanding Class A Stock to amend certain provisions of the restated articles of incorporation relating to the dividend and liquidation preferences of the Class A Stock.

Other than with respect to certain ministerial amendments that may be made by the board of directors without the approval of stockholders, the DGCL requires that the board of directors adopt a resolution setting forth any proposed amendment to Newco’s restated certificate of incorporation, declaring its advisability, and that the amendment be approved by a majority of the outstanding stock entitled to vote on the amendment; additionally, the amendment must be approved by a majority of the outstanding stock of each class entitled to vote separately as a class on the amendment.
In addition, the following sections of Newco’s restated certificate of incorporation may be amended, repealed, or altered only at a meeting of the stockholders by vote of the holders of at least 66 2/3% of the shares of capital stock entitled to vote: (1) Article V-Board of Directors; (2) Article VI-Limitation of Director Liability; Indemnification and Advancement of Expenses of Directors and Officers; (3) Article VII-Matters Relating to Stockholders; and (4) Article VIII-Amendments to the Certificate of Incorporation and Bylaws. In addition, Newco's restated certificate of incorporation separately requires the approval of at least 75% of the voting power of all outstanding Class A common stock to amend certain provisions of the restated certificate of incorporation relating to the dividend and liquidation preferences of the Class A common stock.

Amendments to Bylaws:
Pursuant to NWLIC’s bylaws, the bylaws may be altered, amended or repealed or new bylaws may be adopted by either a majority vote of the board of directors or the affirmative vote of a majority of the holders of stock entitled to vote on the matter.

Pursuant to Newco’s restated certificate of incorporation and bylaws, the bylaws may be altered, amended or repealed or new bylaws may be adopted by (i) a majority vote of the board of directors or (ii) the affirmative vote of 66 2/3% of the shares of capital stock entitled to vote.

Special Stockholders’ Meetings:
Under the Bylaws, special meetings of the shareholders may be called by the Chairman of the Board, the President, or the Board of Directors. Under the CBCA, special meetings of shareholders may also be called by shareholders representing at least ten percent of all the votes entitled to be cast on any issue proposed to be considered at the meeting.

Pursuant to Newco's bylaws, special meetings of stockholders may be called by (i) the Board of Directors, (ii) the Chairman of the Board of Directors, (iii) the President, (iv) the Chief Executive Officer, or (v) the Secretary upon the written request of the record holder(s) of at least 25% of the outstanding shares of Newco's common stock, provided that such holder(s) has continuously held such shares for a period of two years prior to the delivery of such written request for a special meeting and has complied in full with additional requirements set forth in Newco's bylaws.

Action by Consent of Stockholders:	The CBCA and NWLIC's organizational documents, taken together, permit shareholders to take action by written consent in lieu of a meeting so long as such consent is unanimous.
As permitted under the DGCL, Newco’s restated certificate of incorporation prohibits stockholder action except at an annual or special meeting of stockholders, and no action may be taken by written consent.

Indemnification of Directors and Officers:
NWLIC’s bylaws provide that NWLIC will indemnify its officers and directors against judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement, and reasonable expenses actually incurred by them while serving in such capacity if they (i) conducted themselves in good faith, (ii) reasonably believed, in the case of conduct in their official capacity, that their conduct was in NWLIC’s best interests and, in all other cases, that their conduct was at least not opposed to NWLIC’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that their conduct was unlawful; provided, the indemnification in connection with a proceeding brought by or on behalf of NWLIC is limited under the bylaws to the reasonable expenses (including court costs and attorney's fees) actually incurred by the officer or director in connection with the proceeding. No indemnification, however, shall be made in connection with proceedings in which the officer or director is (a) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in his official capacity, or (b) found liable to NWLIC.

Newco’s bylaws provide that Newco will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter by amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, but not limited to, serving as a witness without being named a defendant or respondent, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of Newco or, while a director or officer of Newco, is or was serving at the request of Newco as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability and loss suffered (including, but not limited to, judgments, penalties, fines, excise taxes, and amounts paid in settlement) and expenses (including attorneys’ fees) reasonably incurred by such covered person. In the case of a proceeding commenced by a covered person, Newco will only be required to indemnify the covered person if commencement of the proceeding (or part thereof) by the covered person was authorized in the specific case by the board of directors.

Any such indemnification under Newco’s bylaws (unless ordered by a court) may be made by Newco only as authorized in the specific case upon a determination that indemnification of the covered person is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 145 of the DGCL. This determination must be made, with respect to the covered person: (i) by a majority vote of the directors who are not parties to such proceeding, though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders of Newco.

Limitation of Director Liability:
NWLIC’s restated articles of incorporation does not include a provision eliminating or limiting the personal liability of a director to NWLIC or to its shareholders for monetary damages for breach of fiduciary duty as a director.

Newco’s restated certificate of incorporation provides, to the fullest extent permitted by Delaware law, that directors will not be liable to Newco or its stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law currently provides that personal monetary liability may not be eliminated or limited for breach of fiduciary duty that arises (a) from any breach of the director’s duty of loyalty to the corporation or its stockholders; (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) from any transaction from which the director derived an improper personal benefit.

Relevant Business Combination Provisions and Statutes:	The CBCA does not contain any “business combination provisions” which would serve to prevent or delay combinations with “interested shareholders.”
The DGCL provides that if a person acquires 15% or more of the stock of a Delaware corporation, such person may not engage in transactions with the corporation for a period of three years. The statute contains exceptions to this prohibition. The prohibition on business combinations is not applicable if, for example, the board of directors approves the acquisition of stock or the transaction prior to the time that the person becomes an interested stockholder, or if the interested stockholder acquired at least 85% of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and employee stock plans) in the transaction that resulted in the person becoming an interested stockholder, or if the transaction is approved by the board of directors and two-thirds of the holders of the outstanding voting stock which is not owned by the interested stockholder at a meeting of the stockholders.

Merger, Consolidation, and Sale of All or Substantially All Assets:
Under the CBCA, a plan of merger or plan of share exchange must be approved by each voting group entitled to vote separately on the plan by a majority of all the votes entitled to be cast on the plan by that voting group. Separate voting by voting groups is required:

•On a plan of merger if the plan contains a provision that, if contained in an amendment to the articles of incorporation, would require action by one or more separate voting groups on the amendment; and

•On a plan of share exchange by each class or series of shares included in the share exchange, with each class or series constituting a separate voting group.

Action by the shareholders of the surviving corporation on a plan of merger is not required if:

•the articles of incorporation of the surviving corporation will not differ, except for certain permitted amendments, from its articles of incorporation before the merger;

•each shareholder of the surviving corporation whose shares were outstanding immediately before the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after the merger;

•the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, will not exceed by more than twenty percent the total number of voting shares of the surviving corporation outstanding immediately before the merger; and

•the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, will not exceed by more than twenty percent the total number of participating shares outstanding immediately before the merger.

Under the CBCA, a sale, lease, exchange, or other disposition of all, or substantially all, of the property of a corporation, with or without its good will, other than in the usual and regular course of business generally must be approved by each voting group entitled to vote separately on the transaction or consent by a majority of all the votes entitled to be cast on the transaction or the consent by that voting group.

Under the DGCL, a merger, consolidation, or sale of all or substantially all of a corporation’s assets generally must be approved by the board of directors and by a majority of the outstanding stock of the corporation entitled to vote thereon. However, there are certain exceptions. For example, no vote of stockholders of a constituent corporation surviving a merger is required, unless the corporation provides otherwise in its certificate of incorporation, if:

•the merger agreement does not amend in any respect the certificate of incorporation of the constituent corporation;

•each share of stock of the constituent corporation outstanding before the merger is an identical outstanding or treasury share of the surviving corporation after the merger; and

•either no shares of common stock of the surviving corporation are to be issued or delivered pursuant to the merger or the authorized unissued shares or treasury shares of the surviving corporation to be issued do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective time of the merger.

Dissenters’ and Appraisal Rights:
The CBCA provides shareholders (which includes record shareholders and beneficial owners) with the right to dissent and obtain payment of the fair value of the shareholder's shares in the event certain mergers, share exchanges, sales, leases, exchanges or other dispositions of all or substantially all of the property of the corporation and conversions. As a general matter, appraisal rights are not available with respect to shares:

•listed on a national securities exchange, or

•held of record by more than 2,000 shareholders,

unless holders of shares will receive for the shareholder’s shares, pursuant to the corporate action, anything except:

•shares of the corporation surviving the consummation of the plan of merger or share exchange,

•shares of Shares of any other corporation which, at the effective date of the plan of merger or share exchange, will be:

 •listed on a national securities exchange, or

 •held of record by more than 2,000 holders,

•cash instead of fractional shares of stock; and

•any combination of the foregoing described shares or cash in lieu of fractional shares.

Shareholders also may dissent in the case of a reverse stock split that reduces the number of shares owned to a fraction of a share or to scrip if such scrip is to be acquired for cash or voided.

The DGCL provides record stockholders of a corporation involved in a merger or consolidation the right to demand and receive payment in cash of the fair value of their stock in certain mergers and consolidations if the stockholder continuously holds such shares through the effective date of the merger or consolidation and has neither voted in favor of the merger or consolidation nor consented thereto in writing. As a general matter, appraisal rights are not available with respect to shares:

•listed on a national securities exchange, or

•held of record by more than 2,000 stockholders,

unless holders of shares are required to accept in the merger or consolidation anything other than any combination of:

 •shares of stock of the surviving corporation in the merger or consolidation or depository receipts in respect thereof,

•shares of stock (or depository receipts in respect thereof) of another corporation that, at the effective date of the merger or consolidation, will be:

•listed on a national securities exchange, or

•held of record by more than 2,000 holders,

•cash instead of fractional shares of stock or fractional depository receipts received, and

•any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs.

Franchise Tax:	There is no franchise tax in Colorado. There is a nominal annual fee assessed to maintain the good standing of a corporation in the State of Colorado.	The DGCL requires corporations to pay franchise tax annually. The amount of such franchise tax will be significantly more than the nominal annual fee NWLIC is paying in Colorado.

PROPOSAL 2:   ELECTION OF DIRECTORS

Our Restated Articles of Incorporation and Restated Bylaws provide that the Board of Directors shall consist of a minimum of seven directors and a maximum of twenty-seven directors.  The Board of Directors currently consists of 10 members.  A Board of Directors composed of 10 persons is recommended by the Board of Directors to be elected at the 2015 Annual Meeting to serve until the next Annual Meeting of Shareholders, or until their successors have been duly elected and qualified.  Article 4 of the Restated Articles of Incorporation of the Company provides that the Class A shareholders shall have the exclusive right to elect one-third of the Board of Directors, plus one director for any remaining fraction, and that the Class B shareholders shall have the exclusive right to elect the remaining members of the Board of Directors.  Accordingly, the Board of Directors recommends the election of four Class A nominees and six Class B nominees indicated below.  A plurality of each class of stock voting separately will be necessary to elect the directors of that particular class.  It is the intention of the persons named in the enclosed proxy to vote for the nominees of the particular class, unless the proxy has been marked to withhold authority to vote for the nominees.  The Restated Articles of Incorporation of the Company do not permit cumulative voting for directors.

It is the intention of the persons named in the proxy, in the absence of a contrary direction, to vote FOR the election of each of the 10 persons named in this proxy statement as nominees for director for a one-year term expiring at the 2016 Annual Meeting of Shareholders or until their successors are duly elected and qualified or until their earlier death, resignation, or removal.

Nominees for the Board of Directors

Our nominees for the election of directors include three independent directors, as defined by the NASDAQ Listing Rules and determined by the Board of Directors, and three members of our senior management.  The names of the nominees for election as a director to serve until the 2016 Annual Meeting of Shareholders, or until their earlier resignation or removal, and certain additional information with respect to each of them, are set forth below.  The nominees have consented to be named in this proxy statement and to serve as directors, if elected.  Except as indicated in “Relationships among Directors and Executive Officers” below, there are no family relationships among any of our executive officers or the director nominees.

If, at the time of or prior to the Annual Meeting, any of the nominees is unable or declines to serve, the persons named as proxies may use the discretionary authority provided in the proxy to vote for a substitute or substitutes designated by the Board of Directors.  If the proxy has been marked to withhold authority to vote for the nominees, the proxy will not then be voted either for or against such substitute nominees.  The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Class A Nominees

Name of Director	Principal Occupation During Last Five Years and Directorships	Class Nominee	Age	Director Since

Stephen E. Glasgow	Partner, G-2 Development, LP	Class A	52	2004
(2) (4)	Austin, Texas

E. Douglas McLeod	Attorney, Investments, and	Class A	73	1979
	Chairman and Director
	of Moody Gardens, Inc.

Louis E. Pauls, Jr.	President, Louis Pauls & Company;	Class A	79	1971
(2) (4)	Investments, Galveston, Texas

E. J. Pederson	Managing Director, CitareTx, LLC;	Class A	67	1992
(2) (4)	Special Assistant to the Executive
	Vice President and CEO of the
	Texas A&M Health Science Center

Class B Nominees

Name of Director	Principal Occupation During Last Five Years and Directorships	Class Nominee	Age	Director Since

Robert L. Moody	Chairman of the Board and Chief	Class B	79	1963
(1) (3)	Executive Officer of the Company

Ross R. Moody	President and Chief Operating Officer	Class B	52	1981
(1) (3)	of the Company

Ann M. Moody	Director of Gal-Tex Hotel	Class B	77	2014
	Corporation, Transitional Learning
	Center, and Moody Endowment

Charles D. Milos	Senior Vice President of the Company	Class B	69	1981
(1) (3)

Frances A. Moody-Dahlberg	Executive Director,	Class B	45	1990
	The Moody Foundation,
	Dallas, Texas

Russell S. Moody	Investments, League City, Texas	Class B	53	1988

(1)	Member of Executive Committee.

(2)	Member of Audit Committee.

(3)	Member of Investment Committee.

(4)	Member of Compensation and Stock Option Committee.
There are no arrangements or understandings pursuant to which any director was elected.  All directors hold office for a term of one year or until their successors are elected and qualified.

Class A Nominees

STEPHEN E. GLASGOW
Managing Partner of Texas GSA Holdings, LP, G-2 Development, LP, and RAM Investments, real estate development and investment companies, since 2006, 2003, and 1990, respectively.  Mr. Glasgow has developed and built a variety of different projects, including residential subdivisions, single and multi-family products, commercial office buildings, retail centers, and government properties.  Mr. Glasgow’s independence, experience, and financial acumen qualify him to serve as a member of our Board of Directors.

E. DOUGLAS McLEOD
Attorney; Investments; Former state legislator; Member of the NWL Board for 36 continuous years; Chairman and Director of Moody Gardens, Inc. (charitable corporation); Advisory Director of American National Insurance Company, Galveston, Texas; Director of ANREM Corporation (real estate management corporation); Vice-President and Director of Colonel Museum, Inc. (charitable organization); and Past Director, Executive Board Member, and Chairman - Audit Committee of South Texas College of Law (law school) in Houston, Texas. Mr. McLeod’s experience as an attorney and elected public official, as well as experience in real estate development and non-profit administration allow him to provide a varied set of problem-solving skills and valuable insight to the Company as a member of our Board of Directors.

LOUIS E. PAULS, JR.
Owner and President of Louis Pauls & Co., a municipal bond and investment firm, since 1958.  Mr. Paul’s longstanding business knowledge and experience directing the management of our Company qualifies him to serve as a member of our Board of Directors.

E. J. PEDERSON
Managing Director, CitareTx, LLC as of July 2014. Special Assistant to the Executive Vice President and CEO of the Texas A&M Health Science Center from October 1, 2013 to June 2014; Interim President, Texas A&M Health Science Center and Interim Vice Chancellor for Health Affairs, The Texas A&M University System from October 2012 to October 2013; Management consultant from January 2007 to October 2012; Executive Vice President, The University of Texas Medical Branch, Galveston from 1986-2007; Vice President Business Affairs of the University of Texas at San Antonio from 1984-1986; and Vice President Business Affairs of the University of Texas at Dallas from 1980-1984.  Mr. Pederson’s combination of independence, financial expertise, and experience qualify him to serve as a member of our Board of Directors.

Class B Nominees

ROBERT L. MOODY
Chairman of the Board and Chief Executive Officer of the Company from 1963-1968, 1971-1980, and 1981-Present; Director of American National Insurance Company ("ANICO") (insurance services) since 1960 and Chairman of the Board since 1982; Chairman of the Board and Director of Moody National Bank (banking services); and Trustee of The Moody Foundation (charitable and educational foundation) since 1955.  Mr. Moody’s tenure as Chief Executive Officer affords him extensive insight into the Company’s operations and qualifies him to serve as Chairman of our Board of Directors.

ROSS R. MOODY
President and Chief Operating Officer of the Company since 1992; Director, Officer, and/or Manager of various Company subsidiaries; Trustee of The Moody Foundation (charitable and educational foundation); and Director of American National County Mutual Insurance Company, an indirect subsidiary of American National Insurance Company.  Mr. Moody’s experience as our President and Chief Operations Officer provides him with significant insight into our operations and qualifies him to serve as a member of our Board of Directors.

CHARLES D. MILOS
Senior Vice President – Mortgage Loans and Real Estate of the Company since 1983; Director, officer, and/or manager of various Company subsidiaries; and President of Regent Care Management and Regent Care Management Services since 2005.  Mr. Milos was Vice President of Seal Fleet, Inc. from 1981-1983 and an Investment Analyst for the Company from 1976-1981.  Mr. Milos’ considerable experience as a senior officer of the Company, along with his understanding of its operations, qualifies him to serve as a member of our Board of Directors.

ANN M. MOODY
Mrs. Moody currently serves as a director on the Board of Directors of Gal-Tex Hotel Corporation, Transitional Learning Center, and Moody Endowment. She has previously served as a board member of Moody Gardens, First National Life Insurance Company, Westcap, Hometown Bank, Securities Management and Research, and the O'Connell High School Board. Mrs. Moody's extensive experience as a director of multiple regulated financial entities and her macroeconomic approach to management qualify her to serve as a member of our Board of Directors.

FRANCES A. MOODY-DAHLBERG
Executive Director of The Moody Foundation (charitable and educational foundation) since January 1998; Coordinator, Charitable Requests for the Company since March 15, 2010; a Trustee of The Moody Foundation since February 2004; Director of American National Insurance Company since 1987; Past Director of Gal-Tex Hotel Corporation (hotel management corporation) from March 2000 to December 2003; and past Director of The Moody Endowment (charitable corporation) from 1991 to February 2004.  Mrs. Moody-Dahlberg’s significant director experience affords her with the qualities necessary to serve as a member of our Board of Directors.

RUSSELL S. MOODY
Investments, League City, Texas; Director of American National Insurance Company, since 1986; and past Director of Gal-Tex Hotel Corporation (hotel management company) from March 2000 to December 2003.  Mr. Moody’s longstanding directorships provide him with the experience and understanding to qualify him to serve as a member of our Board of Directors.

The Board of Directors recommends that you vote “FOR” the election of the nominees for director to serve until the 2016 Annual Meeting of Shareholders.  All proxies executed and returned will be voted “FOR” the nominees unless the proxy specifies otherwise.

EXECUTIVE OFFICERS

The following persons are our executive officers, serving at the discretion of the Board of Directors, as of April 20, 2015.  Except as set forth below, there are no family relationships among any of our executive officers or nominees for director.

Name	Age	Position Held (Date Appointed to Position)

Robert L. Moody	79	Chairman of the Board and Chief Executive Officer (1963-1968, 1971-1980, 1981), Director

Ross R. Moody	52	President and Chief Operating Officer (1992), Director

S. Christopher Johnson	46	Senior Vice President - Chief Marketing Officer (2006)

Kitty Kennedy Nelson	66	Senior Vice President - Chief Actuary (2012)

Carlos A. Martinez	50	Senior Vice President - International Marketing (2012)

Charles D. Milos	69	Senior Vice President - Mortgage Loans and Real Estate (1990), Director

Rey Perez	42	Senior Vice President - Chief Legal Officer and Secretary (2015)

Brian M. Pribyl	56	Senior Vice President - Chief Financial Officer and Treasurer (2001)

Patricia L. Scheuer	63	Senior Vice President - Chief Investment Officer (1992)

Robert Sweeney	49	Senior Vice President - Chief Administrative Officer (2013)

Bruce E. Wood	54	Vice President - Controller (2014)

The biographies for Robert L. Moody, our Chairman of the Board and Chief Executive Officer, Ross R. Moody, our President and Chief Operating Officer, and Charles D. Milos, our Senior Vice President – Mortgage Loans and Real Estate, are listed above under the heading “Nominees for the Board of Directors.”

All of our executive officers listed above have served in various executive capacities with the Company for more than five years, except as described below.

There are no arrangements or understandings pursuant to which any officer was elected. All officers hold office for a term of one year or until their successors are elected and qualified, unless otherwise specified by the Board of Directors.

S. CHRISTOPHER JOHNSON
Mr. Johnson has been our Senior Vice President – Chief Marketing Officer since 2006.  Mr. Johnson was Senior Regional Vice President of Allstate - Lincoln Benefit Life from 1999 to 2006; Senior Sales Representative with Mutual of Omaha from 1998 to 1999; Field Sales Manager of Financial Brokerage from 1995 to 1998; Agent/Consultant with Financial Facts & Services from 1994 to 1995; and Branch Manager of Hooper Holmes/Portamedic from 1993 to 1994.

KITTY KENNEDY NELSON
Mrs. Nelson has been our Senior Vice President – Chief Actuary since January 2013. Mrs. Nelson was our Vice President - Valuation Actuary from January 2007 to December 2012 and our Assistant Vice President - Associate Actuary from November 2002 to December 2006. Prior to joining NWLIC, Mrs. Nelson was with G.P. Monnin Consulting, Inc. in Austin from February to November 2002; was Senior Vice President and Chief Operations Officer with Americo Life, Inc. from 1998 to 2000; and was with United Companies Life Insurance Company a.k.a United Life & Annuity Insurance Company from 1984-1998, holding the title of Executive Vice President, Chief Administrative Officer and Chief Actuary from 1993 to1998.

DR. CARLOS A. MARTINEZ
Dr. Martinez has been our Senior Vice President – International Marketing since June 2012. Dr. Martinez was Vice President - International Sales Development from May 2009 to June 2012, Assistant Vice President then Vice President of International New Business and Risk Selection from April 2004 to May 2009, and Senior Underwriter for the International Market from February 1997 to April 2004; prior to joining the Company, Dr. Martinez held the position of lead International Underwriter for Great Southern Life from 1996 to 1997 and for Citizens Life Insurance Company from 1994 to 1996.

REY PEREZ
Mr. Perez has been Senior Vice President – Chief Legal Officer and Secretary since February 2015.  Mr. Perez was Vice President – Corporate Counsel of the Company from December 2011 to February 2015, Assistant Vice President - Corporate Counsel from April 2006 to December 2011, and Corporate Counsel from May 2001 to April 2006.

BRIAN M. PRIBYL
Mr. Pribyl has been Senior Vice President – Chief Financial Officer and Treasurer since 2001.  Mr. Pribyl was an Executive Vice President – Chief Financial Officer, Treasurer and Secretary for Interstate Assurance Company from July 1990 to April 2001, and an Audit Manager for Price Waterhouse from 1983 to 1990.

PATRICIA L. SCHEUER
Ms. Scheuer has been Senior Vice President – Chief Investment Officer since 1992.  She was a Fixed Income Manager for Texas Permanent School Fund from February 1988 to August 1992, a Sr. Financial Analyst for Public Utility Commission of Texas from December 1984 to February 1988, and a Management Consultant for Deloitte Haskins & Sells from July 1983 to November 1984.

ROBERT SWEENEY
Mr. Sweeney has been Senior Vice President - Chief Administrative Officer since June 2013. Mr. Sweeney was Vice President of Administration for SCOR Reinsurance from November 2009 to June 2013, Vice President of Operations for Old Mutual Financial Network from December 2006 to November 2009, and Vice President of Administration for KMG America from June 2001 to December 2006. Mr. Sweeney has also held Second Vice President of Operations positions with AFLAC, Conseco, and Shenandoah Life Insurance, after starting his career with Allstate Life Insurance Company in January 1987 and serving in various underwriting and managerial positions through August 1995.

BRUCE E. WOOD
Mr. Wood has been Vice President - Controller and Assistant Treasurer since June 2014. Mr Wood was previously employed at property and casualty insurance carriers including as Controller of Capson Corporation from July 2012 to June 2014 and as Chief Accounting Officer of American Physicians Service Group from October 2001 to September 2011. He possesses thirty years of accounting and financial reporting experience including employment with Dell Financial Services, and various agencies of the State of Texas.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than as set forth in the following paragraphs, we are not aware of any transactions since the beginning of 2014 or any currently proposed transaction between us or our subsidiaries and any member of the Board of Directors, any of our executive officers, any security holder who is known to us to own of record or beneficially more than 5% of our Common Stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and in which any of the foregoing persons had, or will have, a direct or indirect material interest.  Except as otherwise noted and as applicable, we believe that each transaction described below is, or was, as the case may be, on terms at least as favorable to us as we would expect to negotiate with an unaffiliated party.

Relationships among Directors and Executive Officers

Robert L. Moody, of Galveston, Texas, the Chairman of the Board and Chief Executive Officer of the Company, is the husband of Ann M. Moody, father of Ross R. Moody, Russell S. Moody, and Frances A. Moody-Dahlberg, and the brother-in-law of E. Douglas McLeod. Ross R. Moody of Austin, Texas, the President and Chief Operating Officer and a director of the Company, is the son of Robert L. Moody, stepson of Ann M. Moody, and the brother of Russell S. Moody and Frances A. Moody-Dahlberg.  Frances A. Moody-Dahlberg of Dallas, Texas, an employee and director of the Company, is the daughter of Robert L. Moody and Ann M. Moody, and the sister of Ross R. Moody and Russell S. Moody.  E. Douglas McLeod of Galveston, Texas, a director of the Company, is the brother of Ann M. Moody and brother-in-law of Robert L. Moody.  Russell S. Moody of League

City, Texas, a director of the Company, is the son of Robert L. Moody, the stepson of Ann M. Moody, and the brother of Ross R. Moody and Frances A. Moody-Dahlberg. Ann M. Moody, of Galveston, Texas, a director of the Company, is the wife of Robert L. Moody, sister of E. Douglas McLeod, mother of Frances A. Moody-Dahlberg, and stepmother of Ross R. Moody and Russell S. Moody.

Please read “Compensation Discussion and Analysis” below for information regarding the payments and awards we made to each of the individuals during 2014.

Transactions with Related Persons, Promoters, and Certain Control Persons

Robert L. Moody, Jr. (“Mr. Moody, Jr.”) is the son of Robert L. Moody, the Company’s Chairman and Chief Executive Officer, the stepson of Ann M. Moody, a director of NWLIC, and is the brother of Ross R. Moody, the Company's President and Chief Operating Officer, and of Russell S. Moody and Frances A. Moody-Dahlberg who serve as directors of NWLIC. Frances A. Moody-Dahlberg is also an employee of the Company and she received $12,033 of compensation in 2014 for services as an employee.

Mr. Moody, Jr. wholly owns an insurance marketing organization that maintains agency contracts with NWLIC pursuant to which agency commissions are paid in accordance with the Company's standard commission schedules. Mr. Moody, Jr. also maintains an independent agent contract with NWLIC for policies personally sold under which commissions are paid in accordance with standard commission schedules.  In 2014, commissions paid under these agency contracts aggregated approximately $426,445.  In his capacity as an insurance marketing organization with the Company, Mr. Moody, Jr. also received marketing consulting fees of $48,000 in 2014.

Mr. Moody, Jr. further serves as the agent of record for several of the Company’s benefit plans including the self-insured health plan.  In 2014, amounts paid to Mr. Moody, Jr. as commissions and service fees pertaining to the Company’s benefit plans approximated $89,253.

Mr. Moody, Jr. is an Advisory Director of a wholly owned subsidiary of the Company.  As an Advisory Director, Mr. Moody, Jr. received director fees and other perquisites totaling $50,681 during 2014.

During 2014, management fees totaling $819,085 were paid to Regent Management Services, Limited Partnership (“RMS”) for services provided to downstream nursing home subsidiaries of NWLIC.  RMS is 1% owned by general partner RCC Management Services, Inc. (“RCC”), and 99% owned by limited partner, Three R Trusts.  RCC is 100% owned by the Three R Trusts.  The Three R Trusts are four Texas trusts for the benefit of the children of Robert L. Moody (Robert L. Moody, Jr., Ross R. Moody, Russell S. Moody, and Frances A. Moody-Dahlberg).  Charles D. Milos, Senior Vice President-Mortgage Loans and Real Estate, and a director of the Company, is a director and President of RCC.

The Company holds a common stock investment totaling approximately 6.8% of the issued and outstanding shares of Moody Bancshares, Inc. at December 31, 2014.  Moody Bancshares, Inc. owns 100% of the outstanding shares of Moody Bank Holding Company, Inc., which owns approximately 97.8% of the outstanding shares of The Moody National Bank of Galveston (“MNB”).  The Company utilizes MNB for the Company’s general banking services and for certain bank custodian services as well as for certain administrative services with respect to the Company’s defined benefit and contribution plans.  During 2014, fees totaling $663,132 were paid to MNB with respect to these services. Effective November 1, 2011, the Company amended a 36 month sublease on one of the Company’s leased office locations for $6,363 per month with MNB. The sublease with MNB expires April 30, 2015 and will not be renewed. During 2009, the Company entered into a revolving credit loan agreement with MNB, pursuant to which MNB granted to the Company a revolving line of credit up to the principal amount of $40,000,000, and executed a Master Repurchase Agreement with MNB providing for the overnight investment of Company cash balances.  The revolving credit loan agreement was renewed with MNB during 2013 under the same terms and conditions. Robert L. Moody, the Company’s Chairman and Chief Executive Officer, serves as Chairman of the Board of MNB.  The ultimate controlling person of MNB is the Three R Trusts.

During 2014, the Company paid American National Insurance Company ("ANICO") $265,602 in premiums for certain company sponsored benefit plans and $1,800,770 in reimbursements for claim costs for which ANICO provides third party administrative services.  ANICO paid the Company $1,875,802 in premiums for its company sponsored benefit plans.  The Company maintains an investment management agreement with American National Registered Investment Advisor, Inc., a subsidiary of ANICO, under which $42,164 was paid for services in 2014.  The Company executed a two year agreement in April 2014 with ANICO for a disaster recovery site totaling $12,917. Robert L. Moody, the Company’s Chairman and Chief Executive Officer is also ANICO’s Chairman.

Review, Approval, and Ratification of Transactions with Related Persons

In accordance with the Company’s Audit Committee Charter, related party transactions must be reviewed and approved by the Audit Committee of the Board of Directors, both at inception and on an ongoing basis.  Periodic reports of potential related party transactions are brought to the attention of the Audit Committee by management and the Audit Committee reviews the information on a case by case basis to determine if any transaction is a related party transaction.  The standard of review for any related party transaction is that the transaction must be fair to the Company and the transaction must be no more favorable to the related party than a similar arm’s length transaction with a non-related party.

While the Company has not adopted written procedures for review of, or written standards for approval of, these transactions, the policies and procedures followed are evidenced by the Audit Committee Charter, memorandums, and documentation of review and approvals.

INFORMATION RELATING TO OUR BOARD OF DIRECTORS
AND CERTAIN COMMITTEES OF OUR BOARD OF DIRECTORS

The Board of Directors

Our business is managed through the oversight and direction of our Board of Directors.  The Board of Directors currently has ten members.

Meetings of the Board of Directors

During 2014, the Board of Directors held a total of seven meetings.  In addition to meetings, the Board of Directors acts by written consent from time to time and did so once during 2014.  All of the current directors that were members of the Board of Directors during 2014 attended more than 75% of the meetings.  Each such director attended more than 75% of the meetings of the committees of which he is a member that were held during 2014.

Attendance at Annual Meetings of Shareholders

We encourage but do not require our Board members to attend the annual meeting of shareholders.  Eight of the then current members of the Board of Directors attended the 2014 annual meeting of shareholders.

Board Leadership / Affirmative Determinations Regarding Director Independence

The Company is a “Controlled Company” as defined in NASDAQ Listing Rule 5615(c)(1) and is exempt from the requirement to have a majority of the members of its Board of Directors as independent directors.  The Company qualifies as a Controlled Company because more than 50% of the voting power for the election of directors is held by Robert L. Moody.

The Board of Directors does not currently separate the role of Chairman of the Board from the role of Chief Executive Officer (both of which are held by Robert L. Moody) because it believes that this structure currently provides the most efficient and effective leadership model for the Company.  The Company does not have a separate lead director.  The Board of Directors has affirmatively determined that each of Messrs. Stephen E. Glasgow, Louis E. Pauls, Jr., and E. J. Pederson are “independent directors” as such term is defined in NASDAQ Listing Rule 5605(a)(2).  These independent directors met in executive session on two separate occasions during 2014.

If all nominees are elected at the Annual Meeting, Stephen E. Glasgow, Louis E. Pauls, Jr., and E. J. Pederson will be the sole members of the compensation and stock option and audit committees.  The Board of Directors has also affirmatively determined that each such member of these committees satisfies the independence requirements applicable to audit and compensation committees as prescribed by the NASDAQ Listing Rules and the rules and regulations of the SEC.  Robert L. Moody, Ross R. Moody, and Charles D. Milos are not “independent directors” because they are our Chairman of the Board and Chief Executive Officer, President and Chief Operating Officer, and Senior Vice President - Mortgage Loans and Real Estate, respectively.  Ann M. Moody, Frances A. Moody-Dahlberg, Russell S. Moody, and E. Douglas McLeod are not “independent directors” because they are Family Members, as defined by NASDAQ Listing Rule 5605(a)(2), of an individual who is employed by the Company as an Executive Officer.

Risk Management

Similar to other insurers, the Company is exposed to a wide spectrum of financial, operational, and other risks.  Effective enterprise risk management is a key concern for identifying, monitoring, measuring, communicating, and managing risks within limits and risk tolerances.  The Company’s Board of Directors and senior management are knowledgeable of and accountable for key risks.  The Board meets at least every other month and regularly hears reports from the President and Chief Operating Officer, the Chief Financial Officer, the Chief Actuary, the Chief Investment Officer, and the Chief Legal Officer.  In addition, the Board has several committees which include the Audit Committee, the Investment Committee, and the Compensation and Stock Option Committee that regularly convene to address various aspects of risk.

The Company maintains several management groups and committees that meet regularly to monitor, discuss, and manage a variety of issues and risks associated with the business.  These groups and committees include numerous areas such as regulatory compliance, financial reporting process and controls, fraud unit investigations, product spread management, and business strategy.  Key members of senior management are involved with these groups and committees providing direction and oversight and serve as a reporting liaison with the Company’s Board of Directors and sub-committees.

Committees of the Board of Directors

Our Board of Directors has the following standing, separately-designated committees: (i) an Executive Committee, (ii) an Audit Committee; (iii) an Investment Committee, and (iv) a Compensation and Stock Option Committee.  Information regarding each of the committees is set forth below.

Executive Committee

The Executive Committee of the Board of Directors may exercise all of the authority of the Board of Directors in the management of the business and affairs of the corporation, except where action of some or all members of the Board of Directors is required by statute, the Articles of Incorporation, the Bylaws, resolution of the Board, or the requirements of the NASDAQ Stock Market, Inc.  The Chairman of the Board serves as Chairman of the Executive Committee.  Robert L. Moody, Ross R. Moody, and Charles D. Milos are members of the Executive Committee and Robert L. Moody, as Chairman of the Board, serves as Chairman of the Executive Committee.  During 2014, the Executive Committee held five meetings and acted once via unanimous written consent.

Audit Committee

The Audit Committee of the Board of Directors consists of three non-employee directors.  Pursuant to the NASDAQ Listing Rules and federal securities laws, all of the members of the Audit Committee are independent.  The committee is primarily responsible for oversight of the Company’s financial statements and controls; assessing and ensuring the independence, qualifications, and performance of the independent auditors; appointing and retaining the independent auditors; approving the independent auditor’s services and fees; reviewing and approving all related party transactions; reviewing potential conflict of interest situations where appropriate; overseeing and directing internal audit activities; reviewing the Company’s financial risk assessment process and ethical, legal, and regulatory compliance programs; and reviewing and approving the annual audited financial statements for the Company before issuance.  Stephen E. Glasgow, Louis E. Pauls, Jr. and E. J. Pederson are members of the Audit Committee.  Louis E. Pauls, Jr. serves as Chairman of the Audit Committee.  The Audit Committee Charter is available in the Financial Information section on the Company’s website at www.nationalwesternlife.com.  During 2014, the Audit Committee held 11 meetings.

The Board of Directors has determined that Mr. E. J. Pederson is an "Audit Committee Financial Expert" as defined by the Securities Exchange Act of 1934, as amended, and as noted above Mr. Pederson is an independent director. Additionally, both Mr. Glasgow and Mr. Pauls are financially literate and are able to read and understand financial statements, including a company's balance sheet, income statement, and cash flow statement.

Investment Committee

The Investment Committee of the Board of Directors is comprised of three directors (and one Company officer) and has the responsibility for oversight of the Company’s investment transactions including compliance with investment guidelines approved by the full Board of Directors.   Robert L. Moody, Ross R. Moody, Charles D. Milos, and Patricia L. Scheuer are members of the Investment Committee.  Robert L. Moody, as Chairman of the Board serves as Chairman of the Investment Committee.  The Investment Committee held 12 meetings during 2014.

Compensation and Stock Option Committee

The Compensation and Stock Option Committee (“Compensation Committee”) of the Board of Directors consists of three independent, outside directors and the committee has oversight responsibility for the compensation programs for the Company’s named executive officers as well as all other officers.  Stephen E. Glasgow, Louis E. Pauls, Jr., and E. J. Pederson serve as members of the Compensation Committee and E. J. Pederson serves as Chairman of the Committee.   The Compensation Committee’s report on executive compensation is included under the heading “Compensation Committee Report,” below.  The Compensation Committee, which held five meetings and acted once via unanimous written consent during 2014, does not have a charter.

DIRECTOR NOMINATIONS

The Company is a “Controlled Company” as defined in NASDAQ Listing Rule 5615(c)(1) and is exempt from the requirement that its independent directors oversee the director nomination process.  Therefore, the Company’s Board of Directors in aggregate oversees the director nomination process.

In evaluating potential director candidates, the Board of Directors considers the appropriate balance of experience, skills, and characteristics required of the Board of Directors.  The Board of Directors selects director nominees based on their personal and professional integrity, depth and breadth of experience, ability to make independent analytical inquiries, understanding of and familiarity with our business, willingness to devote adequate attention and time to duties of the Board of Directors, and such other criteria as is deemed relevant by the Board of Directors.  The Company’s Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge, viewpoints, and skills.  The Board of Directors considers the effectiveness of this policy and the effectiveness of the Board of Directors generally in the course of nominating directors for election.

In identifying potential director candidates, the Board of Directors relies on recommendations made by current directors and officers.  In addition, the Board of Directors may engage a third party search firm to identify and recommend potential candidates.  Finally, the Board of Directors will consider candidates recommended by shareholders.

Any shareholder wishing to recommend a director candidate for consideration by the Board of Directors in connection with the 2016 annual meeting of shareholders must provide written notice not later than January 5, 2016 to the Corporate Secretary at our principal executive offices located at 850 East Anderson Lane, Austin, Texas 78752.  Any such notice should clearly indicate that it is a recommendation of a director candidate by a shareholder and must set forth (i) the name, age, business address, and residence address of the recommended candidate, (ii) the principal occupation or employment of such recommended candidate, (iii) the class and number of shares of the corporation which are beneficially owned by such recommended candidate, (iv) a description of all understandings or arrangements between the shareholder and the recommended candidate and any other person or persons pursuant to which the recommendations are to be made by the shareholder, and (v) any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for the election of directors.  In addition, such notice must contain (i) a representation that the shareholder is a holder of record of stock of the corporation entitled to vote at such meeting, (ii) the name and address, as they appear on the corporation’s books, of the shareholder proposing such nomination, (iii) the class and number of shares of the corporation that are beneficially owned by such shareholder, (iv) any material interest of the shareholder in such recommendation, and (v) any other information that is required to be provided by the shareholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in such shareholder’s capacity as proponent of a shareholder proposal.  Assuming that a shareholder recommendation contains the information required above, the Board of Directors will evaluate a candidate recommended by a shareholder by following substantially the same process, and applying substantially the same criteria, as for candidates identified through other sources.

DIRECTOR QUALIFICATIONS

NWLIC Director Nominees

Each candidate for director (whether or not recommended by a shareholder) must possess at least the following minimum qualifications:

•	Each candidate shall be prepared to represent the best interests of all of our shareholders and not just one particular constituency.

•	Each candidate shall be an individual who has demonstrated integrity, honesty, and ethics in his or her professional life.

•
Each candidate shall be prepared to participate fully in Board of Director activities, including attendance at, and active participation in, meetings of the Board of Directors and the committees of which he or she is a member, and not have any other personal or professional commitments that would, in the Board of Directors’ sole judgment, interfere with or limit his or her ability to do so.

•
Each candidate shall possess a general appreciation for the issues confronting a public company of our size and operational scope, including corporate governance concerns, the regulatory obligations of a public company, strategic business planning, competition in a global business economy, and basic concepts of corporate finance.

•	Each candidate shall be free of any legal or regulatory impediment to service on the Board of Directors.

In addition, the Board of Directors also considers it desirable that candidates possess the following qualities or skills:

•
Each candidate should have knowledge of insurance company regulations or of regulated industries in general, and be able to meet any specific qualifications imposed by regulators on insurance company executives and directors.

•
Each candidate should contribute to the Board of Director’s overall diversity – diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race, and ethnicity differences, as well as other differentiating characteristics.

•	Each candidate should contribute positively to the existing chemistry and collaborative culture among board members.

•	Each candidate should possess strategic contacts and involvement in business and civic affairs.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders may communicate with the Board of Directors or with specified individual directors by sending a letter to our Corporate Secretary, Rey Perez, at the following address: National Western Life Insurance Company, 850 East Anderson Lane, Austin, Texas 78752-1602.

Any such communication must contain (i) a representation that the shareholder is a holder of record of stock of the Company, (ii) the name and address, as they appear on the Company’s books, of the shareholder sending such communication, and (iii) the class and number of shares of the Company that are beneficially owned by such shareholder. The Corporate Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is deemed unduly hostile, threatening, illegal, or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take appropriate legal action regarding such communication.

CODE OF ETHICS

The Company has adopted a Code of Ethics and Conduct for all directors, officers, and employees.  This Code is intended to comply with the requirement of the Federal Securities laws and the requirements of NASDAQ.  The Code of Ethics and Conduct has been posted to the Company’s website at www.nationalwesternlife.com. We may satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our Code of Ethics and Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions, by posting such information on our website where it is accessible through the same link noted above.

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2014, Stephen E. Glasgow, Louis E. Pauls, Jr., and E. J. Pederson served as members of our Compensation Committee.  None of the members of our Compensation Committee is currently, or has been at any time since our formation, one of our officers or employees.

None of the Company’s executive officers serve as a member of the compensation committee of any company that has an executive officer serving on the Company’s Board of Directors.  In addition, none of the Company’s executive officers serve as a member of the board of directors of any company that has an executive officer serving as a member of the Company’s compensation and stock option committee.

Compensation Discussion and Analysis

Purpose

This Compensation Discussion and Analysis (CD&A) is intended to explain to shareholders how the Company's compensation program is designed and how it operates with respect to our Named Executive Officers, or NEOs, (CEO, CFO, and the Company's three other most highly paid executives in 2014). It first describes our executive compensation philosophy and how we design our compensation program, with a discussion focusing on the main elements. We then detail and analyze the resultant compensation of our Named Executive Officers.

The Compensation Committee is appointed by and serves at the discretion of the Board of Directors.  The Compensation Committee consists of three members who meet the independence requirements of the listing standards of NASDAQ.  The purpose of the Compensation Committee is to discharge the Board of Directors’ responsibilities for reviewing and establishing the compensation not just for the NEOs but for all of the Company’s officers. These compensation elements include base salary, annual incentive bonuses, discretionary bonuses and awards, stock option and stock appreciation right grants, and any other officer compensation arrangements. The Committee annually reviews and evaluates the executive compensation program to ensure that the program is aligned with the Company's compensation philosophy and performance.

To assist the Compensation Committee with its responsibilities, it is supported by the Company’s Human Resources, Legal, and Financial departments. The Compensation Committee may retain, and has retained, independent compensation consultants who report directly to the members of the Compensation Committee.  Meetings of the Compensation Committee are scheduled during the year with additional meetings on an as-necessary interim basis and include sessions without members of management present.  The Compensation Committee reports to the Board of Directors on its actions and recommendations.

The Compensation Committee also considers the advice of Mr. Ross R. Moody, our President and Chief Operating Officer, concerning executive officers and key employees other than himself and Mr. Robert L. Moody.  Specifically, Mr. Ross R. Moody annually reviews the performance of key employees and each executive officer other than himself and Mr. Robert L. Moody.  The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee.  The Board of Directors and the Compensation Committee exercise their discretion in setting compensation or in modifying any recommended adjustments or awards to executives.

Compensation Philosophy and Objectives

The Company’s overall philosophy in setting compensation policies is to align pay with performance while at the same time providing a competitive compensation that allows the Company to retain and attract talented individuals. Within this overall philosophy, the Compensation Committee has adopted several key principles to help guide compensation decisions for executive officers:

•	Provide a competitive total compensation package so the Company can attract, retain, and motivate talented individuals;

•
Tie compensation in part to overall Company financial performance through variable bonus awards so that executives are held accountable through their compensation for the performance of the business thus maintaining a certain amount of compensation at risk;

•	Tie compensation in part to the Company’s stock performance through stock options and stock appreciation rights to align executives’ interests with those of the Company’s shareholders; and

•
Maintain a committee of the Board of Directors independent of senior management that may engage independent compensation consultants as needed to review and establish compensation for executive officers.

Based upon our review of the executive compensation arrangements as detailed in the following sections, the Compensation Committee believes that the compensation program does not encourage executives to take unreasonable risks that may harm shareholder value. This is achieved by striking an appropriate balance between short-term and long-term incentives, using a diversity of metrics to assess performance under our incentive programs, placing caps on our incentive award payout opportunities, and using long-term incentives following equity practices that limit the potential for timing awards.

Elements of Executive Compensation

Officer compensation arrangements, including executive officers, are reviewed and approved annually by the Compensation Committee. The Compensation Committee focuses primarily on the following components in forming the total compensation package for each Company executive officer:

•	Base salary;

•	Annual cash incentive bonus based on Company performance versus predetermined targets;

•	Discretionary cash bonus based upon individual performance; and

•	Long-term incentive compensation in the form of stock options and stock appreciation rights.

The mix of executive compensation elements is based upon a philosophy of correlating a portion of executive compensation with the Company’s financial results and stock performance thus putting a segment of executive officer annual and long-term compensation at-risk. This structure provides upside potential and downside risk for senior executive positions in recognition that these roles have greater influence on the Company’s performance.  The Compensation Committee believes that these factors, together with a balance of cash and equity awards, and short-term and long-term incentives, help ensure that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Consultant; Peer Group

To ensure that compensation levels are reasonably competitive with market rates, the Compensation Committee engages independent compensation consultants from time-to-time to conduct a survey of executive compensation in a defined group of companies comparable to the Company.  The surveyed companies are selected based on similar products and product lines, comparable financial size in terms of assets and revenues, and other known competitive factors.  Elements of this process were most recently completed during calendar years 2014, 2010, and 2008.  The primary focus of the 2014 and 2010 surveys conducted by Frederic W. Cook & Company, Inc. was upon incentive compensation plan designs while the 2008 survey performed by Towers Perrin was upon base salaries and total compensation data for the various officer positions and levels in order to target current and future appropriate compensation levels.  The Compensation Committee’s past practice has been to generally target base salaries between the 25th and 75th percentile range of the identified peer group.

For the most recent survey, the Company engaged independent compensation consultants, Frederic W. Cook & Company, Inc., to analyze the Company’s incentive compensation programs for officers relative to other public insurance companies considered comparable.  Companies included as benchmarks for this analysis included American Equity Investment Life, Citizens Insurance Company, CNO Financial, Delphi Financial, FBL Financial Group, Kansas City Life Insurance, Lincoln National, Presidential Life, Protective Life, Stancorp Financial, and Torchmark, among others. The findings of this survey were incorporated into the Company’s various incentive compensation programs for officers for calendar years 2013, 2014, and 2015.

In addition to market information, the Compensation Committee also subjectively reviews and evaluates the level of performance of the Company and of each officer.  In approving salary and incentive compensation for individuals other than the Chief Executive Officer and the President and Chief Operating Officer, the Compensation Committee considers recommendations from these two individuals concerning the other Company officers incorporating such factors as individual performance, the scope and complexity of their current responsibilities, length of time in their current positions, value of the executive’s position to the market, and difficulty of replacement of the officer.  This evaluation focuses most heavily on the base salary levels for each officer.

Annual Incentive Compensation

For executive officer positions, the Compensation Committee has determined that annual incentive bonuses are an integral part of the executive’s compensation package as the cash bonuses create a direct link between executive compensation and individual and business performance.  Consequently, there are four bonus programs in effect which are reviewed and approved annually by the Compensation Committee.  The Compensation Committee has approved incentive bonus programs for 2015 incorporating the survey results mentioned previously.  The 2014 Bonus Programs were as follows:

•	Executive Officer Bonus Program

•	Domestic Marketing Officer Bonus Program

•	International Marketing Officer Bonus Program

•	Officer Bonus Program

Executive Officer Bonus Program.  The participants in the Executive Officer Bonus Program (“Executive Bonus”) are the Chairman and Chief Executive Officer (Mr. Robert L. Moody) and the President and Chief Operating Officer (Mr. Ross R. Moody).  In order to tie the compensation under the program with the Company’s financial performance, the Executive Bonus includes metrics associated with the Company’s annual sales performance, expense management, and profitability. In accordance with the program, the Compensation Committee set performance targets for each metric at various levels equating to various bonus level percentages as follows:

Financial Performance Metric	Bonus % Range*

Sales	0% to 28.5%
Expense Management	0% to 27.5%
Profitability	0% to 38.0%

*Max aggregate bonus is 75% of the participant’s base salary.

The sum of the achieved bonus percentages for each metric, subject to a maximum aggregate percentage of 75%, is applied to the base salary approved by the Compensation Committee for each participant to determine the earned bonus amount.  The profitability metric is based upon the Company’s audited financial statements for the year. Bonus awards are generally paid in the year following the annual financial performance concurrent with the completion of the Company’s audit of the year-end financial statements and approval of the award amounts by the Compensation Committee. Accordingly, the Executive Bonus payments made in 2014 were based upon the results achieved for 2013 financial performance metrics established by the Compensation Committee and the Executive Bonus payments earned based on 2014 financial performance were paid in March 2014.  The bonus percentage achieved under the program was 68.0% and 69.5% in 2014 and 2013 of the participant's base salary, respectively.  The 2014 bonus percentage achieved was comprised of 13.0% for Sales, 25.0% for Expense Management, and 30.0% for Profitability as shown in the following table.

Financial Performance Metric	Target Level	Achieved Level	Bonus %

Annuity Sales	$800.0 million	$816.5 million	7.50%
International Life Sales	$23.5 million	$17.4 million	0.00%
Domestic Life Sales	$25.8 million	$25.2 million	5.50%
Total Sales Metric			13.00%
Expense Management	100% actual/target	98.1% actual/target	25.00%
Profitability	0.90 - 1.05% ROA	0.956% ROA	30.00%
Total Bonus Percentage			68.00%

For information regarding awards made in 2014 to our Named Executive Officers, see the Summary Compensation Table on page 50.

Domestic Marketing Officer Bonus Program.  Participants in the Domestic Marketing Officer Bonus Program (“Domestic Bonus”) are all domestic marketing officers including assistant vice presidents, vice presidents, and the senior vice president (Mr. S. Christopher Johnson).  As these individuals are most able to influence the outcome of the Company’s financial performance in terms of sales, the program is heavily weighted toward this metric.  The measures associated with this program include the Company’s annual sales performance, persistency of policies sold, and expense management.  These measures were incorporated into the program to award not only the amount of sales but the quality of sales and the management of the costs incurred to acquire the business sold.  Unlike the Executive Bonus, the Domestic Bonus metrics assume a targeted level of performance or “par” level to which the Compensation Committee assigned a targeted bonus percentage in order to reflect a disproportionate weighting of the potential bonus award toward the sales metric.  If the targeted par level for each metric is attained, the sum of the metrics is equal to a bonus percentage of 100% which is applied to the average weighted base salary of each vice president and senior vice president participant while one-half, or 50%, is applied to the average weighted base salary of each assistant vice president participant as approved by the Compensation Committee.  The performance metrics set by the Compensation Committee equating to various bonus level percentages under the program are as follows:

Financial Performance Metric	Par Bonus Level	Bonus % Range

Sales	75%	0% to no limit
Persistency	15%	0% to 30%
Expense Management	10%	0% to 15.0%

The Domestic Bonus also differs from the Executive Bonus in that the composite bonus percentage is not subject to a cap and bonus amounts may be advanced quarterly based upon the year-to-date results achieved.  Life insurance sales metric amounts under the program above the par level increase incrementally with an additional bonus percentage added for every increment of additional life insurance sales established by the Compensation Committee (annuity sales are subject to a cap).  However, if the aggregate sum of the three performance metrics exceeds 100%, the bonus award paid at the end of the calendar year is limited to 100% for each participant.  The bonus percentage above 100% is applied to the weighted average base salaries of all participants to create a pool which is paid out to participants in the subsequent calendar year based upon the recommendation of the Domestic Marketing senior vice president and subject to approval by the President and Chief Operating Officer.  The Domestic Bonus percentage achieved under the program was 57.5% and 137.0% in 2014 and 2013, respectively. The 2014 bonus percentage achieved was comprised of 30.0% for Sales, 12.5% for Persistency, and 15.0% for Expense Management as shown in the following table.

Financial Performance Metric	Target Level	Achieved Level	Bonus %

Annuity Sales	$800.0 million	$816.5 million	30.00%
Domestic Life Sales	$23.5 million	$17.4 million	0.00%
Total Sales Metric			30.00%
Annuity Persistency	100.0%	101.1%	7.50%
Domestic Life Persistency	100.0%	99.2%	5.00%
Total Persistency Metric			12.50%
Expense Management	100% actual/target	90.6% actual/target	15.00%
Total Bonus Percentage			57.50%

For information regarding awards made in 2014 to our Named Executive Officers, see the Summary Compensation Table on page 50.

International Marketing Officer Bonus Program.  Participants in the International Marketing Officer Bonus Program (“International Bonus”) are all international marketing officers including assistant vice presidents, vice presidents, and the senior vice president.  The International Bonus is identical in format to the Domestic Bonus with the exception that the metric targets established by the Compensation Committee are customized for the differences between the domestic and international lines of business.  The performance metrics set by the Compensation Committee equating to various bonus level percentages under the program are as follows:

Financial Performance Metric	Par Bonus Level	Bonus % Range

Sales	75%	0% to no limit
Persistency	15%	0% to 30%
Expense Management	10%	0% to 15%

All other features are similarly administrated. The International Bonus percentage achieved under the program was 62.5% and 82.5% in 2014 and 2013, respectively.  The 2014 bonus percentage achieved was comprised of 45.0% for Sales, 15.0% for Persistency, and 2.5% for Expense Management as shown in the following table.

Financial Performance Metric	Target Level	Achieved Level	Bonus %

International Life Sales	$25.8 million	$25.2 million	45.00%
Persistency	100.0%	101.4%	15.00%
Expense Management	100% actual/target	105.7% actual/target	2.50%
Total Bonus Percentage			62.50%

Officer Bonus Program.  Participants in the Officer Bonus Program (“Officer Bonus”) are all officers not otherwise included in any of the other three officer bonus programs and include the Named Executive Officer positions of Senior Vice President, Chief Financial Officer and Treasurer (Mr. Brian Pribyl), and Senior Vice President, Mortgage Loans and Real Estate (Mr. Charles Milos).  The Officer Bonus is essentially comparable to the Executive Bonus, except for the bonus award percentages, incorporating three measurable performance metrics associated with the Company’s annual sales performance, expense management, and profitability.  Bonus award percentages for vice presidents in the Plan are one-half of the percentages for senior vice presidents while bonus award percentages for assistant vice presidents are one-quarter of the senior vice president bonus percentages.  In accordance with the program, the Compensation Committee set performance targets for each metric at various levels equating to various bonus level percentages as follows (senior vice president percentages shown):

Financial Performance Metric	Bonus % Range

Sales	0% to 9.0%
Expense Management	0% to 10.0%
Profitability	0% to 21.0%

The sum of the achieved bonus percentages for each metric, subject to a maximum aggregate percentage of 30%, 15% and 7.5% for senior vice presidents, vice presidents, and assistant vice presidents, respectively, is applied to the base salary for each participant approved by the Compensation Committee to determine the earned bonus amount.  Like the Executive Bonus, the profitability metric is based upon the Company’s audited financial statements for the year.  Bonus awards are generally paid in the year following the annual financial performance concurrent with the completion of the Company’s audit of the year-end financial statements and approval of the award amounts by the Compensation Committee.  Accordingly, the Senior Vice President Bonus payments in 2014 were primarily based upon the results achieved for 2013 financial performance metrics established by the Compensation Committee.  The bonus percentage for senior vice presidents achieved under the program was 28.25% and 26.00% in 2014 and 2013, respectively.  The 2014 senior vice president bonus percentage achieved is comprised of 4.50% for Sales, 8.75% for Expense Management, and 15.00% for Profitability as shown in the following table.

Financial Performance Metric	Target Level	Achieved Level	Bonus %

Annuity Sales	$800.0 million	$816.5 million	2.50%
International Life Sales	$25.8 million	$25.2 million	2.00%
Domestic Life Sales	$23.5 million	$17.4 million	0.00%
Total Sales Metric			4.50%
Expense Management	100% actual/target	98.1% actual/target	8.75%
Profitability	0.95 - 1.05% ROA	0.956% ROA	15.00%
Total Bonus Percentage			28.25%

For information regarding awards made in 2014 to our Named Executive Officers, see the Summary Compensation Table on page 50.

Discretionary Bonus Awards

The Compensation Committee considers from time-to-time circumstances which merit the need to recognize outstanding performance in the form of a discretionary bonus.  Although many of these situations may be deemed within the normal responsibilities of officers, the Compensation Committee on occasion may provide one-time recognition bonuses to identified officers where the demands of the situation and the results of the effort warrant such recognition. There were no discretionary bonuses awarded in 2014.

Long-Term Incentive Compensation

Under the Company’s 1995 Stock and Incentive Plan and 2008 Incentive Plan, the Compensation Committee provides Company officers with long-term incentive awards through grants of stock options or stock appreciation rights (“SARs”) directly aligning the interest of the officers with shareholder interests.  The stock options and SARs have a graded five-year vesting period that begins on the third anniversary date of the grant in order to promote a long-term perspective and to encourage key employees to remain at the Company.  All options and SARs to date have been granted at the fair market value of the Company’s Class A Stock on the date of the grant.  The Compensation Committee believes that stock options and SARs are inherently performance-based and a form of at-risk compensation since the recipient does not benefit unless the Company’s common stock price subsequently rises.

The Compensation Committee is responsible for determining the recipients of the grants, when the grants should be made, and the number of shares to be granted.  The size of the awards generally reflect each officer’s position relative to other officers in the Company with consideration to total compensation targets obtained from the peer group information previously discussed.  In addition, as is the case with base salaries, the Compensation Committee considers the grant recommendations of the Chairman and Chief Executive Officer and the President and Chief Operating Officer for other Company officers.

The Compensation Committee may consider granting stock options at any time but generally coordinates the issuance of grants concurrent with its annual review of officer compensation.  There were no stock options or SARs granted during 2014.

The general practice of the Compensation Committee has been to make grant awards every two to four years. Prior to 2014, the last grant awards were made in December of 2013 and the four previous grant awards were made in April 2004, April 2008, February 2009, and December 2011.

The Compensation Committee has followed a practice of allocating grant awards based upon the level of the officer receiving the award with each officer level receiving an identified proportionate share.  Historically, the Chairman of the Board and Chief Executive Officer has been allotted 25% to 35% of the total grant award and the President and Chief Operating Officer 15% to 25% of the total grant.  Officers at the senior vice president level receive the same number of grant awards while officers at the vice president and assistant vice president levels receive the same number of grant awards, respectively, although at a lesser amount than that of the senior vice presidents.

Retirement and Other Benefits

The Company’s executive officers are eligible to participate in the health and welfare, 401(k), and defined benefit retirement benefit plans that are offered to other Company employees (the Company’s qualified defined benefit pension plan was frozen as of December 31, 2007).  In addition, if eligible, executive officers may participate in the following plans:

Group Excess Benefit Plan

Company officers at the senior vice president level and above, including named executive officers, as well as those hired or promoted to the vice president level prior to May 1, 2007, are eligible to participate in a group excess benefit plan which supplements the Company’s core medical insurance plan.  Administered by an affiliated third party insurer, the group excess benefit plan provides coverage for co-pays, deductibles, and other out-of-pocket expenses not covered by the core medical insurance plan.  Offering such a plan to the selected Company officer levels is viewed as a key component of the overall compensation strategy for attracting and retaining talented executive officers.  The benefits provided to each named executive officer are reported in the “All Other Compensation Column” of the Summary Compensation Table.

Non-Qualified Defined Benefit Plan

This plan covers those officers of the Company who were in a senior vice president position or above prior to 1991.  The plan provides retirement benefits to those individuals affected by the revisions to the Company’s qualified defined benefit pension plan precipitated by the limitations imposed by Internal Revenue Code Section 401(a)(17) and 415.  As of December 31, 2014 and 2013, the active officers participating in this plan were Mr. Robert L. Moody and Mr. Charles Milos.  Benefits associated with this plan are disclosed in the Pension Benefits table in the Pension Benefits section.

Non-Qualified Deferred Compensation Plan

This plan allows Company senior officers, including named executive officers, to defer payment of a percentage of their compensation and to provide for up to a 2% matching and 2% profit sharing contribution on plan compensation that exceeds certain qualified plan limits, and additional Company discretionary matching contribution of up to 2% of plan compensation.  Company contributions are subject to a vesting schedule based upon each officer’s years of service. Benefit information associated with this plan is disclosed in the Non-Qualified Deferred Compensation table below and Company contributions are included in the “All Other Compensation” column in the Summary Compensation Table. Robert L. Moody does not participate in this plan.

Non-Qualified Defined Benefit Plan for Robert L. Moody

This plan specifically covers the Company’s Chairman of the Board and Chief Executive Officer, Mr. Robert L. Moody, and is intended to supplement the retirement benefits of the Non-Qualified Defined Benefit Plan, mentioned above, that were limited by the American Jobs Creation Act of 2004.  Mr. Moody’s benefits associated with this plan are disclosed in the Pension Benefits table in the Pension Benefits section.

Non-Qualified Defined Benefit Plan for the President of National Western Life Insurance Company

Similar to the immediately preceding plan, this plan specifically covers the Company’s President and Chief Operating Officer, Mr. Ross R. Moody, and is intended to provide retirement benefits that comply with the American Jobs Creation Act of 2004.  Mr. Moody’s benefits associated with this plan are disclosed in the Pension Benefits table in the Pension Benefits section.

National Western Life Insurance Company Retirement Bonus Program for Robert L. Moody

This program provides an annual payment to Mr. Robert L. Moody equal to 2% of his compensation and is not correlated in any manner to individual or Company performance. For reporting and disclosure purposes, the payment made in 2014 related to 2013 compensation is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table.  The payment earned in 2014 was paid in 2015.

Postretirement Benefits

The Company’s basic health plan and group excess benefit plan have a provision for individuals serving in the positions of Chairman of the Board or President for seven years or more subsequent to 1980 to continue to receive lifetime health benefits for themselves and their dependents upon retirement.  Mr. Robert L. Moody and Mr. Ross R. Moody currently meet this eligibility criteria.

Perquisites and Other Personal Benefits

The Compensation Committee periodically reviews executive officer perquisites and other benefits based upon information supplied to it by the Company’s Human Resources, Legal, and Financial departments.  In addition to base salaries and annual and long-term bonus incentives, the Company provides its executive officers with certain and varying perquisites and benefits.

The perquisites and personal benefits provided to each named executive officer are reported in the “All Other Compensation Column” of the Summary Compensation Table included in this Compensation Discussion and Analysis and are described in further detail in the footnotes to that table.

Stock Ownership Guidelines

The Company requires that its directors be shareholders, but the Company does not require its directors or executive officers to own a particular amount of the Company’s common stock and accordingly has not established a set of stock ownership guidelines.  The Compensation Committee is satisfied that the long-term incentive compensation offered to directors and officers in the form of stock options and SARs adequately aligns this group’s interest with those of the Company’s shareholders.

Employment Agreements

The Company does not utilize employment agreements with its executive officers or other employees.  The Company’s practice has been to issue offer letters to executive officer candidates when recruited to their positions.  In addition to outlining the executive officer’s responsibilities, each offer letter specifies the beginning base salary and eligibility for any additional compensation programs overseen by the Compensation Committee.  Accordingly, the Company does not have any contractual obligations to its executive officers for severance payments in connection with any termination or change-in-control.

Financial Restatements

The Compensation Committee has not formally adopted a policy with respect to whether retroactive adjustments to any form of compensation paid under arrangements for executive officers will be made where the prior payment was related to financial results of the Company that are subsequently restated.  As this situation has not previously been experienced, the Compensation Committee believes that such an issue is best addressed at the time it occurs and all facts and circumstances surrounding the restatement are known.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-performance based compensation over $1 million paid in any one year to each of the individuals who were, at the end of the year, the corporation’s chief executive officer and the four other most highly compensated executive officers.  Except for the Chairman and Chief Executive Officer of the Company, the levels of non-performance based salary, bonus, and other compensation paid do not typically exceed this level.

The Compensation Committee reserves the right to award compensation to executive officers that may not qualify under Section 162(m) as deductible compensation, however, it will continue to consider all elements of cost to the Company of providing such compensation, including the potential impact, if any, of Section 162(m).

The Company accounts for long-term incentive compensation in the form of stock options and SARs to executive officers under GAAP guidance which requires the Company to estimate and expense each award of equity compensation over the service period of the award.  Other accounting guidance requires that cash compensation be recorded as an expense at the time the obligation is accrued.

Equity Compensation Plan Information at December 31, 2014

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#) (c)

Equity compensation plans approved by security holders	29,768	242.48	291,000

Equity compensation plans not approved by security holders	—	—	—
Total	29,768	242.48	291,000

Compensation Committee Report

The Compensation Committee has reviewed each element of executive officer compensation and believes that the compensation philosophy and practices are designed to serve the best interests of the Company and its shareholders. The Compensation Committee also believes that the compensation of the Company’s executive officers is both appropriate and consistent with the objectives set by this committee.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth with the Company’s management.  Based on its reviews and discussions, the Compensation Committee approved and recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

Submitted by the Compensation Committee of the Board of Directors

E. J. Pederson, Chairman
Stephen E. Glasgow
Louis E. Pauls, Jr.

This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that NWLIC specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by, or paid to the Company’s Named Executive Officers for the years ended December 31, 2014, 2013, and 2012.

Name and Principal Position	Year	Salary (a)	Option/SAR Awards (b)	Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings (e)	All Other Compensation (f)	Total

Robert L. Moody	2014	$1,900,030	$0	$1,297,947	(c)	$(135,103)	$977,865	$4,040,739
Chairman of the Board	2013	1,847,522	739,484	1,294,314		(1,855,788)	966,253	2,991,785
and Chief Executive	2012	1,803,821	—	1,165,282		(394,469)	853,302	3,427,936
Officer

Ross R. Moody	2014	853,592	—	553,719	(c)	624,228	80,683	2,112,222
President and Chief	2013	811,966	520,536	538,984		(136,888)	78,709	1,813,307
Operating Officer	2012	788,367	—	484,192		243,910	80,393	1,596,862

Brian M. Pribyl	2014	295,673	—	83,528	(d)	34,074	46,770	460,045
Senior Vice President,	2013	291,649	82,639	74,854		(18,689)	32,988	463,441
Chief Financial Officer	2012	280,843	—	67,399		23,298	63,251	434,791
and Treasurer

Charles D. Milos	2014	249,022	—	70,349	(d)	183,210	45,451	548,032
Senior Vice President,	2013	277,649	170,218	63,167		(22,465)	43,948	532,517
Mortgage Loans and	2012	268,823	—	56,886		120,146	40,211	486,066
Real Estate

S. Christopher Johnson	2014	171,657	—	167,904	(d)	—	32,529	372,090
Senior Vice President,	2013	167,471	82,639	265,441		—	21,093	536,644
Chief Marketing Officer	2012	167,471	—	273,372		—	22,568	463,411

Note: Columns with no data have been omitted.

(a)
The 2014 amounts in this column include Company and subsidiary Board of Director fees of $31,200 for Mr. Robert L. Moody, $3,750 for Mr. Pribyl, $36,450 for Mr. Ross R. Moody, and $34,700 for Mr. Milos.

(b)
Grant date fair value computed in accordance with FASB ASC Topic 718.  A discussion of the assumptions underlying the calculations can be found in Note 10 to our Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 31, 2014.

(c)
The amounts for Mr. Robert L. Moody and Mr. Ross R. Moody represent bonuses earned under the 2014 Executive Officer Bonus Program.  Also included in Mr. Robert L. Moody’s amount is $31,970 representing the bonus earned under the NWLIC Retirement Bonus Program.

(d)
The amount for Mr. Pribyl and Mr. Milos represents the bonus earned under the 2014 Officer Bonus Program.  The amount for Mr. Johnson represents the bonus earned under the 2014 Domestic Marketing Officer Bonus Program.

(e)
The amounts in this column represent the change in the accumulated pension benefit under the Company’s qualified defined benefit plan for Mr. Pribyl and the change in the accumulated pension benefit under the Company’s qualified and non-qualified defined benefit plans for Messrs. Robert L. Moody, Ross R. Moody, and Charles D. Milos. For a discussion of the assumptions made in the calculation of these amounts, refer to the Notes to Consolidated Financial Statements section of the Annual Report on Form 10-K.

(f)	The amounts in this column include the items summarized in the following table:

All Other Compensation

Name and Principal Position	Year	Company Paid Benefit Premiums (1)	Excess Benefit Claims Paid (2)	Company Contributions To Savings Plans (3)	Company Paid Taxes/ Insurance		Other Perquisites		Total All Other Compensation

Robert L. Moody	2014	$6,294	$53,096	$—	$880,043	(4)	$38,431	(5)	$977,864
Chairman of the	2013	5,995	46,660	—	871,084		42,514		966,253
Board and Chief	2012	5,578	21,536	—	799,190		26,998		853,302
Executive Officer

Ross R. Moody	2014	5,771	4,393	59,034	—		11,485	(6)	80,683
President and Chief	2013	5,506	15,832	45,886	—		11,485		78,709
Operating Officer	2012	5,183	26,505	45,113	—		3,592		80,393

Brian M. Pribyl	2014	11,852	14,392	19,826	—		700	(7)	46,770
Senior Vice President,	2013	11,304	5,725	15,259	—		700		32,988
Chief Financial	2012	10,613	39,383	12,555	—		700		63,251
Officer and Treasurer

Charles D. Milos	2014	11,852	11,625	18,586	—		3,388	(8)	45,451
Senior Vice President,	2013	11,304	13,453	14,243	—		4,948		43,948
Mortgage Loans and	2012	10,613	15,680	11,303	—		2,615		40,211
Real Estate

S. Christopher Johnson	2014	11,852	5,883	14,094	—		700	(9)	32,529
Senior Vice President,	2013	9,961	1,493	8,939	—		700		21,093
Chief Marketing Officer	2012	10,613	3,584	7,671	—		700		22,568
Marketing

(1)	The Company provides its officers additional compensation equivalent to the premiums for health, dental, and accidental death and dismemberment coverage offered to all employees.

(2)	The amounts in this column represent claims paid under the Company’s Group Excess Benefit Program.

(3)
The amounts in this column represent Company contributions to the Company’s qualified and non-qualified savings plans. The Company’s 401(k) plan is available to all employees with the same contribution criteria.

(4)
Mr. Robert L. Moody contributed a life interest in a trust estate to the Company as a capital contribution in 1964.  The Company, in turn, issued term policies on the life of Mr. Moody in excess of the amount of the asset contributed which excess was assigned to Mr. Moody.  The value of the excess amount of insurance was $510,865 in 2014 and represents additional compensation to Mr. Moody.  In addition, the Company reimburses Mr. Moody the applicable taxes associated with this benefit which was $369,178 in 2014.

(5)	Mr. Robert L. Moody’s amounts in this column include $37,031 for Office of the Chairman expenses and $1,400 in gifts.

(6)	Mr. Ross R. Moody’s amounts in this column include $9,448 for car expense, $637 in membership dues, and $1,400 in officer and director gifts.

(7)	Mr. Pribyl’s amounts in this column include $700 in officer gifts.

(8)	Mr. Milos’s amounts in this column include $1,988 for car expense and $1,400 in officer and director gifts.

(9)	Mr. Johnson's amounts in this column include $700 in officer gifts.

Grants of Plan-Based Awards

The following table provides information regarding grants under the Company’s 2014 Executive Officer Bonus Program, Officer Bonus Program, and Domestic Marketing Officer Bonus Program for the executive officers named in the Summary Compensation Table.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)
Name	Threshold ($)	Target ($)	Maximum (b) ($)

Robert L. Moody
2014 Executive Officer Bonus Program:
International life sales	102,395	139,630	176,864
Domestic life sales	102,395	139,630	176,864
Annuities sales	102,395	139,630	176,864
Expense management	279,259	418,889	511,976
Company profitability	409,581	558,519	707,457

Ross R. Moody
2014 Executive Officer Bonus Program:
International life sales	44,786	61,072	77,358
Domestic life sales	44,786	61,072	77,358
Annuities sales	44,786	61,072	77,358
Expense management	122,144	183,216	223,930
Company profitability	179,144	244,288	309,431

Brian M. Pribyl
2014 Officer Bonus Program:
International life sales	5,913	7,392	8,870
Domestic life sales	5,913	7,392	8,870
Annuities sales	5,913	7,392	8,870
Expense management	11,088	22,175	29,567
Company profitability	26,611	44,351	62,091

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)
Name	Threshold ($)	Target ($)	Maximum (b) ($)

Charles D. Milos
2014 Officer Bonus Program:
International life sales	4,980	6,226	7,471
Domestic life sales	4,980	6,226	7,471
Annuities sales	4,980	6,226	7,471
Expense management	9,338	18,677	24,902
Company profitability	22,412	37,353	52,295

S. Christopher Johnson
2014 Domestic Marketing Officer Bonus Program:
Domestic life sales	21,457	77,246	No limit
Annuity sales	34,332	51,497	77,246
Domestic life persistency	8,583	12,874	25,749
Annuity persistency	7,725	12,874	25,749
Expense management	4,291	17,166	25,749

Note: Columns with no data have been omitted.

(a)
Amounts that have been or are expected to be paid in 2015 pertaining to the 2014 programs are reflected in the Summary Compensation Table. The 2014 program bonus amounts are based upon the base salary reflected in the applicable program addendums.

(b)	Although the Executive Officer and Officer Bonus Programs have stated maximums per program component, the aggregate bonus amount cannot exceed 75% and 30%, respectively, of base salaries.

Outstanding Equity Awards at December 31, 2014

The following table provides information regarding outstanding stock options and SARs held by the executive officers named in the Summary Compensation Table as of December 31, 2014.

	Option/SAR Awards
Name	Number of Securities Underlying Options/SARs Exercisable (#)		Number of Securities Underlying Unexercised Options/SARs Unexercisable (#)	Option/SAR Exercise Price ($)	Option/SAR Expiration Date

Robert L. Moody Grants:
04/18/2008	6,000		1,500	255.13	04/18/2018
06/20/2008 (director)	1,000	*	—	208.05	06/20/2018
02/19/2009 (director)	1,000	*	—	114.64	02/19/2019
02/19/2009	4,500		3,000	114.64	02/19/2019
12/14/2011	1,500		6,000	132.56	12/14/2021
12/14/2011 (director)	600		400	132.56	12/14/2021
12/11/2013	—		7,500	210.22	12/11/2023
12/11/2013 (director)	200		800	210.22	12/11/2023

Ross R. Moody Grants:
04/18/2008	4,415		1,103	255.13	04/18/2018
06/20/2008 (director)	1,000	*	—	208.05	06/20/2018
02/19/2009 (director)	1,000	*	—	114.64	02/19/2019
02/19/2009	3,312		2,206	114.64	02/19/2019
12/14/2011	1,104		4,414	132.56	12/14/2021
12/14/2011 (director)	600		400	132.56	12/14/2021
12/11/2013	—		5,000	210.22	12/11/2023
12/11/2013 (director)	200		800	210.22	12/11/2023

Brian M. Pribyl Grants:
04/18/2008	800		200	255.13	04/18/2018
02/19/2009	600		400	114.64	02/19/2019
12/14/2011	200		800	132.56	12/14/2021
12/11/2013	—		1,000	210.22	12/11/2023

Charles D. Milos Grants:
04/18/2008	800		200	255.13	04/18/2018
06/20/2008 (director)	1,000	*	—	208.05	06/20/2018
02/19/2009 (director)	1,000	*	—	114.64	02/19/2019
02/19/2009	600		400	114.64	02/19/2019
12/14/2011	200		800	132.56	12/14/2021
12/14/2011 (director)	600		400	132.56	12/14/2021
12/11/2013	—		1,000	210.22	12/11/2023
12/11/2013 (director)	200		800	210.22	12/11/2023

	Option/SAR Awards
Name	Number of Securities Underlying Options/SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable	Option/SAR Exercise Price ($)	Option/SAR Expiration Date

S. Christopher Johnson Grants:
04/18/2008	800	200	255.13	04/18/2018
02/19/2009	600	400	114.64	02/19/2019
12/14/2011	200	800	132.56	12/14/2021
12/11/2013	—	1,000	210.22	12/11/2023

Note: Columns with no data have been omitted.
(*) - Fully vested.

Officer stock options and SARs vest 20% annually following three full years of service to the Company from the date of grant.  Stock options and SARs granted to members of the Board of Directors vest 20% annually following one full year of service to the Company from the date of grant.  Accordingly, the unexercisable options and SARs shown in the previous table are scheduled to vest during the following years:

	2015	2016		2017	2018	2019 to 2022	Total Unexercisable

Robert L. Moody
Grants:
04/18/2008	1,500	—		—	—	—	1,500
02/19/2009	1,500	1,500		—	—	—	3,000
12/14/2011	1,500	1,500		1,500	1,500	—	6,000
12/14/2011 (director)	200	200		—	—	—	400
12/11/2013	—	1,500		1,500	1,500	3,000	7,500
12/11/2013 (director)	200	200		200	200	—	800

Ross R. Moody
Grants:
04/18/2008	1,103	—		—	—	—	1,103
02/19/2009	1,103	1,103		—	—	—	2,206
12/14/2011	1,104	1,104		1,103	1,103	—	4,414
12/14/2011 (director)	200	200		—	—	—	400
12/11/2013	—	1,000		1,000	1,000	2,000	5,000
12/11/2013 (director)	200	200		200	200	—	800

Brian M. Pribyl
Grants:
04/18/2008	200	—		—	—	—	200
02/19/2009	200	200		—	—	—	400
12/14/2011	200	200		200	200	—	800
12/11/2013	—	200	—	200	200	400	1,000

	2015	2016	2017	2018	2019 to 2022	Total Unexercisable

Charles D. Milos
Grants:
04/18/2008	200	—	—	—	—	200
02/19/2009	200	200	—	—	—	400
12/14/2011	200	200	200	200	—	800
12/14/2011 (director)	200	200	—	—	—	400
12/11/2013	—	200	200	200	400	1,000
12/11/2013 (director)	200	200	200	200	—	800

S. Christopher Johnson
Grants:
04/18/2008	200	—	—	—	—	200
02/19/2009	200	200	—	—	—	400
12/14/2011	200	200	200	200	—	800
12/11/2013	—	200	200	200	400	1,000

Option Exercises and Stock Vested

The following table sets forth information regarding stock option and SAR exercises by the executive officers named in the Summary Compensation Table for the year ended December 31, 2014.  The Company does not have stock award plans with stock awards subject to vesting.

	Option Awards
Name	Number of Shares Exercised (#)	Value Realized On Exercise ($)

Robert L. Moody	—	—

Ross R. Moody	—	—

Brian M. Pribyl	600	79,956

Charles D. Milos	3,000	301,200

S. Christopher Johnson	—	—

Note: Columns with no data have been omitted.

Pension Benefits

The following table provides information regarding benefits under the Company’s Pension Plan, Non-Qualified Defined Benefit Plan, Non-qualified Defined Benefit Plan for Robert L. Moody, and Non-Qualified Defined Benefit Plan for the President of National Western Life Insurance Company (NWLIC).

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Robert L. Moody	NWLIC Pension Plan	44	1,108,789	153,509

	NWLIC Grandfathered
	Non-Qualified
	Defined Benefit Plan	45	5,151,817	713,258

	NWLIC Non-Qualified
	Defined Benefit Plan for
	Robert L. Moody	45	12,390,434	1,715,423

Ross R. Moody	NWLIC Pension Plan	17	389,737	—

	Non-Qualified Defined
	Benefit Plan for the
	President of NWLIC	24	1,313,399	—

Brian M. Pribyl	NWLIC Pension Plan	7	188,667	—

Charles D. Milos	NWLIC Pension Plan	25	561,636	49,152

	NWLIC Grandfathered	28	511,040
	Non-Qualified			—
	Defined Benefit Plan

	NWLIC Non-Qualified	28	517,759
	Defined Benefit Plan			—

S. Christopher Johnson	NWLIC Pension Plan	—	—	—

Note: Columns with no data have been omitted.

Pension Plan. The qualified defined benefit plan covers substantially all employees and officers of the Company and provides benefits based on the participant’s years of service and compensation.  The Company makes annual contributions to the plan that complies with the minimum funding provisions of the Employee Retirement Income Security Act.  Annual pension benefits for those employees who became eligible participants prior to January 1, 1991, are generally calculated as the sum of the following:

(a)50% of the participant’s final 5-year average annual eligible compensation at December 31, 1990, less 50% of their primary social security benefit determined at December 31, 1990; this net amount is then prorated for less than 15 years of benefit service at normal retirement date.  This result is multiplied by a fraction which is the participant’s years of benefit service at December 31, 1990, divided by the participant’s years of benefit service at normal retirement date.

(b)1.5% of the participant’s eligible compensation earned during each year of benefit service after December 31, 1990 and through December 31, 2007.

Annual pension benefits for those employees who become eligible participants on or subsequent to January 1, 1991, are generally calculated as 1.5% of their compensation earned during each year of benefit service through December 31, 2007.

On October 19, 2007, the Company’s Board of Directors approved an amendment to freeze the Pension Plan as of December 31, 2007.  The freeze ceased future benefit accruals to all participants and closed the Plan to any new participants.  In addition, all participants became immediately 100% vested in their accrued benefits as of that date.  Accordingly future pension expense is projected to be minimal.

Non-Qualified Defined Benefit Plan.   This plan covers officers of the Company who were in the position of senior vice president or above prior to 1991.  The plan provides benefits based on the participant’s years of service and compensation.  No minimum funding standards are required.

The benefit to be paid pursuant to this plan to a participant, other than the Chairman of the Company, who retires at his normal retirement date shall be equal to (a) minus (b) minus (c), but the benefit may not exceed (d) minus (b) where:

(a)is the benefit which would have been payable at the participant’s normal retirement date under the terms of the Pension Plan as of December 31, 1990, as if that plan had continued without change and without regard to Internal Revenue Code Section 401(a) (17) and 415 limits, and,
(b)is the benefit which actually becomes payable under the terms of the Pension Plan at the participant’s normal retirement date, and,
(c)is the actuarially equivalent life annuity which may be provided by an accumulation of 2% of the participant’s compensation for each year of service on and after January 1, 1991, accumulated at an assumed interest rate of 8.5% to the participant’s normal retirement date, and,
(d)is the benefit which would have been payable at the participant’s normal retirement date under the terms of the Pension Plan as of December 31, 1990, as if that plan had continued without change and without regard to Internal Revenue Code Section 401(a)(17) and 415 limits, except that the proration over 15 years shall instead be calculated over 30 years.

The Chairman of the Company, Robert L. Moody, is currently receiving in-service benefits from this plan.  The benefit that Mr. Moody began receiving as of his normal retirement date pursuant to the plan was equal to (a) minus (b) minus (c) where:

(a)was his years of service (up to 45), multiplied by 1.66667%, and then multiplied by the excess of his eligible compensation over his primary social security benefit under the terms of the Pension Plan as of December 31, 1990, as if that plan had continued without change and without regard to Internal Revenue Code Section 401(a) (17) and 415 limits, and,
(b)was the benefit payable to him under the terms of the Pension Plan, and,
(c)was the actuarially equivalent life annuity provided by an accumulation of 2% of his compensation for each year of service on and after January 1, 1991, accumulated at an assumed interest rate of 8.5% to his normal retirement date.

This benefit was increased for additional service and changes in eligible compensation through December 31, 2004.  The benefit was frozen as of December 31, 2004 in connection with plan changes required by the American Jobs Creation Act of 2004.

Non-Qualified Defined Benefit Plan for Robert L. Moody.  This plan covers the current Chairman of the Company, Robert L. Moody, and is intended to provide for post-2004 benefit accruals that mirror and supplement the pre-2005 benefit accruals under the previously discussed Non-Qualified Defined Benefit Plan, while complying with the American Jobs Creation Act of 2004.  No minimum funding standards are required.  The annual benefit paid to the Chairman of the Company on an in-service basis effective July 1, 2005 was equal to (a) minus (b) minus (c) where:

(a)was his years of service on his normal retirement date, multiplied by 1.66667%, and then multiplied by the excess of his eligible compensation over his primary social security benefit under the terms of the Pension Plan as of December 31, 1990, as if that plan had continued without change and without regard to Internal Revenue Code Section 401(a) (17) and 415 limits, less the actuarially equivalent life annuity which may be provided by an accumulation of 2% of his compensation for each year of service on and after January 1, 1991, accumulated at an assumed interest rate of 8.5% to his normal retirement date, and, multiplied by the ratio of his years of service on July 1, 2005 to his years of service on his normal retirement date, multiplied by the ratio of his eligible compensation as of July 1, 2005 to his eligible compensation as of his normal retirement date, and,
(b)was the benefit payable to him under the terms of the Pension Plan as of July 1, 2005, and,
(c)was the benefit payable to him under the terms of the Non-Qualified Defined Benefit Plan as of December 31, 2004.

Subsequent to July 1, 2005, the annual benefit was increased monthly for additional service and changes in eligible compensation.

Non-Qualified Defined Benefit Plan for the President of National Western Life Insurance Company.   This plan covers the President of the Company and is intended to provide benefit accruals that comply with the American Jobs Creation Act of 2004.  No minimum funding standards are required.

The annual benefit to be paid to the President of the Company who retires at his normal retirement date shall be equal to (a) minus (b) minus (c) where:

(a)equals his years of service (up to 45), multiplied by 1.66667%, and then multiplied by the excess of his eligible compensation over his primary social security benefit under the terms of the Pension Plan as of December 31, 1990, as if that plan had continued without change and without regard to Internal Revenue Code Section 401(a) (17) and 415 limits, and,
(b)equals the actuarially equivalent life annuity provided by an accumulation of 2% of his compensation for each year of service on and after his date of hire, accumulated at an assumed interest rate of 8.5% to his normal retirement date, and,
(c)equals the benefit actually payable to him under the terms of the Pension Plan.

The plan provides for a monthly in-service benefit if the President of the Company continues employment after his normal retirement date.

Non-Qualified Deferred Compensation

The following table provides information regarding the Company’s non-qualified deferred compensation plan for the executive officers named in the Summary Compensation Table as of December 31, 2014.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year (a) ($)	Aggregate Earnings in Last Fiscal Year (b) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End (c) ($)

Robert L. Moody	—	—	—	—	—

Ross R. Moody	53,591	48,941	83,962	—	1,560,614

Brian M. Pribyl	12,756	7,880	(23,526)	—	316,895

Charles D. Milos	15,613	8,452	96,174	—	928,869

S. Christopher Johnson	19,011	6,754	7,096	—	252,683

Note: Columns with no data have been omitted.

(a)	Registrant contributions are reflected in the “All Other Compensation” column in the Summary Compensation Table and are not additional earned compensation.

(b)	The investment options under the plan consist of a selection of mutual funds identical to those available to all employees through the 401(k) plan.

(c)
Balances in the plan are settled in cash upon the termination event selected by the officer and distributed either in a lump sum or in annual installments. Deferred amounts represent unsecured obligations of the Company.

Potential Payments Upon Termination or Change in Control

Other than the Company’s 1995 Stock and Incentive Plan and 2008 Incentive Plan, the Company has no contract, agreement, plan, or arrangement, written or unwritten, that provides for payment to any officer at, following, or in connection with any termination, severance, retirement or a constructive termination, or a change in control of the Company or a change in any officer’s responsibilities.

The 1995 Stock and Incentive Plan governs certain of the stock option grants held by our executive officers.  Our executive officers are not entitled to any benefits under our 1995 Stock and Incentive Plan that are not available to other participants.  The 1995 Stock and Incentive Plan includes the following change in control provisions, which would result in the accelerated vesting of outstanding option grants:  In the event of a Change of Control, all outstanding Awards shall immediately vest and become exercisable or satisfiable, as applicable.  The Committee, in its discretion, may determine that upon the occurrence of a Change in Control, each Award outstanding hereunder shall terminate within a specified number of days after notice to the Holder, and such Holder shall receive, with respect to each share of Common Stock subject to such Award, cash in an amount equal to the excess of (i) the higher of (x) the Fair Market Value of such share of Common Stock immediately prior to the occurrence of such Change of Control or (y) the value of the consideration to be received in connection with such Change of Control for one share of Common Stock over (ii) the exercise price per share, if applicable, of Common Stock set forth in such Award.  The provisions contained in the preceding sentence shall be inapplicable to an Award granted within six (6) months before the occurrence of a Change of Control if the Holder of such Award is subject to the reporting requirements of Section 16(a) of the 1934 Act.  If the consideration offered to shareholders of the Company in any transaction described in this paragraph consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.  The provisions contained in this paragraph shall not terminate any rights of the Holder to further payments pursuant to any other agreement with the Company following a Change of Control.

The 2008 Incentive Plan governs certain of the stock option grants and/or SARs held by our executive officers and provides for the acceleration of vesting of all awards upon a change in control of the Company. The 2008 Incentive Plan includes the following change in control provisions, which would result in the accelerated vesting of outstanding award grants:  The Committee may provide in an option agreement and/or Stock Appreciation Rights agreement that in the event of a Change in Control of the Company, (i) all or a portion of the stock options and/or any Stock Appreciation Rights awarded under such agreement shall become fully vested and immediately exercisable and/or (ii) the vesting of all performance-based stock options shall be determined as if the performance period or cycle applicable to such stock options had ended immediately upon such Change in Control.

Our executive officers hold option grants under both the 1995 Stock and Incentive Plan and the 2008 Incentive Plan. Option Grants under the 1995 Stock and Incentive Plan and the 2008 Incentive Plan will immediately vest upon a change in control.  The following table depicts potential benefits for our executive officers as a result of a change in control.  Such termination is assumed to occur on January 1, 2015.

Named Executive Officer	Intrinsic Value of Accelerated Equity (1) ($)

Robert L. Moody	3,144,905

Ross R. Moody	2,391,988

Brian M. Pribyl	271,684

Charles D. Milos	775,980

S. Christopher Johnson	364,450

(1)Value is based upon the closing selling price per share of our Class A Stock on the NASDAQ Global Select Market on December 31, 2014, the last trading day of 2014, which was $269.25.

Director Compensation

The following table sets forth the compensation for 2014 for those individuals who served as members of the Company’s Board of Directors during 2014 (excluding named executive officers whose director compensation is included in the Summary Compensation Table).

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)		Total ($)

Stephen E. Glasgow	53,600	—	31,421	(a)	85,021

E. Douglas McLeod	34,700	—	6,818	(b)	41,518

Ann M. Moody	32,700	—	700	(c)	33,400

Russell S. Moody	34,100	—	700	(d)	34,800

Frances A. Moody-Dahlberg	34,700	—	7,028	(e)	41,728

Louis E. Pauls Jr.	45,100	—	15,172	(f)	60,272

E. J. Pederson	45,100	—	928	(g)	46,028

Note: Columns with no data have been omitted.

(a)	The amount shown for Mr. Glasgow includes $30,493 value of the Company’s Group and Excess Benefit Plans, $228 for the taxable value of supplemental life coverage, and $700 in gifts.

(b)	The amount shown for Mr. McLeod includes $6,100 value of the Company's Group and Excess Benefit Plans, $18 for the taxable value of supplemental life coverage, and $700 in gifts.

(c)	The amount shown for Mrs. Moody is $700 in gifts.

(d)	The amount shown for Mr. Moody is $700 in gifts.

(e)	The amount shown for Ms. Moody-Dahlberg includes $6,100 value of the Company's Group and Excess Benefit Plans, $228 for the taxable value of supplemental life coverage, and $700 in gifts.

(f)	The amount shown for Mr. Pauls includes $14,454 value of the Company’s Group Benefit Plans, $18 for the taxable value of supplemental life coverage, and $700 in gifts.

(g)	The amount shown for Mr. Pederson includes $228 for the taxable value of supplemental life coverage and $700 in gifts.

All directors of the Company received $24,000 a year in retainer fees and $600 for each board meeting attended in 2013. Effective April 1, 2014, the monthly retainer fee was increased to $2,500 and the meeting fee was increased to $1,000. They are also reimbursed for actual travel expenses incurred in performing services as directors.  An additional $600 ($1,000 as of April 1, 2014) is paid for each committee meeting attended.  However, a director attending multiple meetings on the same day receives only one meeting fee.  Directors of the Company’s subsidiary, NWL Investments, Inc., receive $250 annually.  Directors of the Company’s subsidiary, NWLSM, Inc., receive $1,000 per board meeting attended.  Nonemployee directors of the Company’s subsidiary, NWL Services, Inc., receive $1,000 per board meeting attended.  Directors of the Company’s downstream subsidiaries, Regent Care General Partner, Inc., and Regent Care Operations General Partner, Inc., receive $250 per board meeting attended.  Directors of the Company’s downstream subsidiary, Regent Care Limited Partner, Inc., receive $500 per board meeting attended.  The amounts paid pursuant to these arrangements are included in the Summary Compensation Table of this Item.  The directors and their dependents are also eligible to participate in the Company’s group insurance program.

Directors of the Company are eligible for restricted stock awards, incentive awards, and performance awards under the National Western Life Insurance Company 1995 Stock Option and Incentive Plan and 2008 Incentive Plan.  Company directors, including members of the Compensation and Stock Option Committee, are eligible for nondiscretionary stock options. There were no stock options or SARs granted during 2014.

PROPOSAL 3:  RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

BKD, LLP, an independent registered public accounting firm, commenced serving as our independent auditors in 2014 and audited our consolidated financial statements for the year ended December 31, 2014.  Prior to 2014, the Company engaged KPMG LLP, also an independent registered public accounting firm, to serve as the Company's independent auditors. The Audit Committee is directly responsible for the appointment of our independent registered public accounting firm. Having come to the end of a five-year fee arrangement with KPMG LLP in 2013, the Audit Committee undertook a competitive proposal process for the Company's audit services and as a result appointed BKD, LLP to audit our financial statements beginning with the year ending December 31, 2014.

The Audit Committee has again appointed BKD, LLP to audit our financial statements for the year ending December 31, 2015. Shareholder ratification of the appointment of BKD, LLP as our independent registered public accounting firm is not required by our Amended and Restated Bylaws or other applicable legal requirement.  However, the appointment of BKD, LLP is being submitted to the shareholders for ratification.  If the shareholders do not ratify the appointment of BKD, LLP as the Company's independent registered public accounting firm, the Audit Committee will consider the matter at its next meeting.  Even if the appointment is ratified, the Audit Committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

Representatives of BKD, LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed NWLIC and its subsidiaries by BKD, LLP for 2014 and by KPMG LLP for 2013 are set forth in the table below:

	2014	2013
	(In thousands)

Audit Fees (1)	$525	701
Audit Related Fees (2)	—	55
Tax Fees	—	—
All Other Fees (3)	—	83

Total	$525	839

(1)For 2014, these represent the aggregate fees for professional services agreed upon by BKD, LLP for the audit of the Company’s consolidated annual financial statements for the year ended December 31, 2014 and reviews of the condensed consolidated financial statements included in the Company quarterly reports on Form 10-Q for the year then ended and the audit of internal control over financial reporting as of December 31, 2014.  For 2013, these amounts represent the aggregate fees for professional services rendered by KPMG LLP for the audit of the Company's consolidated annual financial statements for the year ended December 31, 2013 and reviews of the condensed consolidated financial statements included in the Company quarterly reports on Form 10-Q for the year then ended and the audit of internal control over financial reporting as of December 31, 2013, and include out-of-pocket and travel related reimbursements of $66,000.
(2)KPMG LLP billed $55,000 for the year ended December 31, 2012 pertaining to services rendered as part of the Company's regulatory examination by the Colorado Division of Insurance in 2013.

(3)KPMG LLP billed $75,000 pertaining to services rendered for audit of the Company's consolidated annual financial statements for the year ended December 31, 2013 which were beyond the normal scope of the audit examination and $7,500 for services provided in assisting BKD, LLP in its review of KPMG LLP's audit workpapers for the year ended December 31, 2013.

The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor of the Company.  The policy requires that all services the Company’s independent auditor may provide to the

Company, including audit services and permitted audit-related and non-auditor services, be pre-approved by the Committee.  The Committee approved all audit and non-audit services provided by BKD, LLP during 2014 and by KPMG LLP during 2013.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of BKD, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.  All proxies executed and returned will be voted “FOR” the ratification of the appointment of BKD, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 unless the proxy specifies otherwise.

AUDIT COMMITTEE REPORT

The Board of Directors maintains an Audit Committee comprised of three of the Company's non-employee independent directors. The Audit Committee of the Board is responsible for the appointment and compensation of the independent auditors for the Company, reviewing the activities and independence of the independent auditors, including the plan and scope of the audit and audit fees, monitoring the adequacy of the reporting and internal controls, oversight of any internal audit function, meeting periodically with management and the independent auditors, and resolving any disagreements between management and the independent auditors. Pursuant to the NASDAQ Listing Rules and federal securities laws, all of the members of the Audit Committee are independent.

BKD, LLP, Little Rock, Arkansas, was the Company's independent registered public accounting firm with respect to the Company's consolidated financial statements for the year ended December 31, 2014. Audit services performed by BKD, LLP consist of the audit of the statutory and consolidated GAAP basis financial statements of the Company and its subsidiaries for such year, preparation of various reports based thereon, and services related to the filings with the Securities and Exchange Commission in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB). In addition, BKD, LLP audited the design and operating effectiveness of the Company's internal controls over financial reporting. The Audit Committee has received periodic reports as to the Company's own testing and evaluation of its internal controls, as well as that of BKD, LLP.

The Disclosure Committee is a committee of personnel from several Company departments and senior officers that reports directly to the Audit Committee. It is responsible for evaluating disclosure controls and procedures and for gathering, analyzing, and disclosing information as required to be disclosed under the securities laws. It assists the CEO and CFO with their responsibilities of making the required certifications under the securities laws regarding the Company's disclosure controls and procedures. It ensures that material financial information is properly communicated up the Company's hierarchy to the appropriate person(s) and that all disclosures are made in a timely fashion. The Disclosure Committee meets on a monthly basis.

In performance of its duties, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2014 with the Company’s management and with BKD, LLP, including the results of BKD, LLP’s audit of the Company’s financial statements. The Audit Committee has also discussed with BKD, LLP all matters that the independent registered public accounting firm was required to communicate and discuss with the Audit Committee, including the matters required to be discussed by the PCAOB Auditing Standards 16 - Communications with Audit Committees.  The Audit Committee also has received and reviewed the written disclosures and the letter from BKD, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BKD, LLP’s communications with the Audit Committee concerning independence, and has discussed with BKD, LLP its independence from the Company, as well as any relationships that may impact BKD, LLP’s objectivity and independence.

The Committee reviewed and discussed the audited consolidated financial statements of NWLIC as of and for the year ended December 31, 2014, with management and the independent auditors. Management has the responsibility for the preparation of National Western's consolidated financial statements, and the independent auditors have the responsibility for the examination of those statements.

Based on these reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that National Western's audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors

Louis E. Pauls, Jr., Chairman
E. J. Pederson
Stephen E. Glasgow

This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that National Western specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The information provided below sets forth certain information as of April 20, 2015, regarding (i) the ownership of voting securities of the Company by each person who is known to the management of the Company to have been the beneficial owner of more than five percent (5%) of the outstanding shares of the Company’s Class A Stock or Class B Stock; (ii) the ownership interest of each director of the Company; (iii) the ownership interest of each named executive officer of the Company; and (iv) the ownership interest of officers and directors of the Company as a group.  Insofar as is known to the Company, each such person, entity, or group has sole voting and investment power with respect to all such shares of Class A Stock and Class B Stock, except as may otherwise be noted.

For purposes of the tables below, the amounts and percentages of Class A Stock and Class B Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.  Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security.  A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, including through the exercise of options or warrants.  Beneficial ownership also includes securities that are the subject of a voting trust, proxy, power of attorney, or other similar agreement.  Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Owners of More Than 5% of Our Common Stock

Based solely upon filings made with the SEC, the following persons are the only persons known by us to own beneficially more than 5% of the outstanding shares of Class A Stock or Class B Stock as of April 20, 2015.  Percent of class is calculated based on 3,436,166 shares of Class A Stock and 200,000 shares of Class B Stock outstanding as of April 20, 2015.

Name and Address of Beneficial Owners	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class

Robert L. Moody(1)	Class A Stock	1,167,597	33.9%
2302 Post Office Street, Suite 702	Class B Stock	198,074	99.0%
Galveston, Texas

(1) Robert L. Moody is Chairman of the Board of Directors and Chief Executive Officer of the Company.  Mr. Moody is the controlling shareholder of the Company, and he holds the voting power to elect more than a majority of the members of the Board of Directors.  Of the Class A Stock listed as owned, 8,500 shares are issuable upon the exercise of stock options that are either currently exercisable or that will become exercisable within 60 days of April 20, 2015, and Mr. Moody may be deemed to be the beneficial owner of one share owned by his wife, Mrs. Ann M. Moody.

Directors and Executive Officers

Except under applicable community property laws or as otherwise indicated in the footnotes to the table below, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.  The address of all directors and executive officers in this table is c/o National Western Life Insurance Company, 850 East Anderson Lane, Austin, Texas 78752-1602.  Ownership amounts are as of April 20, 2015.    Percent of class is calculated based on 3,436,166 shares of Class A Stock and 200,000 shares of Class B Stock outstanding as of April 20, 2015.

Directors and Officers	Title of Class	Amount and Nature of Beneficial Ownership†		Percent of Class

Directors and Named Executive Officers:
Robert L. Moody	Class A Stock	1,167,597		33.9%
	Class B Stock	198,074		99.0%

Ross R. Moody	Class A Stock	10,518		+
	Class A Stock	625	(1)	+
	Class B Stock	481.5	(1)	+

Charles D. Milos	Class A Stock	8,834		+

Directors:
Stephen E. Glasgow	Class A Stock	1,020		+

E. Douglas McLeod	Class A Stock	3,000		+

Ann M. Moody	Class A Stock	8,501	(2)	+
	Class B Stock	—	(2)	+

Frances A. Moody-Dahlberg	Class A Stock	2,850		+
	Class A Stock	625	(1)	+
	Class B Stock	481.5	(1)	+

Russell S. Moody	Class A Stock	2,850		+
	Class A Stock	625	(1)	+
	Class B Stock	481.5	(1)	+

Louis E. Pauls, Jr.	Class A Stock	2,310		+

E. J. Pederson	Class A Stock	10		+

Named Executive Officers:
S. Christopher Johnson	Class A Stock	1,000		+

Brian M. Pribyl	Class A Stock	1,000		+

Directors and Executive	Class A Stock	1,207,014		34.9%
Officers as a Group	Class B Stock	199,518.5		99.8%
(18 Persons)

(1) Shares are owned indirectly through the Three R Trusts.  The Three R Trusts are four Texas trusts for the benefit of the children of Mr. Robert L. Moody (Robert L. Moody, Jr., Ross R. Moody, Russell S. Moody, and Frances A. Moody-Dahlberg).  The Three R Trusts own a total of 2,500 shares of Class A Stock and 1,926 shares of Class B Stock.
(2) Mrs. Moody is not deemed to be the beneficial owner of shares held by Robert L. Moody, Mrs. Moody's husband. She may be deemed to be the indirect beneficial owner of 8,500 shares issuable to Mr. Robert L. Moody upon the exercise of stock options that are either currently exercisable or that will become exercisable within 60 days of April 20, 2015. Any determination regarding

Mrs. Moody's beneficial ownership of such securities for purposes of federal securities laws has no impact on her ownership of those securities under state law, which ownership rights are governed by state law and agreements that have been entered into between Mr. Moody and Mrs. Moody.

+ Indicates ownership of less than one percent of the class.
† Class A Stock includes the below noted number of shares, and those of non Named Executive Officers, that are issuable upon the exercise of stock options that are either currently exercisable or that will become exercisable within 60 days of April 20, 2015.

Robert L. Moody – 8,500            Ross R. Moody – 6,518            Charles D. Milos – 2,000            Stephen E. Glasgow – 1,000        E. Douglas McLeod – 1,000        Frances A. Moody-Dahlberg – 1,000
Russell S. Moody – 1,000            Louis E. Pauls, Jr. – 1,000            Brian M. Pribyl – 1,000            S. Christopher Johnson – 1,000

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC and the NASDAQ Global Market. The Reporting Persons are required by SEC regulation to furnish us with copies of all Forms 3, 4, and 5 and any amendments thereto that they file. Based solely on our review of the copies of such forms that we have received and, where applicable, any written representations by any of them that no Form 5 was required, we believe that with respect to the year ended December 31, 2014, all the Reporting Persons complied with the applicable filing requirements on a timely basis, other than one Form 3 by Mrs. Ann M. Moody.

OTHER INFORMATION

Annual Report to Shareholders

A copy of the 2014 Annual Report to Shareholders of National Western Life Insurance Company for the year ended December 31, 2014 has been provided concurrently with this proxy statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report to Shareholders is not incorporated by reference into this proxy statement and is not considered proxy solicitation material.

The Company's Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 13, 2015, including any financial statements but without exhibits, is available at www.nationalwesternlife.com or may be viewed at the United States Securities and Exchange Commission (“SEC”) Public Reference Room in Washington, D.C. or at the SEC's Internet site at www.sec.gov; and may also be obtained without charge by written request to the Secretary, National Western Life Insurance Company, 850 East Anderson Lane, Austin, Texas 78752-1602.

Deadlines for Submitting Shareholder Nominations and Proposals

Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in our proxy statement and form of proxy and for consideration at our next annual meeting of shareholders. In order for a shareholder proposal to be eligible for inclusion in the proxy statement and form of proxy for next year's annual meeting pursuant to Rule 14a-8(e) of the Exchange Act, the proposal must be received by the Secretary of NWLIC at 850 East Anderson Lane, Austin, Texas 78752-1602 not later than January 5, 2016, the date that is at least 120 days prior to May 4, 2016, the anniversary date that this proxy statement was first made available to shareholders. Such proposals must meet all of the requirements of applicable Colorado law and the rules and regulations promulgated by the SEC (including the requirements of Rule 14a‑8) to be eligible for inclusion in our 2016 proxy materials. While the Board of Directors will consider shareholder proposals, we reserve the right to omit from our proxy statement and form of proxy shareholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Shareholders may contact the Secretary at our principal executive office located at 850 East Anderson Lane, Austin, Texas 78752-1602 for a copy of the requirements for making shareholder proposals.

Management does not intend to present and does not have any reason to believe that others will present at the Annual Meeting any item of business other than those set forth herein. However, if other matters are properly presented for a vote, the proxies will be voted upon such matters at the discretion and in accordance with the judgment of the person acting under the proxy.

VALIDITY OF SHARES
Sutherland Asbill & Brennan LLP, Washington, D.C., will pass upon the validity of the share of Newco common stock offered by this proxy statement/prospectus.
EXPERTS
BKD, LLP has audited NWLIC’s consolidated financial statements and financial statement schedules I and V included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as set forth in their report dated March 13, 2015, which is incorporated by reference in this prospectus and elsewhere in the registration statement.  NWLIC’s consolidated financial statements and financial statement schedules I and V are incorporated herein by reference in reliance upon the report of BKD, LLP, given on the authority of such firm as experts in accounting and auditing.

KPMG LLP has audited NWLIC’s consolidated balance sheet as of December 31, 2013, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2013, and schedules I and V, as set forth in their report dated March 17, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of NWLIC and is incorporated by reference in this prospectus and elsewhere in the registration statement.

WHERE YOU CAN FIND MORE INFORMATION
Registration Statement
Newco has filed a registration statement on Form S-4, as amended (the “registration statement”) to register with the SEC the shares of Newco Class A and Class B common stock offered by this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Newco in addition to being a proxy statement of NWLIC for the annual meeting. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or in exhibits to the registration statement.
Other SEC Filings
We are subject to the informational requirements of the Exchange Act, and in accordance therewith file annual, quarterly and special reports, as well as registration and proxy statements and other information, with the SEC. These reports, statements and other information may be inspected and copied at prescribed rates from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These materials may also be accessed electronically by means of commercial document retrieval services and the SEC’s website on the Internet at http://www.sec.gov. Our filings with the SEC are also available on our website at www.nationalwesternlife.com. The information on or accessible through our website is not incorporated into or part of this prospectus.
Documents Incorporated by Reference
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):
•Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on March 13, 2015; and

•Current Reports on Form 8-K filed with the SEC on March 20, 2015 and April 6, 2015.

Following the Reorganization described in this proxy statement/prospectus, Newco will become subject to the same informational requirements as NWLIC was prior to the Reorganization, and will file annual, quarterly and special reports, proxy statements and other information with the SEC in accordance with the Exchange Act pursuant to the Exchange Act. NWLIC does not expect to be subject to such requirements following the Reorganization.

Documents Available Without Charge
You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:
National Western Life Insurance Company
850 East Anderson Lane
Austin, Texas 78752-1602
Telephone: (512) 836-1010
Attn: Investor Relations

If you would like to request documents from us, please do so by June 8, 2015 to receive them before the annual meeting. We will send requested documents by first-class mail within one business day after receiving the request.
You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part to vote on the annual meeting proposals. No one has been authorized to provide you with information that is different from what is contained in this proxy statement/prospectus or in the incorporated documents.
This proxy statement/prospectus is dated April 30, 2015. You should not assume the information contained in this proxy statement/prospectus is accurate as of any date other than this date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of the Newco common stock in the Reorganization shall imply information is accurate as of any other date.

By Order of the Board of Directors

/S/ Rey Perez
Rey Perez
Senior Vice President - Chief Legal Officer and Secretary

Austin, Texas
April 30, 2015

IT IS IMPORTANT THAT PROXIES BE SUBMITTED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO VOTE VIA THE INTERNET OR BY PHONE, OR COMPLETE, SIGN, DATE, AND RETURN A PROXY CARD.

ANNEX I

AGREEMENT AND PLAN OF MERGER
by and among
National Western Life Insurance Company
a Colorado corporation,
National Western Life Group, Inc.
a Delaware corporation,
and
NWLIC MergerCo, Inc.
a Colorado corporation,
___________________________
Dated as of April 6, 2015
___________________________

TABLE OF CONTENTS
Page
ARTICLE 1 The Merger    I-2
1.1    The Merger                                        I-2
1.2    Effective Time                                        I-2
1.3    Organizational Documents of the Surviving Company                    I-2
1.4    Directors                                        I-2
1.5    Officers                                            I-2
1.6    Directors and Officers of HoldingCo                            I-2
1.7    Additional Actions                                    I-3
1.8    Conversion of Securities                                I-3
1.9    No Surrender of Certificates; Direct Registration of HoldingCo Common Stock        I-4
1.10    Stock Transfer Books                                    I-4
1.11    Plan of Reorganization                                    I-4
1.12    Successor Issuer                                    I-4
ARTICLE 2 Actions to be Taken in Connection with the Merger                    I-5
2.1    Assumption of Company Options                            I-5
2.2    Assignment and Assumption of Agreements                        I-5
2.3    Reservation of Shares                                    I-5
2.4    Registration Statement; Proxy/Prospectus                        I-5
2.5    Meeting of Company Shareholders                            I-6
2.6    Section 16 Matters                                    I-6
ARTICLE 3 Conditions of Merger                                I-6
3.1    Conditions Precedent                                    I-6
ARTICLE 4 Covenants                                        I-7
4.1    Listing of HoldingCo Common Stock                            I-7
4.2    The Plans                                        I-7
4.3    Insurance                                        I-7
ARTICLE 5 Termination and Amendment                            I-7
5.1    Termination                                        I-7
5.2    Amendment                                        I-8
ARTICLE 6 Miscellaneous Provisions                                I-8
6.1    Governing Law                                        I-8
6.2    Counterparts                                        I-8
6.3    Entire Agreement                                    I-8
6.4    Severability                                        I-8
6.5    No Third-Party Beneficiaries                                I-8
6.6    Tax Matters                                        I-8

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 6, 2015, is among National Western Life Insurance Company, a Colorado corporation (the “Company”), National Western Life Group, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“HoldingCo”), and NWLIC MergerCo, Inc., a Colorado corporation and a direct, wholly-owned subsidiary of HoldingCo (“MergerCo”).
RECITALS
WHEREAS, as of the date hereof, the authorized capital stock of the Company consists of (i) 7,500,000 shares of Class A common stock, $1.00 par value per share (“Company Class A Common Stock”), of which approximately 3,436,166 shares are issued and outstanding, approximately 300,000 shares are reserved for issuance under the Company’s Plans (as defined below), including upon the exercise of outstanding Company Options (as hereinafter defined), and no shares are held in treasury, and (ii) 200,000 shares of Class B common stock, $1.00 par value per share (“Company Class B Common Stock” and, together with the Company Class A Common Stock, “Company Common Stock”), of which approximately 200,000 shares are issued and outstanding and no shares are held in treasury;
WHEREAS, immediately before the closing date of the transaction contemplated herein, the authorized capital stock of HoldingCo will consist of (i) 7,500,000 shares of Class A common stock, $0.01 par value per share (“HoldingCo Class A Common Stock”), of which 100 shares are issued and outstanding and no shares are held in treasury, and (ii) 200,000 shares of Class B common stock, $.01 par value per share (“HoldingCo Class B Common Stock” and, together with the Company Class A Common Stock, “HoldingCo Common Stock”), of which no shares are issued and outstanding nor held in treasury;
WHEREAS, as of the date hereof, all of the issued and outstanding common stock of MergerCo (“MergerCo Common Stock”) is held by HoldingCo;
WHEREAS, HoldingCo and MergerCo were organized for the purpose of participating in the transactions herein contemplated;
WHEREAS, the Board of Directors of each of the Company, HoldingCo and MergerCo have unanimously determined that it is advisable and in the best interests of their respective security holders to reorganize to create a new holding company structure by merging the Company with MergerCo, with the Company being the surviving entity (sometimes hereinafter referred to as the “Surviving Company”), and converting each outstanding share of Company Class A Common Stock into one (1) share of HoldingCo Class A Common Stock and each outstanding share of Company Class B Common Stock into one (1) share of HoldingCo Class B Common Stock, all in accordance with the terms of this Agreement;
WHEREAS, the Board of Directors of the Company has unanimously determined that it is advisable and in the best interests of its shareholders to reorganize the Company’s operations, such that the public company owned by its shareholders is incorporated in the State of Delaware and, accordingly, HoldingCo has been incorporated in the State of Delaware;
WHEREAS, the Boards of Directors of each of HoldingCo, the Company and MergerCo and the sole shareholder of MergerCo have adopted or approved this Agreement and the merger of the Company with MergerCo upon the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, the Boards of Directors of each of the Company and MergerCo have declared advisable this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement, and the Boards of Directors of each of the Company and MergerCo have unanimously determined to recommend to their respective shareholders the approval of this Agreement and the Merger, subject to the terms and conditions hereof and in accordance with the provisions of the Colorado Business Corporation Act (the “CBCA”); and
WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to constitute an exchange of Company Common Stock for HoldingCo Common Stock governed by Section 351 of the Code, as well as a reorganization within the meaning of Section 368(a) of the Code.
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, HoldingCo and MergerCo hereby agree as follows:
ARTICLE 1
THE MERGER
1.1    The Merger. In accordance with Section 7-111-101 of the CBCA, and subject to and upon the terms and conditions of this Agreement, the Company shall, at the Effective Time (as defined below), be merged with MergerCo, the separate corporate existence of MergerCo shall cease and the Company shall continue as the Surviving Company. At the Effective Time, the effect of the Merger shall be as provided in Sections 7-90-204 and 7-111-106(1) of the CBCA.
1.2    Effective Time. The Merger shall become effective upon the filing of a Certificate of Merger with the Secretary of the State of the State of Colorado or a later date specified therein (the “Effective Time”).
1.3    Organizational Documents of the Surviving Company.
(a)    Immediately after the Effective Time, the articles of incorporation of the Company shall be the amended and restated articles of incorporation attached hereto as Exhibit A, until thereafter amended as provided therein and by applicable law.
(b)    Immediately after the Effective Time, the bylaws of the Company shall be the amended and restated bylaws (the “Surviving Company Bylaws”) attached hereto as Exhibit B, until thereafter amended as provided therein and by applicable law.
1.4    Directors. The initial directors of the Surviving Company will be Ross R. Moody, E.J. Pederson, Stephen E. Glasgow, Brian M. Pribyl, Kitty K. Nelson, and Rey Perez, and they will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Company Bylaws or as otherwise provided by law.
1.5    Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Company Bylaws or as otherwise provided by law.
1.6    Directors and Officers of HoldingCo. Prior to the Effective Time, the Company, in its capacity as the sole stockholder of HoldingCo, shall take or cause to be taken all such actions as are necessary to cause (i) those persons serving as the directors of the Company immediately prior to the Effective Time to be elected or appointed as the directors of HoldingCo, with the directors serving until the earlier of the next meeting of the HoldingCo stockholders at which an election of directors of such class is held and until their successors are elected or appointed (or their earlier death, disability or retirement), each such person to have the same committee memberships with HoldingCo as he or she held with the Company, to the extent such committees exist at HoldingCo, and (ii) the following executive officers of the Company immediately prior to the Effective Time to be elected or appointed as the executive officers of HoldingCo, each such person to have the same office(s) with HoldingCo as he held with the Company: (1) Robert L. Moody; (2) Ross R. Moody; (3) Brian M. Pribyl; (4) Charles D. Milos; (5) Patricia L. Scheuer; (6) Robert Sweeney; (7) Kitty K. Nelson; and (8) Rey Perez.
1.7    Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of the CBCA. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of MergerCo or the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of each of MergerCo and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of MergerCo and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.
1.8    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of HoldingCo, MergerCo, the Company or the holder of any of the following securities:
(a)    Each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares held in treasury, which shall be automatically cancelled and retired without the payment of any consideration therefor) shall be converted into one (1) duly issued, fully paid and non-assessable share of HoldingCo Class A Common Stock, and each share of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares held in treasury, which shall be automatically cancelled and retired without the payment of any consideration therefor) shall be converted into one (1) duly issued, fully paid and non-assessable share of HoldingCo Class B Common Stock. The HoldingCo Class A Common Stock and the HoldingCo Class B Common Stock into which the Company Class A Common Stock and Company Class B Common Stock shall be converted in accordance with this subsection (a) are referred to herein as the “Merger Consideration.”
(b)    The MergerCo common stock held by HoldingCo will automatically be converted into, and thereafter represent, 100% of the common stock of the Surviving Company.
(c)    Each share of HoldingCo Class A Common Stock and HoldingCo Class B Common Stock, if any, owned by the Company immediately prior to the Merger shall automatically be cancelled and retired and shall cease to exist.
(d)    From and after the Effective Time, holders of certificates formerly evidencing Company Class A Common Stock and Company Class B Common Stock shall cease to have any rights as shareholders of the Company, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 1.9 herein.

(e)    In accordance with Section 7-113-102 of the CBCA, no appraisal rights shall be available to holders of Company Common Stock in connection with the Merger.
1.9    No Surrender of Certificates; Direct Registration of HoldingCo Common Stock. At the Effective Time, (i) each outstanding share of Company Class A Common Stock (other than any shares of Company Common Stock to be cancelled in accordance with Section 1.8) shall automatically represent the same number of shares of HoldingCo Class A Common Stock without any further act or deed by the shareholders of the Company and (ii) each outstanding share of Company Class B Common Stock (other than any shares of Company Common Stock to be cancelled in accordance with Section 1.8) shall automatically represent the same number of shares of HoldingCo Class B Common Stock without any further act or deed by the shareholders of the Company. Record of ownership of HoldingCo Class A Common Stock and HoldingCo Class B Common Stock shall be kept in uncertificated, book entry form by HoldingCo’s transfer agent. Until thereafter surrendered for transfer or exchange in the ordinary course, (a) each outstanding certificate that, immediately prior to the Effective Time, evidenced Company Class A Common Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of HoldingCo Class A Common Stock and (b) each outstanding certificate that, immediately prior to the Effective Time, evidenced Company Class B Common Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of HoldingCo Class B Common Stock.
1.10    Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Class A Common Stock or Company Class B Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Class A Common Stock and Company Class B Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Class A Common Stock and Company Class B Common Stock, respectively, except as otherwise provided in this Agreement or by law. On or after the Effective Time, any certificates presented to HoldingCo or its transfer agent for any reason shall solely represent the right to receive the Merger Consideration issuable in respect of the shares of Company Class A Common Stock or Class B Common Stock formerly represented by such certificates without any interest thereon.
1.11    Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Each party hereto shall use its commercially reasonable efforts to cause the Merger to constitute, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from constituting, an exchange of Company Class A Common Stock for HoldingCo Class A Common Stock and an exchange of Company Class B Common Stock for HoldingCo Class B Common Stock, in each case, governed by Section 351of the Code, as well as a reorganization within the meaning of Section 368(a) of the Code.
1.12    Successor Issuer. It is the intent of the parties hereto that HoldingCo be deemed a “successor issuer” of the Company in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). At or after the Effective Time, HoldingCo shall file (i) an appropriate report on Form 8-K describing the Merger and (ii) appropriate pre-effective and/or post-effective amendments, as applicable, to any registration statements of the Company on Form S-8.

ARTICLE 2
ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER
2.1    Assumption of Company Options. At the Effective Time, all unexercised and unexpired options to purchase Company Class A Common Stock (“Company Options”), then outstanding under the National Western Life Insurance Company 1995 Stock and Incentive Plan and the National Western Life Insurance Company 2008 Incentive Plan (collectively, the “Company Plans”), whether or not then exercisable, will be assumed by HoldingCo. Each Company Option so assumed by HoldingCo under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Company Plan and any agreements thereunder immediately prior to the Effective Time (including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby) and per share exercise price), except that each Company Option will be exercisable (or will become exercisable in accordance with its terms) for, or shall be denominated with reference to, that number of shares of HoldingCo Class A Common Stock equal to the number of shares of Company Class A Common Stock that were subject to such Company Option immediately prior to the Effective Time. The conversion of any Company Options that are “incentive stock options” within the meaning of Section 422 of the Code, into options to purchase HoldingCo Class A Common Stock shall be made in a manner consistent with Section 424(a) of the Code so as not to constitute a “modification” of such Company Options within the meaning of Section 424 of the Code.
2.2    Assignment and Assumption of Agreements. Effective as of the Effective Time, the Company hereby assigns to HoldingCo, and HoldingCo hereby assumes and agrees to perform, all obligations of the Company pursuant to the Company Plans, each stock option agreement entered into pursuant to the Company Plans, and each outstanding Company Option granted thereunder.
2.3    Reservation of Shares. On or prior to the Effective Time, HoldingCo will reserve sufficient shares of HoldingCo Class A Common Stock to provide for the issuance of HoldingCo Class A Common Stock upon exercise of the Company Options outstanding under the Company Plans.
2.4    Registration Statement; Proxy/Prospectus. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement in preliminary form relating to the Shareholders’ Meeting (as hereinafter defined) (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and HoldingCo shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement” and the prospectus contained in the Registration Statement together with the Proxy Statement, the “Proxy/Prospectus”), in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of the shares of HoldingCo Class A Common Stock and HoldingCo Class B Common Stock to be issued to the shareholders of the Company as the Merger Consideration. Each of HoldingCo and the Company shall use its reasonable best efforts to cause the Registration Statement to become effective and the Proxy Statement to be cleared by the SEC as promptly as practicable, and, prior to the effective date of the Registration Statement, HoldingCo shall take all actions reasonably required under any applicable federal securities laws or state blue sky laws in connection with the issuance of shares of HoldingCo Class A Common Stock and HoldingCo Class B Common Stock pursuant to the Merger. As promptly as reasonably practicable after the Registration Statement shall have become effective and the Proxy Statement shall have been cleared by the SEC, the Company shall mail or cause to be mailed or otherwise make available in accordance with the Securities Act and the Securities Exchange Act, the Proxy/Prospectus to its shareholders; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing or otherwise making available to the Company’s shareholders the Proxy/Prospectus in light of the date set for the Shareholders’ Meeting.

2.5    Meeting of Company Shareholders. The Company shall take all action necessary in accordance with the CBCA and its articles of incorporation and bylaws to call, hold and convene a meeting of its shareholders to consider the adoption of this Agreement (the “Shareholders’ Meeting”) to be held no less than ten (10) nor more than sixty (60) days following the distribution of the definitive Proxy/Prospectus to its shareholders. The Company will use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger. The Company may adjourn or postpone the Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy/Prospectus is provided to its shareholders in advance of any vote on this Agreement and the Merger or, if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy/Prospectus) there are insufficient shares of Company Class A Common Stock and Company Class B Common Stock voting in favor of the approval of this Agreement and the Merger or represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Shareholders’ Meeting.
2.6    Section 16 Matters. Prior to the Effective Time, the Board of Directors of the Company or an appropriate committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3 promulgated under the Exchange Act) shall adopt a resolution consistent with the interpretive guidance of the SEC so that the receipt by any officer or director of the Company who is a covered person for purposes of Section 16(a) of the Exchange Act of (i) shares of HoldingCo Class A Common Stock in exchange for shares of Company Class A Common Stock or Company Options or (ii) shares of HoldingCo Class B Common Stock in exchange for shares of Company Class B Common Stock, in each case, pursuant to this Agreement and the Merger is intended to be an exempt transaction pursuant to Section 16b-3 of the Exchange Act. Prior to the Effective Time, the Board of Directors of HoldingCo or an appropriate committee of non-employee directors (as such term is defined for purposes of Rule 16b-3 promulgated under the Exchange Act) shall adopt a resolution consistent with the interpretive guidance of the SEC so that the receipt by any officer or director of the Company or HoldingCo who is a covered person for purposes of Section 16(a) of the Exchange Act of (a) shares of HoldingCo Class A Common Stock or options in exchange for shares of Company Class A Common Stock or Company Options or (b) shares of HoldingCo Class B Common Stock in exchange for shares of Company Class B Common Stock, in each case, pursuant to this Agreement and the Merger is intended to be an exempt transaction for purposes of Section 16b-3 of the Exchange Act.
ARTICLE 3
CONDITIONS OF MERGER
3.1    Conditions Precedent. The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment by the parties hereto at or prior to the Effective Time of each of the following conditions:
(a)    The Registration Statement shall have been deemed or declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or, to the knowledge of HoldingCo or the Company, threatened by the SEC and not concluded or withdrawn. No similar proceeding with respect to the Proxy Statement shall have been initiated or, to the knowledge of HoldingCo or the Company, threatened by the SEC and not concluded or withdrawn.
(b)    This Agreement and the Merger shall have been approved by the requisite vote of the shareholders of the Company in accordance with the CBCA and the articles of incorporation of the Company, as amended from time to time.

(c)    The HoldingCo Class A Common Stock to be issued pursuant to the Merger shall have been approved for listing on the NASDAQ Stock Market (the “NASDAQ”) by The NASDAQ Stock Market, LLC.
(d)    The Company shall have made such filings, and obtained such permits, authorizations, consents, approvals or terminations or expirations of waiting periods as are required by the corporate and insurance laws and regulations of all applicable jurisdictions.
(e)    No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.
(f)    The Boards of Directors of the Company and HoldingCo shall have received a legal opinion of Sutherland Asbill & Brennan LLP in form and substance reasonably satisfactory to them to the effect that the Merger will constitute an exchange of Company Class A Common Stock for HoldingCo Class A Common Stock and an exchange of Company Class B Common Stock for HoldingCo Class B Common Stock, in each case, governed by Section 351 of the Code, as well as a reorganization within the meaning of Section 368(a) of the Code (it being understood that in rendering such opinion, Sutherland Asbill & Brennan LLP may rely upon the tax representation letter in the form agreed to by the Company, HoldingCo and Sutherland Asbill & Brennan LLP, which shall be executed and delivered by the Company and HoldingCo as a condition to rendering its opinion).
ARTICLE 4
COVENANTS
4.1    Listing of HoldingCo Common Stock. HoldingCo will use its reasonable best efforts to obtain, at or before the Effective Time, confirmation of listing on the NASDAQ of the HoldingCo Class A Common Stock issuable pursuant to the Merger.
4.2    The Plans. The Company and HoldingCo will take or cause to be taken all actions necessary or desirable in order to implement the assumption by HoldingCo pursuant to the Company Plans, and each Company Option granted thereunder, all to the extent deemed appropriate by the Company and HoldingCo and permitted under applicable law.
4.3    Insurance. HoldingCo shall procure insurance or cause the execution, amendment or endorsement of the insurance policies of the Company such that, upon consummation of the Merger, HoldingCo shall have insurance coverage that is substantially identical to the insurance coverage held by the Company immediately prior to the Merger.
ARTICLE 5
TERMINATION AND AMENDMENT
5.1    Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company if such Board of Directors should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of the Company or its shareholders. In the event of such termination and abandonment, this Agreement shall become void and none of the Company,

HoldingCo or MergerCo or their respective security holders, directors or officers shall have any liability with respect to such termination and abandonment.
5.2    Amendment. At any time prior to the Effective Time, this Agreement may, to the extent permitted by the CBCA, be supplemented, amended or modified by the mutual consent of the parties to this Agreement.
ARTICLE 6
MISCELLANEOUS PROVISIONS
6.1    Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Colorado.
6.2    Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.
6.3    Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
6.4    Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.
6.5    No Third-Party Beneficiaries. Nothing contained in this Agreement is intended by the parties hereto to expand the rights and remedies of any person or entity not party hereto against any party hereto as compared to the rights and remedies which such person or entity would have had against any party hereto had the parties hereto not consummated the transactions contemplated hereby.
6.6    Tax Matters. Each of the Company and HoldingCo will comply with the recordkeeping and information reporting requirements of the Code that are imposed as a result of the transactions contemplated hereby, and will provide information reporting statements to holders of Company Class A Common Stock and Company Class B Common Stock at the time and in the manner prescribed by the Code and applicable Treasury Regulations.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
NATIONAL WESTERN LIFE INSURANCE COMPANY,
a Colorado Corporation
By:    /s/ Ross R. Moody
Name: Ross R. Moody
Title: President and COO
NATIONAL WESTERN LIFE GROUP, INC.,
a Delaware Corporation
By:    /s/ Ross R. Moody
Name: Ross R. Moody
Title: President and COO
NWLIC MERGERCO, INC.,
a Colorado Corporation
By:    /s/ Rey Perez
Name: Rey Perez
Title: President

ANNEX II

RESTATED CERTIFICATE OF INCORPORATION
OF
NATIONAL WESTERN LIFE GROUP, INC.

(a Delaware corporation)

National Western Life Group, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
1.     The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 6, 2015.
2.     This Restated Certificate of Incorporation (the “Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware (“DGCL”).
3.     The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I
NAME
The name of the Corporation is National Western Life Group, Inc.
ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
CAPITALIZATION
A.     Authorized Capital Stock. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 7,700,000, consisting of 7,500,000 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and 200,000 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”). Immediately upon filing of this Certificate of Incorporation, each previously authorized, issued, and outstanding share of common stock shall be automatically converted into one (1) share of fully-paid, non-assessable Class A Common Stock.

B.     Class A Common Stock and Class B Common Stock. The powers, preferences, and rights, and the qualifications, limitations and restrictions, of the Class A Common Stock and Class B Common Stock are as follows and as otherwise provided in this Certificate of Incorporation:
1. Equal Status. The Class A Common Stock and Class B Common Stock shall have the same powers, preferences, and rights, except as otherwise provided in this Certificate of Incorporation or required by applicable law.
2. Voting Generally. Except as otherwise provided in this Certificate of Incorporation or required by the laws of the State of Delaware, each holder of Common Stock shall be entitled to vote at all meetings of the stockholders and shall have one vote for each share of Common Stock held by such stockholder, and, except as otherwise provided in this Certificate of Incorporation or required by the laws of the State of Delaware, the Class A Common Stock and the Class B Common Stock shall vote as a single class with respect to all matters submitted to a vote of stockholders of the Corporation.
3. No Cumulative Voting. The holders of the Class A Common Stock and Class B Common Stock shall not have cumulative voting rights (as defined in Section 214 of the DGCL).
4.   Dividends. Subject to any other provisions of this Certificate of Incorporation or the laws of the State of Delaware, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock, or property of the Corporation if, as, and when declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided that, any such dividends or other distributions to be paid on each share of the Class B Common Stock per annum shall be only one-half (1/2) of the dividends or other distributions to be paid on each share of the Class A Common Stock.
5.     Liquidation, Dissolution, and Winding-Up. In the event of any liquidation, dissolution, or winding-up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debt and liabilities of the Corporation, the holders of Common Stock shall be entitled to receive the assets and funds of the Corporation remaining for distribution in proportion to the number of shares held by them, respectively; provided that, any such assets and funds shall be distributed among the Class A Common Stock and Class B Common Stock in the following manner:
(i) the holders of Class A Common Stock shall first receive the par value of their shares;
(ii) the holders of Class B Common Stock shall then receive the par value of their shares; and
(iii) the remaining assets and funds of the Corporation shall then be divided and distributed to and among the holders of all the capital stock of the Corporation in proportion to the number of shares of stock held by each, without preference of any one class of stock over any other class.
ARTICLE V
BOARD OF DIRECTORS
A.  Management by Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by the laws of the State of Delaware or this Certificate of Incorporation required to be done by the stockholders.
B.  Number of Directors. The number of directors shall be fixed from time to time exclusively by resolution of the Board of Directors.
C.  Election of Directors. The holders of the Class A Common Stock, voting as a separate class, shall have the exclusive right to elect such number of directors that constitutes one third (1/3) of the total number of directors constituting the whole Board of Directors, and if one third (1/3) of the total number of directors is not a whole number, then the holders of the Class A Common Stock shall have the exclusive right to elect an additional director for such fractional amount. The holders of the Class B Common Stock, voting as a separate class, shall have the exclusive right to elect the remaining directors.
D.  Removal of Directors. Any director elected by the holders of the Class A Common Stock voting as a separate class or otherwise designated as a Class A director may be removed from office at any time, with or without cause, solely by the affirmative vote of a majority of the holders of the Class A Common Stock then entitled to vote at an election of directors. Any director elected by the holders of the Class B Common Stock voting as a separate class or otherwise designated as a Class B director may be removed from office at any time, with or without cause, solely by the affirmative vote of a majority of the holders of the Class B Common Stock then entitled to vote at an election of directors.
E.  Vacancies. Any vacancy in the Board of Directors of a director elected by the holders of Class A Common Stock voting as a separate class or otherwise designated as a Class A director (a “Class A Vacancy”), whether such vacancy results from death, resignation, retirement, disqualification, removal from office, or other cause, shall be filled only by a majority of the remaining directors so elected by the Class A Common Stock or designated as Class A directors, even if less than a quorum, or by the sole such remaining director, or, if there are no such directors, by the holders of Class A Common Stock, voting as a separate class. Any vacancy in the Board of Directors of a director elected by the holders of Class B Common Stock voting as a separate class or otherwise designated as a Class B director (a “Class B Vacancy”), whether such vacancy results from death, resignation, retirement, disqualification, removal from office, or other cause, shall be filled only by a majority of the remaining directors so elected by the Class B Common Stock or designated as Class B directors, even if less than a quorum, or by the sole such remaining director, or, if there are no such directors, by the holders of Class B Common Stock, voting as a separate class. Any vacancy in the Board of Directors of a director elected by the holders of the Class A Common Stock and the Class B Common Stock voting together as a single class, and not otherwise designated as a Class A or Class B director, shall be filled only by the remaining directors, even if less than a quorum, or by the sole such remaining director. In the event of any vacancy in the Board of Directors resulting from an increase in the number of directors, the Board of Directors shall designate such vacancy as a Class A directorship or Class B directorship in a manner consistent with the Board of Directors composition provided in Section C of this Article V, and each such vacancy shall be filled as provided in this section with respect to a Class A Vacancy or Class B Vacancy, as applicable.
ARTICLE VI
LIMITATION OF DIRECTOR LIABILITY; INDEMNIFICATION AND ADVANCEMENT OF EXPENSES OF DIRECTORS AND OFFICERS
A.     Limitation of Director Liability. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
B.     Indemnification and Advancement of Expenses. The Corporation may indemnify and provide advancement to persons to the fullest extent permitted by Section 145 of the DGCL or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended.
ARTICLE VII
MATTERS RELATING TO STOCKHOLDERS
A.     No Action by Written Consent. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the bylaws of the Corporation (as in effect from time to time, the “Bylaws”), and no action shall be taken by the stockholders by written consent.

B.      Special Meetings of Stockholders. Special meetings of stockholders of the Corporation may be called by the Board of Directors, by the Chairman of the Board of Directors, and by such persons and as otherwise provided in the Bylaws.
C.     Election of Directors by Written Ballot. Election of directors need not be by written ballot.
ARTICLE VIII
AMENDMENTS TO THE CERTIFICATE OF INCORPORATION
AND BYLAWS
A.     Amendments to the Certificate of Incorporation. Notwithstanding any other provisions of this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Article V, Article VI, Article VII, or this Article VIII may be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Corporation’s capital stock entitled to vote thereon, voting together as a single class.
Notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, the affirmative vote of the holders of at least seventy five percent (75%) of the voting power of all of the then-outstanding shares of the Class A Common Stock of the Corporation then entitled to vote thereon, voting as a separate class, shall be required to alter, amend, or repeal, or to adopt any provision inconsistent with Sections B.4. and B.5. of Article IV.
B.     Adoption, Amendment, and Repeal of the Bylaws. The Board of Directors is expressly authorized to make, alter, amend, and repeal the Bylaws. Notwithstanding any other provisions of this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no adoption, amendment, alteration, or repeal of the Bylaws by action of stockholders shall be effective unless approved by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Corporation’s capital stock entitled to vote thereon, voting together as a single class.

[The remainder of this page is intentionally left blank.]

ANNEX III

BYLAWS
OF
NATIONAL WESTERN LIFE GROUP, INC.

ARTICLE I
Offices
Section 1.01.  Registered Office. Unless and until otherwise determined by the Board of Directors of National Western Life Group, Inc. (the “Corporation”), the registered office of the Corporation in the State of Delaware shall be at the office of Corporation Service Company. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, and the registered agent in charge thereof shall be Corporation Service Company.
Section 1.02.  Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the Corporation may require.
ARTICLE II
Meetings of Stockholders
Section 2.01.  Place of Meetings. Meetings of stockholders for any purpose may be held at such time and place, within or without the State of Delaware, as shall be designated from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication in the manner authorized by the General Corporation Law of the State of Delaware (the “DGCL”).
Section 2.02.  Annual Meetings. If required by applicable law, the annual meeting of stockholders of the Corporation for the election of directors of the Corporation (“Directors”) and for the transaction of such other business as may properly come before such meeting shall be held on such date and at such time as shall be fixed from time to time by resolution of the Board of Directors. The Board of Directors may postpone, reschedule, or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.
Section 2.03.  Special Meetings. Except as otherwise required by applicable law or provided in the certificate of incorporation of the Corporation (as it may be amended and restated from time to time, the “Certificate of Incorporation”) or these Bylaws, special meetings of stockholders for any purpose or purposes, unless otherwise prescribed by applicable law, by the Certificate of Incorporation, or by these Bylaws, may be called by any of (i) the Board of Directors, (ii) the Chairman of the Board of Directors, (iii) the President, (iv) the Chief Executive Officer, or (v) solely to the extent required by this Section 2.03, the Secretary of the Corporation (the “Secretary”). A meeting shall be called by the Secretary upon written request to the Secretary by the record holder or holders of at least 25% of the outstanding shares of common stock of the Corporation (the “Requisite Percentage”) who have held such shares continuously for at least two years prior to the date such written request is delivered to the Corporation and who have complied in full with the requirements set forth in these Bylaws (such request, a “Stockholder Meeting Request”). A special meeting of stockholders may be held at such date, time, and place, if any, within or without the State of Delaware as may be designated from time to time by the Board of Directors; provided, however, that the date of any such special meeting called upon the receipt of a Stockholder Meeting Request shall be not more than 90 days after the Special Meeting Request is received by the Secretary. In fixing a date, time, and place, if any, for any special meeting of stockholders, the Board of Directors may consider such factors as it deems relevant, including without limitation, the nature of the matters to be considered, the facts and circumstances related to any request for a meeting, and any plan of the Board of Directors to call an annual meeting or special meeting. The Board of Directors may postpone, reschedule, or cancel any special meeting of stockholders previously scheduled by the Board of Directors.

III-1

A Stockholder Meeting Request shall be delivered to the Secretary and shall be signed by each stockholder of record, or a duly authorized agent of such stockholder, requesting the special meeting and by each of the beneficial owners, if any, on whose behalf the Stockholder Meeting Request is being made. The Stockholder Meeting Request shall be accompanied by a written notice setting forth the information required by paragraph (A)(3) of Section 2.13 of these Bylaws as to the business proposed to be conducted at the special meeting and as to the stockholder(s) proposing such business and/or as to any nominations proposed to be presented at the special meeting and as to the stockholder(s) proposing such nominations. In addition to the foregoing, a Stockholder Meeting Request must include (x) documentary evidence of the number of shares of common stock owned by the requesting stockholder(s) as of the date on which the Stockholder Meeting Request is delivered to the Secretary and documentary evidence that such shares have been held continuously for at least two years prior to the date such written request is delivered to the Corporation, provided that, if the stockholder submitting the Stockholder Meeting Request is not the beneficial owner of such shares, then to be valid, the Stockholder Meeting Request must also include documentary evidence (or, if not simultaneously provided with the Stockholder Meeting Request, such documentary evidence must be delivered to the Secretary within 10 days after the date on which the Stockholder Meeting Request is delivered to the Secretary) of the number of shares of common stock owned by the beneficial owner(s) as of the date on which the Stockholder Meeting Request is delivered to the Secretary and documentary evidence that such shares have been held for at least two years prior to the date such written request is delivered to the Corporation; (y) an acknowledgment of the requesting stockholder(s) that any disposition by such stockholder(s) after the date of the Stockholder Meeting Request of any shares of the Corporation’s common stock shall be deemed a revocation of the Stockholder Meeting Request with respect to such shares and that such shares will no longer be included in determining whether the Requisite Percentage has been satisfied; and (z) a commitment by such stockholder(s) to continue to satisfy the Requisite Percentage through the date of the requested special meeting of stockholders and to notify the Corporation upon any disposition of any shares of the Corporation’s common stock. The requesting stockholder(s) shall certify in writing on the day prior to the requested special meeting of stockholders as to whether the requesting stockholder(s) continues to satisfy the Requisite Percentage. In addition to the foregoing, the requesting stockholder(s) shall promptly provide any other information reasonably requested by the Corporation.
In determining whether a special meeting of stockholders has been requested by the record holders of shares representing in the aggregate at least the Requisite Percentage, multiple Special Meeting Requests delivered to the Secretary will be considered together only if (i) each Special Meeting Request identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting, in each case as determined by the Board of Directors (which, if such purpose is the nominating of a person or persons for election to the Board of Directors, will mean that the exact same person or persons are nominated in each relevant Stockholder Meeting Request), and (ii) such Special Meeting Requests have been dated and delivered to the Secretary within 60 days of the earliest dated Special Meeting Request. A stockholder may revoke a Special Meeting Request at any time by written revocation delivered to the Secretary. If, following such revocation, there are unrevoked requests from stockholders holding in the aggregate less than the Requisite Percentage, the Board of Directors, in its discretion, may cancel the special meeting. If none of the requesting stockholder(s) who submitted the Special Meeting Request appears or sends a qualified representative to present the matters to be presented for consideration that were specified in the Stockholder Meeting Request, the Corporation need not present such matters for a vote at such meeting, notwithstanding that proxies in respect of such matter may have been received by the Corporation.
At any special meeting requested by stockholders, the business transacted shall be limited to the purpose(s) stated in the Stockholder Meeting Request; provided, however, that the Board of Directors shall have the authority in its discretion to submit additional matters to the stockholders and to cause other business to be transacted. Notwithstanding the foregoing provisions of this Section 2.03, a special meeting of stockholders requested by stockholders shall not be held if (i) the business specified in the Special Meeting Request is not a proper subject for stockholder action under applicable law (as determined by the Board of Directors), (ii) the Board of Directors has called or calls for an annual or special meeting of stockholders to be held within 90 days after the Secretary receives the Stockholder Meeting Request and the Board of Directors determines that the business of such meeting includes (among any other matters properly brought before the annual meeting) the business specified in the Stockholder Meeting Request, (iii) the Stockholder Meeting Request is received by the Secretary during the period commencing 90 days prior to the anniversary date of the prior year’s annual meeting of stockholders and ending on the date of the next

III-2

annual meeting of stockholders, (iv) an identical or substantially similar item (a “Similar Item”) was presented at any meeting of stockholders held within 90 days prior to receipt by the Secretary of the Stockholder Meeting Request (and, for purposes of this clause (iv), the nomination, election, or removal of Directors shall be deemed a “Similar Item” with respect to all items of business involving the nomination, election, or removal of Directors, the changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships), or (v) the Stockholder Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable law.
Section 2.04.  Notice. Whenever stockholders are required or permitted to take action at a meeting, a written notice of the meeting of stockholders shall be given stating the place, if any, date and time of such meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining stockholders entitled to vote at the meeting or any adjournment thereof (if such record date is different from the record date for determining the stockholders entitled to notice of the meeting), and, in the case of a special meeting, the purpose or purposes for which such meeting is to be held. Except as otherwise required by applicable law or provided in the Certificate of Incorporation or these Bylaws, the notice of any meeting shall be given to each stockholder entitled to notice of the meeting as of the record date for determining stockholders entitled to notice of the meeting, not less than 10 nor more than 60 days before the date of such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If, prior to the time of transmittal of notice, the Secretary shall have received from any stockholder a written request that notices intended for such stockholder are to be transmitted to some address other than the address that appears on the records of the Corporation, notices intended for such stockholder shall be transmitted to the address designated in such request.
Whenever notice is required to be given under any statute or the Certificate of Incorporation or these Bylaws to any stockholder to whom (1) notice of two consecutive annual meetings, and all notice of meetings to such person during the period between such two consecutive annual meetings or (2) all, and at least two, payments (if sent by first class mail) of dividends or interest on securities during a twelve month period, have been mailed addressed to such person at his or her address as shown on the records of the Corporation and have been returned because undeliverable, the giving of notice to such person shall not be required. Any action or meeting which shall be taken or held without notice to such person shall have the same force and effect as if such notice had been duly given. If any such person shall deliver to the Corporation a written notice setting forth his or her then current address, the requirement that notice be given to such person shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate under any of the other sections of the DGCL, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to this Section 2.04.
Section 2.05. Waiver of Notice. Any waiver of notice of any annual or special meeting of stockholders given by the stockholder entitled to notice, whether before or after such meeting, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any meeting of stockholders need be specified in any waiver of notice thereof. Attendance of a stockholder at a meeting shall constitute a waiver of notice of such meeting, except when such stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
Section 2.06. Adjournments. Any stockholders’ meeting, annual or special, whether or not a quorum (as defined in Section 2.07 hereinafter) is present, may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of the adjourned meeting if the date, time, and place thereof are announced at the meeting at which the adjournment is taken. If the adjournment is for more than 30 days, or if after the adjournment a new record date for determining stockholders entitled to vote is fixed for the adjourned meeting, a notice of the adjourned meeting in accordance with the requirements of Section 2.04 hereof shall be given to each stockholder entitled to vote thereat. At the adjourned meeting, any business may be transacted which might have been transacted at the original meeting.
Section 2.07.  Quorum. Except as otherwise required by applicable law or provided in the Certificate of Incorporation or these Bylaws, at each meeting of stockholders, the holders of a majority of the outstanding shares of stock entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction

III-3

of business at the meeting; provided that, where a separate vote by a class or series of the Corporation’s stock is required for any matter, a quorum shall consist of the holders of a majority of the outstanding shares of such class or series entitled to vote with respect to such matter, present in person or represented by proxy. If, however, such quorum shall not be present in person or represented by proxy at any meeting of stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, may, by a majority in voting power thereof, adjourn the meeting from time to time in accordance with Section 2.06 of these Bylaws until a quorum shall be present in person or represented by proxy. The stockholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
Section 2.08.  Voting. Except as otherwise required by applicable law or provided in the Certificate of Incorporation or these Bylaws, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share, regardless of class, held by such stockholder that has voting power upon the matter in question. All matters presented to the stockholders at a meeting at which a quorum is present, other than the election of Directors, shall be decided by the affirmative vote of the holders of a majority of the shares of stock present in person or represented by proxy at the meeting and entitled to vote on the matter, except where a different vote is otherwise required by applicable law, the Certificate of Incorporation, these Bylaws, or the rules or regulations of any stock exchange applicable to the Corporation, and in which case such required vote shall be the required vote on such matter. Where a separate vote by a class or series or classes or series of the Corporation’s stock is required by applicable law or provided in the Certificate of Incorporation or these Bylaws on any matter other than the election of Directors, the affirmative vote of the majority of shares of such class or series or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series or classes or series. Directors shall be elected by a plurality of the votes of the shares of stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors; provided that, with respect to the election of any Directors entitled to be elected by a particular class or series of the Corporation’s stock, such Directors shall be elected by a plurality of the votes of the shares of such class or series of stock present in person or represented by proxy at the meeting and entitled to vote on the election of such Director or Directors.
Section 2.09.  Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. Such proxy shall be filed with the Secretary prior to or at such meeting of stockholders, as the Board of Directors may require. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.
Section 2.10. Organization. Meetings of stockholders shall be presided over by the Chairman, if any, or in his or her absence by the Vice Chairman of the Board of Directors, if any, or in his or her absence by the Chief Executive Officer, or in his or her absence by the President, or in his or her absence by a Vice President or Senior Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting.
Section 2.11. List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be

III-4

produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.11 or to vote in person or by proxy at any meeting of stockholders.
Section 2.12. Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting of stockholders, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairman of the meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the participants of the meeting that a nomination or matter or business was not properly brought before the meeting and if such chairman should so determine, such chairman shall so declare to the participants of the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
Section 2.13. Notice of Stockholder Business and Nominations.
(A)    Annual Meetings of Stockholders. (1) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (b) by or at the direction of the Board of Directors or any duly authorized committee thereof or (c) by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 2.13 is delivered to the Secretary, who is entitled to vote at the meeting and upon such election or proposed business and who complies with the notice procedures set forth in this Section 2.13.
(2)    For any nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section 2.13, the stockholder must have given timely notice thereof in writing to the Secretary and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

III-5

(3) Such stockholder’s notice required by paragraph (A)(2) of this Section 2.13 shall set forth: (a) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a description of any agreement, arrangement, or understanding with respect to the nomination or proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including, in the case of a nomination, the nominee, (iv) a description of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of the Corporation, (v) with respect to a nomination, any material interest of such stockholder and/or such beneficial owner, if any, in such nomination, (vi) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (vii) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock, and class or series of such capital stock, required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination, and (viii) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (b) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, address and principal occupation of such person, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such person, (iii) a description of any agreement, arrangement, or understanding with respect to the nomination entered into by such person and any others acting in concert with such person, (iv) a description of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such person, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such person, with respect to securities of the Corporation, (v) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Exchange Act, and the rules and regulations promulgated thereunder, (vi) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (vii) such person’s written representation that such person (A) is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, in each case in connection with candidacy, election or service as a director of the Corporation other than agreements providing only for indemnification and/or reimbursement of out-of-pocket expenses in connection with candidacy or election as a director (but not, for the avoidance of doubt, in connection with service as a director) or any pre-existing employment agreement a candidate has with his or her employer (not entered into in contemplation of the employer’s investment in the Corporation or such employee’s candidacy as a director), (B) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question and (C) if elected as a director of the Corporation, will comply with all policies and guidelines of the Corporation that are applicable to directors of the Corporation; and (c) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder

III-6

and the beneficial owner, if any, on whose behalf the proposal is made. The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.
(3)    Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 2.13 to the contrary, in the event that the number of directors to be elected to the Board of Directors at the annual meeting is increased effective after the time period for which nominations would otherwise be due under paragraph (A)(2) of this Section 2.13 and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.13 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.
(B)    Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or any duly authorized committee thereof or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.13 is delivered to the Secretary, who is entitled to vote at the meeting and with respect to such directorship(s) subject to election, and who complies with the notice procedures set forth in this Section 2.13. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors and with respect to such directorship(s) subject to election may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder provides written notice setting forth the information required by paragraph (A)(3) of this Section 2.13 and delivers such notice to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. A stockholder who has nominated persons for election to the Board of Directors pursuant to a Special Meeting Request in accordance with Section 2.03 is not required to separately satisfy the requirements of this paragraph (B) of Section 2.13 with respect to such nomination.
(C)    General. (1) Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Section 2.13 shall be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.13. Except as otherwise provided by applicable law, the chairman of the meeting shall have the power and duty (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.13 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (A)(3)(a)(vii) of this Section 2.13) and (b) if any proposed nomination or business was not made or proposed in compliance with this Section 2.13, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.13, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.13, to

III-7

be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
(2)    A stockholder providing notice of any nomination proposed to be made at an annual meeting or special meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.13 shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting or special meeting, and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of such annual meeting or special meeting.
(3) For purposes of this Section 2.13, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press, or other national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.
(4)    Notwithstanding the foregoing provisions of this Section 2.13, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.13; provided however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.13 (including paragraphs (A)(1)(c) and (B) hereof), and compliance with paragraphs (A)(1)(c) and (B) of this Section 2.13 shall be the exclusive means for a stockholder to make nominations or submit business other than nominations (other than as provided in Section 2.03). Nothing in this Section 2.13 shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals or nominations in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act or (b) of the holders of any class or series of capital stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.
Section 2.14. Inspectors of Election. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be officers, employees or agents of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares and class or series of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares and class or series of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares and class or series of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.
ARTICLE III
Board of Directors
Section 3.01.  General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts

III-8

and things as are not by applicable law, the Certificate of Incorporation, or these Bylaws required to be exercised or done by the stockholders.
Section 3.02.  Number and Term. Subject to the rights of the holders of any class or series of stock then outstanding, and except as otherwise provided in the Certificate of Incorporation, the number of Directors shall be determined from time to time by the Board of Directors.  Directors need not be stockholders. Except as otherwise provided in the Certificate of Incorporation or these Bylaws, the Directors shall be elected at the annual meeting of the stockholders for a term expiring at the next annual meeting of the stockholders. Each Director elected shall hold office until such Director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.
Section 3.03. Resignation. Any Director may resign from the Board of Directors or any committee thereof at any time by giving notice in writing or by electronic transmission to the Board of Directors, the Chairman, if any, or the Secretary and, in the case of a committee, to the committee chair of such committee, if any. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events.
Section 3.04.  Removal. Except as otherwise provided in the Certificate of Incorporation or these Bylaws, any Director, or the entire Board of Directors, may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares of stock then entitled to vote at an election of directors; provided, however, that, whenever the holders of any class or classes of stock or series thereof are entitled by the Certificate of Incorporation to elect one or more Directors, any Directors so elected may be removed from office at any time, with or without cause, solely by the affirmative vote of a majority of the holders of such class or classes of stock or series then entitled to vote at an election of directors.
Section 3.05. Vacancies and Newly Created Directorships. Except as otherwise provided in the Certificate of Incorporation or these Bylaws, vacancies and newly created directorships resulting from any increase in the number of Directors or from any other cause (other than any Directors elected or designated in the manner described in the next sentence) may be filled by, and only by, a majority of the Directors then in office, although less than a quorum, or by the sole remaining Director. Whenever the holders of any class or classes of stock or series thereof are entitled by the Certificate of Incorporation to elect one or more Directors, vacancies and newly created directorships of such class or classes or series may be filled by, and only by, a majority of the directors in office elected by such class or classes or series or designated as directors of such class or classes or series, even if less than a quorum, or by the sole remaining director so elected or designated, or, if there are no such directors, by a vote of the holders of such class or classes or series, voting as a separate class. Any Director chosen to fill a vacancy or a newly created directorship shall have a term expiring at the next annual meeting and shall hold office until such Director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the authorized number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.
Section 3.06.  Place of Meetings. Directors of the Corporation may hold their meetings, both regular and special, at such places either within or without the State of Delaware as the Board of Directors may determine.
Section 3.07.  Regular Meetings. The first meeting of each newly-elected Board of Directors shall be held without further notice as soon as practicable after each annual meeting of stockholders, unless the Board of Directors shall have transacted all such business by written consent pursuant to Section 3.12 hereof. Other regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.
Section 3.08.  Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Secretary, or by a majority of the Board of Directors.
Section 3.09. Notice of Meetings. Notice of each regular meeting of the Board of Directors held pursuant to this Section 3.09 on a date and at a time previously furnished to the Board of Directors shall not be required. Notice

III-9

of each special meeting of the Board of Directors shall be given by the Secretary or the person calling the meeting at least twenty-four hours before the special meeting. Notice may be given in writing and delivered personally or mailed to the Directors at their addresses appearing on the books of the Corporation, by telecopier, by telephone, or by other means of electronic transmission. A waiver of notice, whether in writing or by electronic transmission, signed by the Director entitled to notice, whether before or after the time of the meeting referred to in such waiver, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in any waiver of notice thereof. Attendance of a Director at a meeting of the Board of Directors shall constitute a waiver of notice of such meeting, except when such Director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of business because the meeting is not lawfully called or convened.
Section 3.10.  Quorum. At all meetings of the Board of Directors, the presence of a majority of the total number of Directors then in office shall constitute a quorum for the transaction of business at such meeting. The vote of a majority of the Directors present at any such meeting at which a quorum is present shall be necessary for the passage of any resolution or act of the Board of Directors, except as otherwise expressly required by applicable law, the Certificate of Incorporation, or these Bylaws. If a quorum shall not be present at any meeting of Directors, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
Section 3.11. Committees of the Board of Directors. The Board of Directors may designate one or more committees, each committee to consist of one or more Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of any such absent or disqualified member. Any committee of the Board of Directors, to the extent permitted by applicable law and to the extent provided in the resolution of the Board of Directors designating such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation, if any, to be affixed to all papers that may require it.
Section 3.12. Directors’ Consent in Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, without prior notice, and without a vote, if a consent in writing or by electronic transmission, setting forth the action so taken, shall be signed by all the members of the Board of Directors or such committee and such consent is filed with the minutes of the proceedings of the Board of Directors or such committee.
Section 3.13. Action by Means of Telephone or Similar Communications Equipment. Any one or more members of the Board of Directors, or of any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.
Section 3.14.  Compensation. Directors, by resolution of the Board of Directors, shall receive a fixed sum, and expenses of attendance if any, for attendance at each regular or special meeting of the Board of Directors and, in addition thereto, may receive a retainer for their services, the amount to be authorized by resolution of the Board of Directors; provided that nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.
Section 3.15. Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because

III-10

any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.
Section 3.16.  Chairman of the Board of Directors. The Chairman of the Board of Directors shall have the power to call special meetings of stockholders, to call special meetings of the Board of Directors, and, if present, to preside at all meetings of stockholders and all meetings of the Board of Directors. The Chairman shall see that all orders and resolutions of the Board of Directors are carried into effect and shall perform such other duties incident to the office of Chairman and shall perform all such other duties and have such other powers as may from time to time be assigned to him or her by the Board of Directors or these Bylaws.
ARTICLE IV
Officers
Section 4.01.  Officers. The officers of the Corporation shall be a Chief Executive Officer, a President, a Secretary, and a Treasurer. The Board of Directors may also elect a Chief Financial Officer, Chief Operating Officer, one or more Vice Presidents or Senior Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as the Board of Directors may determine.  Any two or more offices may be held by the same person, except that the offices of President and Secretary shall not be held by the same person.
Section 4.02.  Election; Term; Removal. The officers of the Corporation shall be elected by the Directors. Each officer of the Corporation shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal from office.  Any officer elected or appointed by the Board of Directors may be removed, with or without cause, at any time by the vote of the Board of Directors.  Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors, the Chairman, the Chief Executive Officer, the President, or the Secretary. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the Board of Directors, the Chairman, the Chief Executive Officer, the President or the Secretary, as the case may be. Unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.
Section 4.03. Authority and Duties. All officers shall have such authority and perform such duties in the management of the Corporation as may be provided in these Bylaws or by resolution of the Board of Directors and, to the extent not so provided, as generally pertains to their respective offices, subject to the control of the Board of Directors.
Section 4.04.  Salaries. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.
Section 4.05.  Chief Executive Officer. The Chief Executive Officer, in the absence or disability of the Chairman of the Board of Directors, shall perform the duties and exercise the powers of the Chairman of the Board of Directors. The Chief Executive Officer of the Corporation shall have general and active management responsibilities of the business and affairs of the Corporation and shall perform such other duties incident to the office of the Chief Executive Officer and shall perform all such other duties and have such other powers as may from time to time be assigned to him or her by the Board of Directors or these Bylaws. Subject to the orders and resolutions of the Board of Directors, the Chief Executive Officer shall have authority to execute any deed, conveyance, mortgage, guarantee, lease, obligation, bond, certificate, contract, or other paper or instrument of the Corporation; to execute certificates

III-11

for shares of stock of the Corporation; and to have general charge of the property of the Corporation and to supervise and direct all officers, agents, and employees of the Corporation.
Section 4.06.  The President. The President, in the absence or disability of the Chief Executive Officer to perform the duties and exercise the powers of the Chairman of the Board of Directors, shall perform the duties and exercise the powers of the Chairman of the Board of Directors.  The President shall be the principal administrative officer of the Corporation, subject to the direction and approval of the Chief Executive Officer, and shall be responsible for the implementation of the details of managing the administrative affairs of the Corporation, and shall perform such other duties incident to the office of the President and shall perform all such other duties and have such other powers as may from time to time be assigned to him or her by the Board of Directors, the Chief Executive Officer, or these Bylaws. Subject to the direction of the Board of Directors and the Chief Executive Officer, the President shall have authority to execute any deed, conveyance, mortgage, guarantee, lease, obligation, bond, certificate, contract, or other paper or instrument of the Corporation; to execute certificates for shares of stock of the Corporation; and to have general charge of the property of the Corporation and to supervise and direct all officers, agents, and employees of the Corporation (other than the Chief Executive Officer).
Section 4.07.  Vice Presidents. Each Vice President, Senior Vice President, or Assistant Vice President shall have such powers and perform such duties as the Board of Directors may from time to time prescribe or as the Chief Executive Officer or President may from time to time delegate to him or her.
Section 4.08.  Secretary. The Secretary shall, to the extent practicable, attend all meetings of the Board of Directors and all meetings of the stockholders and shall record all votes and the minutes of all proceedings in a book to be kept for that purpose.  He or she shall give, or cause to be given, notice of all meetings of the stockholders and shall perform such other duties as may be prescribed by the Board of Directors, the Chief Executive Officer, or President, under whose supervision the Secretary shall be.  The Secretary shall keep in safe custody the minute book and the seal of the Corporation, if any, and affix the seal, if any, to any instrument requiring it, and, when so affixed, it shall be attested by his or her signature or by the signature of the Treasurer or an Assistant Secretary.
Section 4.09.  Assistant Secretaries. Each Assistant Secretary shall have such powers and perform such duties as the Board of Directors may from time to time prescribe or as the Chief Executive Officer or President may from time to time delegate to such person. An Assistant Secretary shall generally assist the Secretary and perform such other duties as the Board of Directors or the Secretary shall prescribe, and, in the absence or disability of the Secretary, shall perform the duties and exercise the powers of the Secretary.
Section 4.10.  Treasurer. The Treasurer shall have the custody of the corporate funds and securities, and shall keep full and accurate accounts of receipts and disbursements of the Corporation, and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors.  The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer or President and Directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the Corporation, and shall perform such other duties incident to the office of the Treasurer and shall perform all such other duties and have such other powers as may from time to time be assigned to him or her or them by the Board of Directors or these Bylaws.
Section 4.11.  Assistant Treasurers. Each Assistant Treasurer shall have such powers and perform such duties as the Board of Directors may from time to time prescribe or as the Chief Executive Officer or President may from time to time delegate to him or her. An Assistant Treasurer shall generally assist the Treasurer and perform such other duties as the Board of Directors or the Treasurer shall prescribe, and, in the absence or disability of the Treasurer, shall perform the duties and exercise the powers of the Treasurer.

III-12

ARTICLE V
Stock and Stock Certificates
Section 5.01.  Stock Shares With and Without Certificates. (A) Shares shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by certificate until such certificate is surrendered to the Corporation. The Corporation is hereby authorized to issue any and all of its shares, classes, or series, with or without certificates.
(B) Certificated Shares.  To the extent that shares are represented by certificates, such certificates shall be in such form or forms as shall be approved by the Board of Directors. Such certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued.  Each certificate shall state on the face thereof the holder’s name, the number and class of shares, and the par value of such shares or a statement that such shares are without par value. The certificate shall be signed by or in the name of the Corporation by the Chief Executive Officer, the President, or any Vice President or Senior Vice President and by the Secretary, any Assistant Secretary, the Treasurer, or any Assistant Treasurer certifying the number of shares owned by such holder in the Corporation. Any or all of the signatures on a certificate may be a facsimile. In the event any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be an officer, transfer agent or register of the Corporation before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue. The certificate may also be sealed with the seal of the Corporation, if any, or a facsimile thereof.
Section 5.02.  Lost Certificates. The Corporation may issue a new certificate in place of any certificate theretofore issued by it and alleged to have been mutilated, lost, stolen, or destroyed, upon the surrender of the mutilated certificate or, in the case of loss, theft, or destruction of the certificate, upon satisfactory proof of such loss, theft, or destruction, and the Board of Directors or the transfer agents and registrars may, in their discretion, require the record holder of the shares or his or her legal representative to give the Corporation a bond sufficient to indemnify the Corporation and applicable transfer agents and registrars against any claim made against it on account of the alleged loss, theft, or destruction of any such certificate or the issuance of such new certificate.
Section 5.03.  Transfer of Shares. Registration of transfers of shares shall be made only on the books of the Corporation upon request of the registered holder of such shares, or of his or her attorney thereunto authorized by power of attorney duly executed and filed with the Secretary, and, if the shares are represented by certificates, upon the surrender of the certificate or certificates evidencing such shares properly endorsed or accompanied by a stock power duly executed, together with such proof of the authenticity of signatures as the Corporation may reasonably require. Upon surrender to the Corporation, or the transfer agent of the Corporation, of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, it shall be the duty of the Corporation or the transfer agent of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction upon its books.
Section 5.04.  Registered Stockholders. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.
Section 5.05. Fixing Date for Determination of Stockholders of Record. (a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of

III-13

business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which shall not be more than 60 days prior to such other action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
ARTICLE VI
General Provisions
Section 6.01.  Fiscal Year. The fiscal year of the Corporation begins with January 1 and ends with December 31, or as otherwise determined by the Board of Directors from time to time.
Section 6.02.  Dividends. Subject to any restrictions required by applicable law and subject to any rights and preferences of any series or class of the capital stock as set forth in the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, except as otherwise provided by the laws of the State of Delaware or the Certificate of Incorporation.
Section 6.03.  Seal. The Corporation may adopt a corporate seal, which shall have inscribed thereon the name of the Corporation and the words “Corporate Seal.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced.
ARTICLE VII
Indemnification
Section 7.01. Right to Indemnification. Subject to Section 7.03 of these Bylaws, the Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter by amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), including, but not limited to, serving as a witness without being named a defendant or respondent, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability and loss suffered (including, but not limited to, judgments, penalties, fines, excise taxes, and amounts paid in settlement) and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors.
Section 7.02. Right to Advancement of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that (i), to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VII or otherwise and (ii) such payment of expenses in advance of

III-14

the final disposition of the proceeding shall be made only upon receipt of a written affirmation by such Covered Person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Corporation under this Article VII.
Section 7.03. Success on the Merits or Otherwise. To the extent that a Covered Person has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 7.01 of these Bylaws, or in defense of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such Covered Person in connection therewith.
Section 7.04. Requirement to Authorize Indemnification in each Specific Case. Any indemnification under Section 7.01 of these Bylaws (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 145 of the DGCL. Such determination shall be made, with respect to a Covered Person: (i) by a majority vote of the Directors who are not parties to such Proceeding, though less than a quorum, (ii) by a committee of such Directors designated by majority vote of such Directors, even though less than a quorum, (iii) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders of the Corporation.
Section 7.05. Right of Indemnitee to Bring Suit. If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Article VII is not paid in full within 30 days after the Corporation has received a claim therefor by the Covered Person, such Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, such Covered Person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by applicable law. In any such action, the Corporation shall have the burden of proving that the person seeking indemnification or advancement of expenses is not entitled to the requested indemnification or advancement of expenses under applicable law.
Section 7.06. Nonexclusive Rights. The rights conferred on any Covered Person by this Article VII shall not be deemed exclusive of any other rights to which such Covered Person may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested Directors or otherwise.
Section 7.07. General Provisions. (a) For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors, officers, employees or agents so that any person who is or was a Director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
(b) For purposes of this Article VII, references to “other enterprises” shall include employee benefit plans; and references to “serving at the request of the Corporation” shall include any service as a Director, officer, employee or agent of the Corporation that imposes duties on, or involves service by, such Director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.
(c) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrator of such a person.

III-15

(d) Any right to indemnification or to advancement of expenses of any Covered Person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of these Bylaws after the occurrence of the act or omission that is the subject of a Proceeding for which indemnification or advancement of expenses is sought.
(e) The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.
Section 7.08. Indemnification of Employees and Agents of Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of Directors and officers of the Corporation.
Section 7.09. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the DGCL.
Section 7.10.  Continuing Offer, Reliance, etc.  The provisions of this Article VII (i) are for the benefit of, and may be enforced by, each Director and officer of the Corporation, the  same as if set forth in their entirety in a written instrument duly executed and delivered by the Corporation and such Director or officer and (ii) constitute a continuing offer to all present and future Directors and officers of the Corporation.  The Corporation, by its adoption of these Bylaws, acknowledges and agrees that each present and future Director and officer of the Corporation has relied upon and will continue to rely upon the provisions of this Article VII in accepting and serving in any of the capacities referred to in this Article VII.
ARTICLE VIII
Amendments
Section 8.01.  By Stockholders. Unless otherwise provided in the Certificate of Incorporation, any bylaw (including these Bylaws) may be adopted, amended, altered or repealed, and new bylaws made, by the Corporation’s stockholders solely by the vote of the holders of at least 66 2/3% of the shares of the Corporation’s capital stock entitled to vote, voting together as a single class.
Section 8.02.  By Directors. Unless otherwise provided in the Certificate of Incorporation, any bylaw (including these Bylaws) may be adopted, amended, altered or repealed, and new bylaws made, by the Board of Directors.

III-16